Exhibit 10.1

$242,489,504

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 9, 2007

among

MERISANT WORLDWIDE, INC.,

MERISANT COMPANY

as Borrower,

THE LENDERS AND ISSUERS PARTY HERETO,

CREDIT SUISSE,
as Administrative Agent and Collateral Agent,

CREDIT SUISSE SECURITIES (USA) LLC,
as Co-Arranger and Bookrunner

and

JEFFERIES FINANCE LLC,
as Co-Arranger and Documentation Agent

i

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Financial Condition	88
4.2	No Change	89
4.3	Corporate Existence; Compliance with Law	89
4.4	Corporate Power; Authorization; Enforceable Obligations	89
4.5	No Legal Bar	90
4.6	Litigation	90
4.7	No Default	90
4.8	Ownership of Property; Liens	90
4.9	Intellectual Property	90
4.10	Taxes	91
4.11	Federal Regulations	91
4.12	Labor Matters	91
4.13	ERISA	92
4.14	Investment Company Act; Other Regulations	92
4.15	Ownership of Borrower; Subsidiaries	92
4.16	Use of Proceeds	93
4.17	Environmental Matters	93
4.18	Accuracy of Information, Etc	94
4.19	Collateral Documents	95
4.20	Solvency	96
4.21	Regulation H	96
4.22	Proprietary Rights; Foreign Trademarks	96
4.23	Insurance	97
4.24	Senior Subordinated Debt Documents	97

ARTICLE 5

AFFIRMATIVE COVENANTS

5.1	Financial Statements	98
5.2	Certificates; Other Information	99
5.3	Payment of Obligations and Taxes	101
5.4	Maintenance of Existence; Compliance	102
5.5	Maintenance of Property; Insurance	102
5.6	Inspection of Property; Books and Records; Discussions	102
5.7	Notices	102
5.8	Environmental Laws	104
5.9	Ratings	104
5.10	Additional Collateral and Guaranties	104
5.11	Liens Securing Excluded Foreign Subsidiary Indebtedness	106
5.12	Application of Proceeds	106

ARTICLE 6

NEGATIVE COVENANTS

6.1	Financial Condition Covenants	107
6.2	Indebtedness	109
6.3	Liens	111
6.4	Fundamental Changes	113
6.5	Disposition of Property	115
6.6	Restricted Payments	116
6.7	Capital Expenditures	118
6.8	Investments	119
6.9	Transactions with Affiliates	121
6.10	Sales and Leasebacks	121
6.11	Changes in Fiscal Periods	121
6.12	Negative Pledge Clauses	121
6.13	Clauses Restricting Subsidiary Distributions	122
6.14	Lines of Business; Activities of Subsidiaries Owning Capital Stock of Excluded Foreign Subsidiaries and Activities of Merisant Spain and Merisant Netherlands	122
6.15	Modification of Subordinated Agreements	123
6.16	Post Closing Deliveries	123
6.17	Restriction Regarding New Ventures	123
6.18	Permitted Additional Secured Indebtedness; Intercreditor Agreement	124

ARTICLE 7

EVENTS OF DEFAULT

7.1	Events of Default	125
7.2	Remedies	128
7.3	Actions in Respect of Letters of Credit	129

ARTICLE 8

THE ADMINISTRATIVE AGENT; THE COLLATERAL AGENT;
AND THE AGENTS

8.1	Authorization And Action	129
8.2	Administrative Agent’s and Collateral Agent’s Reliance, Etc.	131
8.3	The Administrative Agent Individually	131
8.4	Lender Credit Decision	131
8.5	Indemnification	132
8.6	Successor Administrative Agent or Collateral Agent	132
8.7	Concerning the Collateral and the Collateral Documents	133
8.8	Collateral Matters Relating to Related Obligations	134

ARTICLE 9

MISCELLANEOUS

9.1	Amendments. Waivers. Etc	135
9.2	Assignments and Participations	138
9.3	Costs and Expenses	143
9.4	Indemnities	144
9.5	Limitation of Liability	147
9.6	Right of Set-off	147
9.7	Sharing of Payments. Etc.	147
9.8	Notices, Etc	148
9.9	No Waiver; Remedies	150
9.10	Binding Effect	150
9.11	Governing Law	150
9.12	Submission to Jurisdiction; Service of Process	150
9.13	Waiver of Jury Trial	151
9.14	Marshaling; Payments Set Aside	152
9.15	Section Titles	152
9.16	Execution in Counterparts	152
9.17	Entire Agreement	152
9.18	Confidentiality	152
9.19	Waiver of Usury Defense	153
9.20	Survival of Agreement	153
9.21	USA Patriot Act	153
9.22	Waiver and Consent	153
9.23	Permitted Merger	154

Schedules

Schedule I	-	Commitments
Schedule II	-	Applicable Lending Offices and Addresses for Notices
Schedule 4.10	-	Tax Returns under Audit or Examination
Schedule 4.15	-	Subsidiaries
Schedule 4.19(a)	-	Security Interest Filings
Schedule 4.19(b)	-	Mortgage Filings
Schedule 4.22	-	Foreign Trademarks
Schedule 6.2	-	Existing Indebtedness
Schedule 6.8	-	Existing Investments
Schedule 6.16	-	Post-Closing Deliveries

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B-1	-	Form of Revolving Credit Note
Exhibit B-2	-	Form of Tranche (A) (Euro) Term Loan Note
Exhibit B-3	-	Form of Tranche B Term Loan Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Letter of Credit Request
Exhibit E	-	Form of Notice of Conversion or Continuation
Exhibit F	-	Form of Opinion of Counsel for the Loan Parties
Exhibit G	-	Form of Guaranty
Exhibit H	-	Form of Security Agreement
Exhibit I	-	Form of Compliance Certificate
Exhibit J	-	Form of Notice of Optional Prepayment

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 9, 2007 (this “Agreement”), among MERISANT COMPANY, a Delaware corporation (the “Borrower or “Merisant Company”), MERISANT WORLDWIDE, INC., a Delaware corporation (“Holdings” or “Merisant Worldwide”), the Lenders (as defined below), the Issuers (as defined below), CREDIT SUISSE, as administrative agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders and Issuers (in such capacity, the “Collateral Agent”) and CREDIT SUISSE SECURITIES (USA) LLC and JEFFERIES FINANCE LLC as co-arrangers (collectively, in such capacities, the “Arrangers”) CREDIT SUISSE SECURITIES (USA) LLC, as bookrunner and JEFFERIES FINANCE LLC, as documentation agent.

ARTICLE 1

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

1.1           Defined Terms.  As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Tranche B Term Loan”  has the meaning set forth in Section 2.1(c).

“Additional Tranche B Term Loan Commitment” means, with respect to each Tranche B Term Loan Lender, the commitment of such Lender to make Additional Tranche B Term Loans hereunder on the Amendment Closing Date to the Borrower in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Additional Tranche B Term Loan Commitment” as such amount may be reduced pursuant to this agreement.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Agreement Currency” has the meaning specified in Section 9.12(b).

“Amendment Closing Date” means the date (which shall be a Business Day) of the execution and delivery of this Agreement and the delivery of definitive documentation for all Loans hereunder and satisfaction or waiver of conditions to the availability thereof set forth herein.

“Applicable Currency” means (a) euro in the case of Euro Loans or Reimbursement Obligations in respect of Letters of Credit (Euro) or interest thereon or (b) Dollars in the case of all other Loans, Reimbursement Obligations or other Obligations.

“Applicable Currency Denomination” means (a) in the case of any Euro Loan, €1,000,000 or an integral multiple of €1,000,000 in excess thereof, (b) in the case of any LIBO Rate Dollar Loan, $1,000,000 or an integral multiple of $1,000,000 in excess thereof or (c) in the case of any Base Rate Loan, $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

“Applicable Lender” has the meaning specified in Section 9.12(b).

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its LIBOR Lending Office in the case of a LIBO Rate Loan.

“Applicable Margin” means: (a) in the case of Tranche A (Euro) Term Loans and Tranche B Term Loans, (i) 3.50% per annum with respect to LIBO Rate Loans and (ii) 2.50% per annum with respect to Base Rate Loans and (b) in the case of Revolving Loans and Swing Line Loans (for Base Rate Loans only), a per annum rate equal to the rate set forth below:

Consolidated First	Applicable Margin for Revolving Loans and Swing Loans
Lien Leverage Ratio	LIBO Rate Loans	Base Rate Loans
Greater than 3.00x	4.00%	2.75%
Equal to or less than 3.00x	3.50%	2.50%

“Applicable Unused Commitment Fee Rate” means as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Consolidated Leverage Ratio (determined for the period ending on the last day of the most recent Fiscal Quarter or Fiscal Year, as applicable, for which Financial Statements have been delivered pursuant to Section 5.1(a) or (b)) set forth below:

Consolidated Leverage Ratio	Applicable Unused Commitment Fee Rate
Greater than or equal to 4.5x	0.75%
Less than 4.5x but greater than or equal to 4x	0.50%
Less than 4x but greater than or equal to 3.5x	0.50%
Less than 3.5x	0.50%

Changes in the Applicable Unused Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date that is 3 Business Days after the date on which Financial Statements are delivered to the Lenders pursuant to Section 5.1(a) or (b) of this Agreement and shall remain in effect until the next change to be effected pursuant to this paragraph.  Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), (i) if any financial statements referred to above are not delivered within the time periods specified in Section 5.1(a) or (b) of this Agreement, then the Applicable Unused Commitment Fee Rate from and including the date on which such respective financial statements were so required to be delivered to but not including the date that is 3 Business Days after the date on which such financial statements are delivered, shall equal the highest Applicable Unused Commitment Fee Rate set forth in the above chart; and (ii)upon notice to the Borrower by the Requisite Revolving Credit Lenders while an Event of Default shall have occurred and be continuing, the Applicable Unused Commitment Fee Rate shall equal the highest rate set forth in the above chart.  Each determination of the Consolidated Leverage Ratio pursuant to the above chart shall be made in a manner consistent with the determination thereof pursuant to 6.1(a) of this Agreement.

“Appointment Letter” means the Co-Arranger and Documentation Appointment Letter, dated April 17, 2007, as may be amended or otherwise modified from time to time, addressed to Credit Suisse Securities (USA) LLC, Credit Suisse, Merisant Worldwide and Merisant Company from Jefferies Finance LLC, as a Co-Arranger and the Documentation Agent with respect to the appointment of Jefferies Finance LLC as a Co-Arranger and the Documentation Agent to arrange the transactions contemplated by this Agreement.

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Arrangers” has the meaning specified in the preamble.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any Disposition permitted by clause (a), (b), (c), (d), (f) or (g) of Section 6.5 but including any Disposition permitted by clause (e) of Section 6.5) that yields gross proceeds to Holdings, the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000 individually for such Disposition of property or series of related Dispositions.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A.

“Available Credit” means, at any time, an amount equal to (a) the Available Revolving Credit Commitments effective at such time minus (b) the aggregate Revolving Credit Outstandings at such time.

“Available Euro Credit” means, at any time, an amount equal to the lesser of (x) the Available Credit at such time and (y) the excess, if any, of (a) $15,000,000 over (b) the aggregate Revolving Credit Euro Outstandings at such time.

“Available Revolving Credit Commitments” means, at any time, (i) the aggregate Revolving Credit Commitments effective at such time minus (ii) the aggregate outstanding potential liability of the Borrower under any Foreign Overdraft Guaranty at such time.

“Base Rate” means, for any day, an alternate base rate calculated as a fluctuating rate per annum as shall be in effect from time to time, equal to the greater of:

(a)           Prime Rate in effect on such day; and

(b)           the sum of (i) 0.5% per annum plus (ii) the Federal Funds Effective Rate on such day.

As used in this definition, the term “Prime Rate” means the rate of interest per annum announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City.  The parties hereto acknowledge that the Prime Rate is an index or base rate and shall not necessarily be the lowest or best rate charged by Credit Suisse to its customers or other banks.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotation in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) above until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

“Borrowing” means a borrowing consisting of Loans made in the same currency on the same day by the Lenders ratably according to their respective Commitments. A Borrowing may be a Revolving Credit Borrowing, a Tranche A (Euro) Term Loan Borrowing, a Tranche B Term Loan Borrowing or a Swing Line Loan Borrowing.

“Business Day” means a day of the year that is:  (a) a day on which banks are not required or authorized to close in New York City; and (b) with respect to any Loan denominated in euro, in the case of (i) payments or purchases of euro, a TARGET Business Day and (ii) all other purposes, including the giving and receiving of notices, a TARGET Business Day on which banks are generally open for business in London, England, Frankfurt, Germany and any other principal financial center as the Administrative Agent may from time to time determine for this purpose; and (c) with respect to all notices (except with respect to general matters not relating directly to funding), determinations and fundings in connection with, and payments of principal and interest on, LIBO Rate Loans, a day for trading by and between banks in deposits of the Applicable Currency for such Loans in the London interbank market.  For purposes of this definition, a “TARGET Business Day” is a day when the Trans-European Automated Real-time Gross Settlement Express Transfer System, or any successor thereto, is scheduled to be open for business.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, excluding, without duplication, any such expenditures to the extent constituting (a) expenditures of insurance proceeds to acquire or repair any asset after a Recovery Event with respect to such asset, (b) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed by the lessor, sublessor or sublessee, (c) expenditures made with the proceeds of any Reinvestment Deferred Amount and (d) with respect to any Investment permitted under Section 6.8(h), without duplication, (i) the purchase price of such Investment or (ii) any capital expenditures expended by the seller or entity to be acquired in connection with such Investment prior to the date of such Investment.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any Stock or Stock Equivalents of such Person.

“Cash Collateral Account” has the meaning specified in the Security Agreement.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year after the date of acquisition thereof; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less after the date of acquisition thereof issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months after the date of acquisition thereof; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States; (e) securities with maturities of one year or less after the date of acquisition thereof issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less after the date of acquisition thereof backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Closing Date” means July 11, 2003.

“Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any of the Collateral Documents.

“Collateral Agent” has the meaning specified in the preamble to this agreement.

“Collateral Documents” means the Security Agreement, the Mortgages, the Deposit Account Control Agreements and Securities Account Control Agreements (each as defined in the Security Agreement), the Deed of Pledge and any other pledge, security agreement or other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

“Commitment” means with respect to any Lender, such Lender’s Revolving Credit Commitment, if any, Tranche A (Euro) Term Loan Commitment, if any, or Tranche B Term Loan Commitment, if any, and “Commitments” means the aggregate Revolving Credit Commitments, Tranche A (Euro) Term Loan Commitments and the Tranche B Term Loan Commitments of all Lenders.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit I.

“Confidential Information Memorandum” means collectively, (a) the Confidential Information Memorandum (Private Version) dated April 17, 2007 and (b) the Confidential Information Memorandum (Public Version) dated April 17, 2007, in each case furnished to certain of the Lenders who have elected to receive such Confidential Information Memorandum.

“Consolidated Current Assets” means, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the principal amount of the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swing Line Loans to the extent otherwise included therein.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a)  income tax expense, including, without limitation, any expense associated with a gross receipts tax applicable to the Borrower or any of its Subsidiaries, (b)  Consolidated Interest Expense, (c)  depreciation and amortization expense, (d)  amortization of intangibles (including goodwill) and organization costs, (e)  any extraordinary, unusual or non-recurring non-cash expenses or losses (including non-cash losses on sales of assets outside of the ordinary course of business), (f) non-cash contributions and other non-cash compensation expense, (g)  non-cash losses attributable to equity in non-consolidated Subsidiaries, (h)  transaction costs associated with (x) the Recapitalization which are expensed and not amortized (y) the (i) negotiation, execution and closing and (ii) repayment of the Prior Second Lien Credit Facility and (z) the amendment and restatement of this Agreement on the Amendment Closing Date, (i) any non-cash foreign currency translation adjustments, (j) any extraordinary or non-recurring cash losses or expenses arising from restructuring not to exceed in the aggregate since October 1, 2002 (A) if such period ends prior to January 1, 2004, $8,600,000, (B) if such period begins on or after January 1, 2004 and such period ends prior to January 1, 2006, $14,600,000, (C) if such period begins on or after January 1, 2006, $11,000,000 with respect to any such non-recurring cash losses or expenses arising from the implementation of the Borrower’s plan known as “Project Arrow” and related restructuring, $4,000,000 with respect to any such non-recurring cash losses or expenses arising from the transition from H.J. Heinz Company to ACH Food Companies, Inc. as exclusive distributor to Borrower and its Subsidiaries in the United States, (k) litigation expenses of the Borrower, for the period beginning on January 1, 2007 and ending on December 31, 2007, not to exceed in the aggregate $4,000,000 in its lawsuit against McNeil Nutritionals, LLC and McNeil-PPC, Inc., wholly owned subsidiaries of Johnson & Johnson before the U.S. District Court for the Eastern District of Pennsylvania (Civil Action No. 04-cv-5504) (l) any cash expenses incurred in connection with any waiver of a Default or Event of Default and any amendment to this Agreement (including any predecessor agreement hereto), including the fees and expenses of any attorneys and financial advisers retained by the Administrative Agent pursuant to Section 9.3 hereof with respect to any such waiver or amendment, (m) any cash (i) IDS Transaction Expenses not to exceed in the aggregate since January 1, 2004 (x) if such period ends prior to November 1, 2004, $500,000 or (y) if such period ends on or after November 1, 2004, $4,500,000, and (ii) transaction expenses incurred by the Borrower associated with the Third Amendment to Credit Agreement, (n) any other non-cash charges, including (in case of clauses (e), (f), (g), (i) or (p)) charges representing either (x) accruals of or reserves for cash expenditures in a future period or (y) amortization of prepaid items paid in cash in a prior period, (o) charges arising from (x) write-offs or write-downs of obsolete or slow-moving inventory, or (y) write-offs of account receivables or indebtedness including, without limitation, any such charges resulting from the insolvency or receivership proceedings of Food Brokers Limited or Winn-Dixie Stores, Inc., all such charges under clauses (x) and (y) not to exceed $5,000,000 in the aggregate since September 30, 2004 and (p) expenses incurred by the Borrower or any Subsidiary prior to January 1, 2009 in connection with the development and commercialization of the all-natural, zero-calorie sweetener to be marketed under the Sweet Simplicity® trademark, in an amount not to exceed in the aggregate $15,000,000,  minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (b) non-cash gains related to employee compensation, (c) any other non-cash income, all as determined on a consolidated basis, and (d) cash expenditures for (x) previously accrued or reserved charges or (y) prepaid items to be amortized in future periods.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive Fiscal Quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii)  if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property (including by way of a merger or consolidation) that (a)  constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b)  involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $10,000,000.

“Consolidated First Lien Leverage Ratio” means, as at the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total First Lien Debt on such day to (b) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on such day.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period:

(a)           total cash interest expense (including that attributable to Capital Lease Obligations) for such period (including all commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) or owed with respect to letters of credit and bankers’ acceptance financing); minus

(b)           any cash interest income for such period, all determined for the Borrower and its Subsidiaries on a consolidated basis in conformity with GAAP.

“Consolidated Lease Expense” means, for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or such Person is acquired in a pooling of interests transaction, (b) the income (or loss) of any Person (other than a Subsidiary of the Borrower whose net income is consolidated into the net income of the Borrower in accordance with GAAP) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the net income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is at the time restricted or not permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary except to the extent any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (d) any one-time increase or decrease to net income which is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total First Lien Debt” means, at any date, the aggregate principal amount of all outstanding Tranche A (Euro) Term Loans, plus the aggregate principal amount of all outstanding Tranche B Term Loans, plus the aggregate Revolving Credit Commitments (solely to the extent Revolving Loans are outstanding).

“Consolidated Total Senior Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (excluding the Indebtedness in respect of the Senior Subordinated Notes, the Senior Subordinated Discount Notes and any other Indebtedness of obligors which are Loan Parties and that, as to each obligor thereon, is subordinated and junior in right of payment to the Secured Obligations of such obligor to the same or greater extent as the obligations of such obligor with respect to the Senior Subordinated Notes are so subordinated and junior in right of payment, as determined by the Administrative Agent in the exercise of its reasonable discretion), all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Continuing Directors” means (a) prior to the date of the Permitted Merger, the directors of Merisant Worldwide on the Formation Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Merisant Worldwide is recommended by at least 66 ⅔% (exclusive of the effect of any ownership by the Permitted Noteholder Investors) of the then Continuing Directors or such other director receives the vote of the LLC or the Permitted Investors, if applicable, in his or her election by the shareholders of Merisant Worldwide or (b) on or after the date of the Permitted Merger, the directors who were identified as Continuing Directors pursuant to clause (a) above on the date immediately prior to the Permitted Merger and each other director, if, in each case, such director’s nomination for the election to the board of directors of the Surviving Entity is recommended by at least 66⅔% (exclusive of the effect of any ownership by the Permitted Noteholder Investors) of the then Continuing Directors or such other director receives the vote of the LLC or the Permitted Investors, if applicable, in his or her election by the shareholders of the then Surviving Entity.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

“Control Investment Affiliate” means as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, that is subject to Section 5.9 or that is a Subsidiary of any Loan Party, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business) and (d) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any Loan Party.

“Credit Suisse” means Credit Suisse acting through one or more of its branches or affiliates.

“Cure Amount” has the meaning specified in Section 6.1(d).

“Cure Right” has the meaning specified in Section 6.1(d).

“Debt Issuance” means the incurrence of Indebtedness by Holdings, the Borrower or any of its Subsidiaries (other than any Indebtedness incurred in accordance with Section 6.2).

“Deed of Pledge” means that certain deed of pledge, dated as of July 11, 2003 among MFH in favor of the Administrative Agent.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default.

“Disclosure Documents” means the Confidential Information Memorandum and related materials.

“Disposition” means, with respect to any property, (a) any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition (including by way of a merger or consolidation) of such property or any interest therein (including the sale or factoring at maturity or collection of any accounts but excluding the granting in the ordinary course of business of nonexclusive licenses of Intellectual Property of the Borrower and its Subsidiaries in respect of which neither the Borrower nor any Subsidiary is to receive any monetary consideration) or (b) permitting or suffering any other Person to acquire any interest (other than a Lien permitted under Section 6.3) in such property.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:  (a) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Capital Stock; or (c) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part, in each case on or prior to the date that is 272 days after the latest of the Scheduled Termination Date, the Tranche A (Euro) Term Loan Maturity Date and the Tranche B Term Loan Maturity Date; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date which is seventeen (17) months after the latest of the Scheduled Termination Date, the Tranche A (Euro) Term Loan Maturity Date and the Tranche B Term Loan Maturity Date shall not constitute Disqualified Capital Stock if (i) such “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Loan Documents and described under Sections 6.4, 6.5 and 7.1(k) and (l), and (ii) any such requirement only becomes operative after compliance with such terms applicable to the Loan Documents, including the issuance of any Indebtedness thereunder.

“Documentary Letter of Credit” means any Letter of Credit intended to be drawn upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or any of its Subsidiaries in the ordinary course of its business.

“Dollar Equivalent” means, at the time of determination thereof, (a) in relation to any amount denominated in euro, the equivalent of such amount in Dollars determined by using the rate of exchange indicated for the purchase of Dollars with euro on the Bloomberg Key Cross Currency Rates screen at 11:00 a.m. (New York City time) on the most recent Valuation Date; or (b) in relation to any amount denominated in Dollars, the amount thereof.

“Dollar Loan” means a Loan denominated in Dollars.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Engagement Letter” means the Engagement Letter, dated April 5, 2007, as may be amended or modified from time to time, addressed to Merisant Worldwide and Merisant Company from Credit Suisse Securities (USA) LLC, as an Arranger and the Administrative Agent with respect to the engagement of Credit Suisse Securities (USA) LLC as an Arranger and the Administrative Agent to arrange the transactions contemplated by this Agreement.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment.

“Environmental Liabilities and Cost” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or its Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release or threatened Release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means the issue or sale of any Capital Stock of Holdings, the Borrower or any of the Subsidiaries of the Borrower by Holdings, the Borrower or any of the Subsidiaries of the Borrower to any Person or any contribution by any Person to the capital of Holdings, the Borrower or any of its Subsidiaries other than:

(i)            prior to the Permitted Merger any issuance or sale of Capital Stock of Merisant Company to (or capital contribution in respect thereof to Merisant Company by) Merisant Worldwide;

(ii)           any issuance or sale of Capital Stock of any Subsidiary of the Borrower to (or capital contribution in respect thereof to such Subsidiary by) the Borrower or any Subsidiary of the Borrower to the extent permitted by Section 6.5;

(iii)          any Capital Stock of Merisant Worldwide issued (A) upon exercise of options in respect of the Stock of Merisant Worldwide held by directors, officers and employees of Merisant Worldwide, the Merisant Company and its Subsidiaries or (B) to management of Merisant Company or any of its Subsidiaries;

(iv)          upon or after the Permitted Merger where Merisant Worldwide is the Surviving Entity, any Capital Stock of Merisant Worldwide issued (A) upon exercise of options in respect of the Stock of Merisant Worldwide held by directors, officers and employees of Merisant Worldwide and its Subsidiaries or (B) to management of Merisant Worldwide or any of its Subsidiaries; or

(v)           upon or after the Permitted Merger where Merisant Company is the Surviving Entity, any Capital Stock of Merisant Company issued (A) upon exercise of options in respect of the Stock of Merisant Company held by directors, officers and employees of Merisant Company and its Subsidiaries or (B) to management of Merisant Company or any of its Subsidiaries

 “ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated hereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, is or is treated as a single employer within the meaning of Section 414 (b) or (c) of the Code.

“euro” and the sign “€” each mean the lawful money of the participating member states of the European Union.

“Euro Loan” means any Revolving Euro Loan and any Tranche A (Euro) Term Loan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Federal Reserve Board, as in effect from time to time.

“Event of Default” has the meaning specified in Article 7.

“Excess Cash Flow” means, for any Fiscal Year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the excess, if any, of Consolidated Working Capital at the beginning of such Fiscal Year over the Consolidated Working Capital at the end of such Fiscal Year, and (iv) an amount equal to the aggregate net non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such Fiscal Year on account of Capital Expenditures to the extent such Capital Expenditures are permitted by this Agreement (excluding the principal amount of Indebtedness incurred in connection with such expenditures), (iii) the aggregate amount of (x) all cash principal prepayments of Revolving Loans and Swing Line Loans during such Fiscal Year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments pursuant to Section 2.5(a), (y) all optional cash principal prepayments of the Term Loans pursuant to Section 2.8(b) during such Fiscal Year and (z) all mandatory cash principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such Fiscal Year as the result of receipt of (1) cash proceeds of an Asset Sale during such Fiscal Year to the extent of net cash gain deriving from such Asset Sale included in arriving at such Consolidated Net Income or (2) cash payments on the SwissCo Intercompany Note during such Fiscal Year to the extent of cash credits of SwissCo 2 and its Subsidiaries during such Fiscal Year included in arriving at such Consolidated Net Income, (iv) the aggregate amount of all regularly scheduled cash principal payments of Funded Debt of the Borrower and its Subsidiaries made during such Fiscal Year (other than in respect of any revolving credit facility to the extent that there is not an equivalent permanent reduction in commitments thereunder) to the extent such Funded Debt and payments are permitted by this Agreement, (v) the excess, if any, of Consolidated Working Capital at the end of such Fiscal Year over Consolidated Working Capital at the beginning of such Fiscal Year, (vi) an amount equal to the aggregate net non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income and (vii) the aggregate amount of all Investments permitted under Section 6.8(h) made in cash during such Fiscal Year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary (a) in respect of which either (i) the pledge of all of the Stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower and (b) which is not a party or subject to any Guaranty Obligation in respect of any Indebtedness of any Loan Party.

“Executive Orders” has the meaning set forth in Section 9.2(b).

“Existing Tranche B Term Loan Commitment” means, with respect to each Tranche B Term Loan Lender, the commitment of such Lender to make Existing Tranche B Term Loans to the Borrower in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Existing Tranche B Term Loan Commitment” as such amount may be reduced pursuant to this Agreement.

“Existing Tranche B Term Loans” has the meaning set forth in Section 2.1(c).

“Facilities” means (a) the Tranche A (Euro) Term Loan Facility, (b) the Tranche B Term Loan Facility and (c) the Revolving Credit Facility.

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by (i) management of the Borrower or (ii) in respect of any asset or group of assets valued at more than $20,000,000, by the board of directors of the Borrower, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type selected by the Administrative Agent.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 4.1 and Section 5.1.

“First-Tier Excluded Subsidiary” means any Excluded Foreign Subsidiary of which any shares of Stock are owned directly by Holdings, the Borrower or one or more Included Subsidiaries.

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Foreign Overdraft Guaranty” means any Guaranty Obligation of the Borrower with respect to overdrafts by Excluded Foreign Subsidiaries with respect to deposit accounts maintained outside the United States.

“Foreign Required Minority Shares” means Capital Stock of a Foreign Subsidiary that is required by the applicable laws and regulations of such foreign jurisdiction to be owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Foreign Subsidiary to transact business in such foreign jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower that both (a) is not organized under the laws of the United States, any state thereof or the District of Columbia and (b) conducts substantially all of its business operations outside of the United States.  For purposes of this definition, “United States” excludes the Commonwealth of Puerto Rico so long as a corporation formed under the laws of the Commonwealth of Puerto Rico is treated as a foreign corporation under Section 7701 of the Code.

“Foreign Trademarks” means the trademarks and the trademark license agreement with The NutraSweet Company owned by SwissCo 2 and pledged by SwissCo 2 to the Borrower pursuant to the SwissCo 2 Note Security Agreement to secure SwissCo 2’s obligations under the SwissCo Intercompany Note.

“Formation Date” means March 17, 2000, the date of original acquisition by Merisant Company of its principal assets.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 9.2(f).

“Guarantor” means Holdings and each Subsidiary Guarantor.

“Guaranty” means the guaranty, in substantially the form of Exhibit G, executed by each Guarantor.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the liability is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof including, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, or (v) to supply funds to or in any other manner invest in such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under subclause (i), (ii), (iii), (iv) or (v) of clause (b) of this sentence the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation described in the preceding sentence shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported or, if the amount of the maximum liability under such Guaranty Obligation is less than the amount of such Indebtedness, then the amount of such maximum liability.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Holdings” has the meaning specified in the preamble of this Agreement.

“Holdings Permitted Preferred Stock” means any preferred Capital Stock issued by Holdings in a transaction which, (a) (i) a Default or Event of Default is not continuing after giving effect to the issuance of such Capital Stock, and (ii) is not Disqualified Capital Stock, or (b) does not otherwise confer upon the holders of such preferred Capital Stock any rights or impose obligations on Holdings, that, taken as a whole, would be materially adverse to the interests of Holdings or the Lenders as determined by the Administrative Agent in the exercise of its reasonable discretion.

“IDS Transaction Expenses” means any transaction expenses (excluding interest expense) incurred by Merisant Worldwide in connection with the proposed “Transactions” (as defined in Amendment No. 3 to the Registration Statement on Form S-1 of Merisant Worldwide (File No. 333-115021)), whether or not the Transactions are consummated, determined in accordance with GAAP.

“Included Subsidiary” means any Subsidiary of Holdings or the Borrower that is not an Excluded Foreign Subsidiary.

“Indebtedness” means, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guaranty Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 6.2 and Section 7.1(e) only, all obligations of such Person in respect of Hedging Contracts.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Matters” has the meaning specified in Section 9.4(a).

“Indemnitee” has the meaning specified in Section 9.4(a).

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Period” means, in the case of any LIBO Rate Loan, (a) initially, the period commencing on the date such LIBO Rate Loan is made or on the date of conversion of a Base Rate Loan to such LIBO Rate Loan and ending one, two, three or six (or if available from each Lender, nine or twelve) months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 or Section 2.11(a), and (b) thereafter, if such Loan is continued, in whole or in part, as a LIBO Rate Loan pursuant to Section 2.11(a), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six (or if available from each Lender, nine or twelve) months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11(a); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of LIBO Rate Loans are subject to the following:

(i)            if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)          the Borrower may not select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article 2 unless, in each case,  after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made; and

(iv)          there shall be outstanding at any one time no more than 10 Interest Periods in the aggregate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Investment” has the meaning specified in Section 6.8.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issuer” means each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers.

“Joint Venture” means any Person in which the Borrower and its Subsidiaries own, directly or indirectly, more than 5% but less than or equal to 50% of the Capital Stock.

“Judgment Currency” has the meaning specified in Section 9.12(b).

“Junior Lien Documents” means all documents, agreements and instruments governing, evidencing or securing the Permitted Additional Secured Indebtedness, Permitted PIK Notes or Permitted Junior Lien PIK Notes, if any.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.4.

“Letter of Credit (Euro)” means any Letter of Credit drawings under which are payable in euro.

“Letter of Credit (Euro) Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrower to all Issuers with respect to Letters of Credit (Euro), whether or not any such liability is contingent, including the sum, with respect to such Letters of Credit (Euro), of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(e).

“Letter of Credit Request” has the meaning specified in Section 2.4(c).

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“LIBO Rate” means, with respect to any Interest Period for any LIBO Rate Loan in an Applicable Currency an interest rate per annum equal to the product of (a) LIBOR in effect for such Interest Period for such Applicable Currency and (b) LIBOR Statutory Reserves.

“LIBO Rate Dollar Loan” means any LIBO Rate Loan denominated in Dollars.

“LIBO Rate Euro Loan” means any LIBO Rate Loan denominated in euro.

“LIBO Rate Loan” means any Loan that, for an Interest Period, bears interest based on the LIBO Rate.

“LIBOR” means, with respect to any Interest Period for any LIBO Rate Loan in an Applicable Currency comprising part of the same Borrowing, the rate of interest per annum determined by the Administrative Agent at approximately 11:00 a.m., London time on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates LIBOR for deposits in the Applicable Currency (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in the Applicable Currency are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“LIBOR Lending Office” means, with respect to any Lender, the office of such Lender specified as its “LIBOR Lending Office” opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“LIBOR Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities.  Such reserve percentages shall include those imposed pursuant to  Regulation D of the Federal Reserve Board as in effect from time to time.  LIBO Rate Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Federal Reserve Board as in effect from time to time.  LIBOR Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing.

“LLC” means Tabletop Holdings, LLC, a limited liability company organized under the laws of Delaware.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty, each Letter of Credit Reimbursement Agreement, each Hedging Contract to which a Loan Party and a Lender or an Affiliate of a Lender is a party, the Collateral Documents, the Engagement Letter, the Appointment Letter and each certificate, agreement, waiver, consent or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of the Borrower, Holdings, and each Subsidiary Guarantor.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, pollutant or contaminant defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, fungi, bacterium and urea-formaldehyde insulation.

“Merisant Company” has the meaning specified in the preamble to this Agreement.

“Merisant Netherlands” means Merisant Netherlands, B.V.

“Merisant Spain” means Merisant Spain, S.L., a company organized under the laws of Spain.

“Merisant Worldwide” has the meaning specified in the preamble to this Agreement.

“MFH” means Merisant Foreign Holdings I, Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Services, Inc. and any successor thereto.

“Mortgages” means the Original Mortgage and any other mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Borrower or any other Loan Party.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means:

(a)           in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received and excluding (in the case of any Asset Sale or Recovery Event with respect to assets of an Excluded Foreign Subsidiary) any portion of such proceeds not freely convertible into Dollars or euro until so convertible) of such Asset Sale or Recovery Event, net of (i) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Collateral Document or a Junior Lien Document), (ii) in the case of an Asset Sale, attorneys’ fees, accountants’ fees, investment bank fees or other customary fees and expenses actually incurred in connection therewith and (iii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); provided, however, that the evidence of each of (i), (ii) and (iii) are provided to the Administrative Agent in form and substance reasonably satisfactory to it; or

(b)           in connection with any Equity Issuance or Debt Issuance, the cash proceeds received from such issuance or incurrence, net of (i) attorneys’ fees, investment banking fees and accountants’ fees, (ii) underwriting discounts and commissions and (iii) other customary fees and expenses actually incurred in connection therewith and (iv) amounts applied to the repayment of Indebtedness permitted under Section 6.6(v) or with any Permitted Equity Issuance Proceeds; provided, however, that in the case of this clause (b) evidence of such payments, costs, fees or expenses is provided to the Administrative Agent in form and substance reasonably satisfactory to it.

“Non-Consenting Lender” has the meaning specified in Section 9.1(c).

“Non-Funding Lender” has the meaning specified in Section 2.2(e).

“Non-U.S. Lender” means each Lender or Administrative Agent that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Credit Note, Tranche A (Euro) Term Loan Note or Tranche B Term Loan Note.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.10(d).

“Notice of Optional Prepayment” has the meaning specified in Section 2.8(a).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, the Collateral Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, and includes all letter of credit and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements, and all other sums chargeable to the Borrower under this Agreement or any other Loan Document, and including interest and fees accruing after the maturity of the Loans and Reimbursement Obligations and interest and fees accruing after the filing of any petition or assignment in bankruptcy, or the commencement of any insolvency, reorganization, plan of arrangement or like proceeding, relating to the Borrower or an Affiliate of the Borrower, whether or not a claim for post-filing or post-petition interest and fees is allowed in such proceeding,  and all obligations of the Borrower to provide cash collateral for Letter of Credit Obligations.

“OFAC” has the meaning specified in Section 9.2(b).

“Operating Business” has the meaning specified in Section 4.17(b).

“Original Mortgage” means the Mortgage, Security Agreement and Assignment of Leases and Rents dated as of the Closing Date executed by Merisant US, Inc., as mortgagor, in favor of Credit Suisse, as Administrative Agent.

“Other Taxes” has the meaning specified in Section 2.16(b).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

 “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Additional Secured Indebtedness” means non-amortizing Indebtedness issued solely by Holdings or the Borrower that (a) does not provide on its terms for any scheduled repayment, mandatory redemption or sinking fund obligation prior to at least six months after the latest of the Scheduled Termination Date, the Tranche A (Euro) Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, (b) is in an original aggregate principal amount not to exceed $85,000,000, less any principal amount of Permitted PIK Notes, (c)(i)(A) the provisions (including the covenants (other than the lien covenant), events of default, subsidiary guaranties and other terms (other than interest rate and redemption premiums)), are less restrictive of Holdings, the Borrower and their Subsidiaries than those in the Loan Documents (or if more restrictive, the Loan Documents shall be amended to the extent necessary to make such provisions less restrictive) and (B) such provisions and the lien covenant are on market terms for similar Indebtedness of similar issuers at the time of issuance or (ii) is evidenced and secured by Junior Lien Documents that are satisfactory to the Requisite Lenders (including without limiting the generality of the foregoing that the terms and provisions thereof and the lien covenant do not otherwise confer upon the holders of such Indebtedness (or the trustee or other representative on their behalf) any rights or impose obligations on Holdings or the Borrower or their respective Subsidiaries, that would be materially adverse to the interests of Holdings, the Borrower, their respective Subsidiaries or the Lenders), (d) is secured by Liens only on the Collateral, which Liens shall rank junior in priority to the Liens on the Collateral created under the Loan Documents, (e) shall be subject to an intercreditor agreement reasonably acceptable to the Requisite Lenders, (f) no Subsidiary or Joint Venture is an obligor that is not a Subsidiary Guarantor, (g) is issued by Holdings or the Borrower, as the case may be, in exchange for, or in respect of the refinancing, refunding, repayment, satisfaction or defeasance of the Senior Subordinated Discount Notes or Senior Subordinated Notes (including any accrued interest, premium or fee payable in connection with such exchange, refinancing, refunding, repayment, satisfaction or defeasance), (h) immediately after giving effect to such issuance of Indebtedness, Holdings, the Borrower and its Subsidiaries shall be in compliance with the covenants contained in Section 6.1 as of the last day of the most recently completed Fiscal Quarter, giving pro forma effect to such issuance as if such issuance had occurred as of such last day of the most recently completed Fiscal Quarter, (i) does not provide for or result in any cash fees or other cash consideration being paid in connection with the issuance thereof (i) to any holder of the Senior Subordinated Notes or the Senior Subordinated Discount Notes or any such holder’s Affiliates, investment advisors, or managers, except for any customary consent solicitation fees paid on a pro rata basis to the holders thereof who consent to any required amendment, modification or supplement of the Senior Subordinated Notes Indenture or the

Senior Subordinated Discount Notes Indenture, as applicable entered into in connection therewith and which amendment, modification or supplement is otherwise permitted under the terms of this Agreement, or (ii) to any holder of such Indebtedness being issued, or any such holder’s Affiliates, investment advisors, or managers, other than, in each case, customary underwriting or advisory fees paid to any such Person solely in its capacity as underwriter, financial advisor or arranger for such Indebtedness being issued, and (j) no Default or Event of Default is continuing after giving effect to the transactions contemplated by such issuance of Indebtedness.

“Permitted Cure Security” means an equity security of Holdings (other than any Disqualified Capital Stock) having no mandatory redemption, repurchase, repayment or similar requirements prior to the date which occurs twelve calendar months after the Tranche B Term Loan Maturity Date and upon which all dividends or distribution, at the election of Holdings, may be payable in additional shares of such equity security.

“Permitted Equity Issuance Proceeds” means (a) prior to the Permitted Merger, proceeds (other than any proceeds received from Merisant Company or any Subsidiary of Merisant Company) arising from an Equity Issuance of Capital Stock (other than Disqualified Capital Stock) by Merisant Worldwide which Merisant Company has designated in writing to the Administrative Agent as being “Permitted Equity Issuance Proceeds” applied to prepay the Loans, or (b) upon or after the Permitted Merger, proceeds (other than any proceeds received from any Subsidiary of the Borrower) arising from an Equity Issuance of Capital Stock (other than Disqualified Capital Stock) by the Borrower which the Borrower has designated in writing to the Administrative Agent as being “Permitted Equity Issuance Proceeds” applied to prepay the Loans; provided that the aggregate principal amount of Loans prepaid with any such designated “Permitted Equity Issuance Proceeds” pursuant to clause (a) or (b) hereto does not exceed $25,500,000 in the aggregate from and after the Closing Date.

“Permitted Investors” means the collective reference to the Sponsor and the members of the LLC as of the Formation Date and their Control Investment Affiliates.

“Permitted Junior Lien PIK Notes” means non-amortizing payment-in-kind notes issued solely by Holdings or the Borrower (and as to which no Subsidiary of the Borrower has any obligation) that (a) do not provide on its terms for any scheduled repayment, mandatory redemption or sinking fund obligation prior to at least six months after the latest of the Scheduled Termination Date, the Tranche A (Euro) Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, (b) bear interest payable only in-kind until at least six-months after the latest of the Scheduled Termination Date, the Tranche A (Euro) Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, (c) do not have a Subsidiary or a Joint Venture as an obligor or guarantor, (d) has provisions (including the covenants, events of default and other terms (other than interest rate and redemption premiums)), (i)(A) that are less restrictive of Holdings, the Borrower and their Subsidiaries than those in the Loan Documents (or if more restrictive, the Loan Documents shall be amended to the extent necessary to make such provisions less restrictive) and (B) such provisions and the lien covenant are on market terms for similar Indebtedness of similar issuers at the time of issuance or (ii) is evidenced and secured by Junior Lien Documents that are satisfactory to the Requisite Lenders (including without limiting the generality of the foregoing that the terms and provisions thereof and the lien covenant do not otherwise confer upon the holders of such Indebtedness (or the trustee or other representative on their behalf) any rights or impose obligations on Holdings or the Borrower or their respective Subsidiaries, that would be materially adverse to the interests of Holdings, the Borrower, their respective Subsidiaries or the Lenders), (e) if secured, is secured by Liens only on the equity interests of the Borrower, which Liens shall rank junior in priority to the Liens on the Collateral, including the liens on the equity interests of the Borrower, created under the Loan Documents, (f) shall be subject to an intercreditor agreement reasonably acceptable to the Requisite Lenders, (g) immediately after giving effect to such issuance of Indebtedness, Holdings, the Borrower and its Subsidiaries shall be in compliance with the covenants contained in Section 6.1 as of the last day of the most recently completed Fiscal Quarter, giving pro forma effect to such issuance as if such issuance had occurred as of such last day of the most recently completed Fiscal Quarter, (h) does not provide for or result in any cash fees or other cash consideration being paid in connection with the issuance thereof (i) to any holder of the Senior Subordinated Notes or the Senior Subordinated Discount Notes, or any such holder’s Affiliates, investment advisors, or managers, except for any customary consent solicitation fees paid on a pro rata basis to the holders thereof who consent to any required amendment, modification or supplement of the Senior Subordinated Notes Indenture or the Senior Subordinated Discount Notes Indenture, as applicable entered into in connection therewith and which amendment, modification or supplement is otherwise permitted under the terms of this Agreement, or (ii) to any holder of such Indebtedness being issued, or any such holder’s Affiliates, investment advisors, or managers, other than, in each case, customary underwriting or advisory fees paid to any such Person solely in its capacity as underwriter, financial advisor or arranger for such Indebtedness being issued and (i) no Default or Event of Default is continuing before and after giving effect to the transactions contemplated by such issuance of Indebtedness.

“Permitted Merger” means a merger, consolidation or amalgamation of Merisant Worldwide and Merisant Company permitted under Section 6.4(vi).

“Permitted Noteholder Investors” means, for only as long as the Permitted Investors continue to own and control of record and beneficially, directly or indirectly, an amount of outstanding common stock of Holdings or its successor pursuant to the Permitted Merger, equal to at least 51% of the outstanding common stock of Holdings or its successor pursuant to the Permitted Merger, the collective reference to the beneficial owners of the Senior Subordinated Notes and the beneficial owners of the Senior Subordinated Discount Notes who become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), of the outstanding common stock of Holdings or its successor pursuant to the Permitted Merger, in exchange for such Senior Subordinated Notes or Senior Subordinated Discount Notes, and their respective transferees and assigns.

“Permitted PIK Notes” means non-amortizing payment-in-kind notes issued solely by Holdings or the Borrower (and as to which no Subsidiary of the Borrower has any obligation) that (a) do not provide on its terms for any scheduled repayment, mandatory redemption or sinking fund obligation prior to at least six months after the latest of the Scheduled Termination Date, the Tranche A (Euro) Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, (b) are in an aggregate principal amount not to exceed $85,000,000 less any principal amount of Permitted Additional Secured Indebtedness then outstanding, (c) bear interest payable only in-kind until at least six-months after the latest of the Scheduled Termination Date, the Tranche A (Euro) Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, (d) do not have a Subsidiary or a Joint Venture as an obligor or a guarantor, (e) has provisions (including the covenants, events of default and other terms (other than interest rate and redemption premiums)), (i)(A) that are less restrictive of Holdings, the Borrower and their Subsidiaries than those in the Loan Documents (or if more restrictive, the Loan Documents shall be amended to the extent necessary to make such provisions less restrictive) and (B) such provisions are on market terms for similar Indebtedness of similar issuers at the time of issuance or (ii) is evidenced by documents (and if applicable, secured by Junior Lien Documents, in each case) that are satisfactory to the Requisite Lenders (including without limiting the generality of the foregoing that the terms and provisions thereof do not otherwise confer upon the holders of such Indebtedness (or the trustee or other representative on their behalf) any rights or impose obligations on Holdings or the Borrower or their respective Subsidiaries, that, taken as a whole, would be materially adverse to the interests of Holdings, the Borrower, their respective Subsidiaries or the Lenders), (f) are issued by Holdings or the Borrower, as the case may be, solely in exchange for, or in respect of the refinancing, refunding, repayment, satisfaction or defeasance of the Senior Subordinated Discount Notes or Senior Subordinated Notes (including any accrued interest, premium or fee payable in connection with such exchange, refinancing, refunding, repayment, satisfaction or defeasance), (g) immediately after giving effect to such issuance of Indebtedness, Holdings, the Borrower and its Subsidiaries shall be in compliance with the covenants contained in Section 6.1 as of the last day of the most recently completed Fiscal Quarter, giving pro forma effect to such issuance as if such issuance had occurred as of such last day of the most recently completed Fiscal Quarter, (h) does not provide for or result in any cash fees or other cash consideration being paid in connection with the issuance thereof (i) to any holder of the Senior Subordinated Notes or the Senior Subordinated Discount Notes, or any such holder’s Affiliates, investment advisors, or managers, except for any customary consent solicitation fees paid on a pro rata basis to the holders thereof who consent to any required amendment, modification or supplement of the Senior Subordinated Notes Indenture or the Senior Subordinated Discount Notes Indenture, as applicable entered into in connection therewith and which amendment, modification or supplement is otherwise permitted under the terms of this Agreement, or (ii) to any holder of such Indebtedness being issued, or any such holder’s Affiliates, investment advisors, or managers, other than, in each case, customary underwriting or advisory fees paid to any such Person solely in its capacity as underwriter, financial advisor or arranger for such Indebtedness being issued and (i) no Default or Event of Default is continuing before and after giving effect to the transactions contemplated by such issuance of Indebtedness.

“Permitted Unsecured PIK Notes” means unsecured, non-amortizing payment-in-kind notes issued solely by Holdings or the Borrower (and as to which no Subsidiary of the Borrower has any obligation) that (a) do not provide on its terms for any scheduled repayment, mandatory redemption or sinking fund obligation prior to at least six months after the latest of the Scheduled Termination Date, the Tranche A (Euro) Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, (b) bear interest payable only in-kind until at least six-months after the latest of the Scheduled Termination Date, the Tranche A (Euro) Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, (c) do not have a Subsidiary or a Joint Venture as an obligor or a guarantor, (d) has provisions (including the covenants, events of default, and other terms (other than interest rate and redemption premiums)), (i)(A) that are less restrictive of Holdings, the Borrower and their Subsidiaries than those in the Loan Documents (or if more restrictive, the Loan Documents shall be amended to the extent necessary to make such provisions less restrictive) and (B) such provisions are on market terms for similar Indebtedness of similar issuers at the time of issuance or (ii) is evidenced by documents that are satisfactory to the Requisite Lenders (including without limiting the generality of the foregoing that the terms and provisions thereof do not otherwise confer upon the holders of such Indebtedness (or the trustee or other representative on their behalf) any rights or impose obligations on Holdings or the Borrower or their respective Subsidiaries, that, taken as a whole, would be materially adverse to the interests of Holdings, the Borrower, their respective Subsidiaries or the Lenders), (e) immediately after giving effect to such issuance of Indebtedness, Holdings, the Borrower and its Subsidiaries shall be in compliance with the covenants contained in Section 6.1 as of the last day of the most recently completed Fiscal Quarter, giving pro forma effect to such issuance as if such issuance had occurred as of such last day of the most recently completed Fiscal Quarter, (f) does not provide for or result in any cash fees or other cash consideration being paid in connection with the issuance thereof (i) to any holder of the Senior Subordinated Notes or the Senior Subordinated Discount Notes, or any such holder’s Affiliates, investment advisors, or managers, except for any customary consent solicitation fees paid on a pro rata basis to the holders thereof who consent to any required amendment, modification or supplement of the Senior Subordinated Notes Indenture or the Senior Subordinated Discount Notes Indenture, as applicable entered into in connection therewith and which amendment, modification or supplement is otherwise permitted under the terms of this Agreement, or (ii) to any holder of such Indebtedness being issued, or any such holder’s Affiliates, investment advisors, or managers, other than, in each case, customary underwriting or advisory fees paid to any such Person solely in its capacity as underwriter, financial advisor or arranger for such Indebtedness being issued and (g) no Default or Event of Default is continuing before and after giving effect to the transactions contemplated by such issuance of Indebtedness.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Plan” means, at a particular time, any employee benefit plan that is covered by ERISA other than a Multiemployer Plan and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Notes” has the meaning specified in the Security Agreement.

“Pledged Stock” has the meaning specified in the Security Agreement.

“Prior Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of February 19, 2002, among Merisant Worldwide, Merisant Company, the several lenders from time to time parties thereto, Deutsche Bank Securities Inc., as sole lead arranger and bookrunner and Bankers Trust Company, as administrative agent.

“Prior Second Lien Credit Facility” means that certain Credit Agreement, dated as of June 23, 2006, among Merisant Worldwide, Merisant Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as successor administrative agent and the other agents and arrangers party thereto and the other security and other loan documents related thereto.

“Projections” has the meaning specified in Section 5.2(c).

“Properties” has the meaning specified in Section 4.17(a).

“Purchasing Lender “ has the meaning specified in Section 9.7(a).

“Ratable Portion” or “ratably” means, with respect to any Lender, (a) with respect to the Revolving Credit Facility, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders); (b) with respect to the Tranche A (Euro) Term Loan Facility, the percentage obtained by dividing (i) the Tranche A (Euro) Term Loan Commitment of such Lender by (ii) the aggregate Tranche A (Euro) Term Loan Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the principal amount of such Lender’s Tranche A (Euro) Term Loans by the aggregate Tranche A (Euro) Term Loans of all Lenders); and (c) with respect to the Tranche B Term Loan Facility, the percentage obtained by dividing (i) the Tranche B Term Loan Commitment of such Lender by (ii) the aggregate Tranche B Term Loan Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the principal amount of such Lender’s Tranche B Term Loans by the aggregate Tranche B Term Loans of all Lenders).

“Recapitalization” means the repayment by Merisant Company of an intercompany payable (in the approximate amount of $3,600,000) owing to Merisant Worldwide and the payment by Merisant Company to Merisant Worldwide of a dividend on the Closing Date, or promptly thereafter, in an aggregate amount for both such repayment and payment of up to $197,000,000 and thereupon payment on the Closing Date, or promptly thereafter, by Merisant Worldwide to its equity owners of dividends in the same aggregate amount.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings, the Borrower or any of its Subsidiaries.

“Register” has the meaning specified in Section 9.2(d).

“Reimbursement Due Date” has the meaning specified in Section 2.4(h).

“Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by Holdings, the Borrower or any of its Subsidiaries in connection therewith that are duly specified in a Reinvestment Notice as not being required to be initially applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.9 as a result of the delivery of such Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has duly delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a portion of the Net Cash Proceeds of an Asset Sale or Recovery Event specified in such notice to acquire or repair assets of the same type as those subject to such Asset Sale or Recovery Event or equipment or real property useful in the business of the Borrower or one of its Subsidiaries (which amount of such Net Cash Proceeds so specified, when combined with the amount of Net Cash Proceeds specified in any other Reinvestment Notices with respect to Net Cash Proceeds of an Asset Sale or Recovery Event received in the same Fiscal Year, shall not exceed $20,000,000).

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets of the same type as those subject to such Asset Sale or Recovery Event or equipment or real property useful in the business of the Borrower or one of its Subsidiaries.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets of the same type as those subject to such Asset Sale or Recovery Event or equipment or real property useful in the business of the Borrower or one of its Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Obligation” has the meaning specified in Section 8.8.

“Release” means a release, spill, emission, leaking, dumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Materials of Environmental Concern into the indoor or outdoor environment or into or out of any property, including the movement of Materials of Environmental Concern through or in the air, soil, surface water, groundwater, or property.

“Remedial Action” means (a) “remedial action” as such term is defined in Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601(24), and (b) all other actions, including studies and investigations, required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way respond to any Materials of Environmental Concern in the environment or (ii) prevent the Release or threatened Release, or minimize the further Release, of any Materials of Environmental Concern.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means  any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or ..35 of PBGC Reg. Section 4043.

“Requirement of Law” means, with respect to any Person, (i) the Constituent Documents of such Person and (ii) the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other legal requirements or determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, Lenders having more than 50% of the sum of (a) the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, the aggregate Revolving Credit Outstandings; (b) the aggregate outstanding amount of the Tranche A (Euro) Term Loan Commitments and, after the funding of the Tranche A (Euro) Term Loans on the Closing Date, the principal amount of all

Tranche A (Euro) Term Loans then outstanding; and (c) the aggregate outstanding amount of the Tranche B Term Loan Commitments and, after the funding of the Tranche B Term Loans on the Closing Date, the principal amount of all Tranche B Term Loans then outstanding.  A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”

“Requisite Revolving Credit Lenders” means Revolving Credit Lenders having more than 50% of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than 50% of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Revolving Credit Lenders.”

“Requisite Tranche A (Euro) Term Loan Lenders” means Tranche A (Euro)Term Loan Lenders having more than 50% of the aggregate outstanding amount of the Tranche A (Euro) Term Loan Commitments or, after the funding of the Tranche A (Euro) Term Loans on the Closing Date, more than 50% of the principal amount of all Tranche A (Euro) Term Loans then outstanding.

“Requisite Tranche B Term Loan Lenders” means (a) prior to the Amendment Closing Date, Tranche B Term Loan Lenders having more than 50% of the aggregate outstanding amount of the Tranche B Term Loan Commitments or, after the funding of the Tranche B Term Loans on the Closing Date, more than 50% of the principal amount of all Tranche B Term Loans then outstanding and (b) immediately after the Amendment Closing Date, Tranche B Term Loan Lenders having more than 50% of the aggregate amount of all Tranche B Term Loans then outstanding plus the Additional Tranche B Loan Commitments, or after the funding of the Additional Tranche B Term Loans on the Amendment Closing Date, more than 50% of the principal amount of all Tranche B Term Loans then outstanding.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person as applicable, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Revolving Base Rate Loan” means any Revolving Loan that is a Base Rate Loan.

“Revolving Credit Borrowing” means Revolving Loans made in the same currency on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement.

“Revolving Credit Euro Outstandings” means, at any particular time, the Dollar Equivalent of the sum of (a) the principal amount of the Revolving Euro Loans outstanding at such time plus (b) the Letter of Credit (Euro) Obligations outstanding at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Line Loans and Letters of Credit.

“Revolving Credit Lender” means each Lender having a Revolving Credit Commitment.

“Revolving Credit Note” means, if issued pursuant to Section 2.7(d) or Section 9.2(c), a promissory note of the Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Revolving Loans owing to such Lender.

“Revolving Credit Outstandings” means, at any particular time, the Dollar Equivalent of the sum of (a) the principal amount of the Revolving Loans outstanding at such time plus (b) the Letter of Credit Obligations outstanding at such time plus (c) the principal amount of the Swing Line Loans outstanding at such time.

“Revolving Credit Termination Date” means the earliest of (a) the Scheduled Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.5 and (c) the date on which the Obligations become due and payable pursuant to Article 7.

“Revolving Euro Loan” means a Revolving Loan denominated in euro.

“Revolving LIBO Rate Loan” means any Revolving Loan that is a LIBO Rate Loan.

“Revolving LIBO Rate Dollar Loan” means a Revolving LIBO Rate Loan denominated in Dollars.

“Revolving Loan” has the meaning specified in Section 2.1(a).

“S&P” means Standard & Poor’s Rating Services and any successor thereto.

“Scheduled Termination Date” means January 11, 2009 (or, if such date is not a Business Day, the next preceding Business Day).

“SDN List” has the meaning specified in Section 9.2(b).

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means, in the case of the Borrower, the Obligations, and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Secured Parties” means the Lenders, the Issuers, the Administrative Agent, the Collateral Agent and any other holder of any of the Obligations.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Security Agreement” means an agreement, in substantially the form of Exhibit H, executed by the Collateral Agent, Borrower, Holdings and each Subsidiary Guarantor.

“Selling Lenders” has the meaning specified in Section 9.7(a).

“Senior Subordinated Debt Documents” means the Senior Subordinated Notes Indenture and each other document and instrument executed with respect thereto.

“Senior Subordinated Discount Debt Documents” means the Senior Subordinated Discount Notes Indenture and each other document and instrument executed with respect thereto.

“Senior Subordinated Discount Notes” means the 12¼% senior subordinated discount notes due 2014 in an aggregate principal amount at maturity of $136,040,000 issued on November 12, 2003 by Merisant Worldwide.

“Senior Subordinated Discount Notes Indenture” means the Indenture, dated as of November 12, 2003, among Merisant Worldwide, Merisant Company, certain subsidiaries of the Borrower, and Wells Fargo Bank Minnesota, National Association, as Trustee.

“Senior Subordinated Initial Notes” means the Senior Subordinated Notes.

“Senior Subordinated Notes” means the 9½% senior subordinated notes in an aggregate principal amount of $225,000,000 issued on July 11, 2003 by Merisant Company and guaranteed by the Guarantors under the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” means the Indenture, dated as of July 11, 2003 among Merisant Worldwide, Merisant Company, certain subsidiaries of the Borrower, and Wells Fargo Bank Minnesota, National Association, as Trustee.

“Significant Subsidiary” means  (i) SwissCo 2 (so long as the SwissCo 2 Intercompany Note remains outstanding) and (ii) any Subsidiary of the Borrower that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Single Employer Plan” means any Plan, including a “multiple employer plan,” that is covered by Title IV of ERISA other than a Multiemployer Plan.

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 9.2(f).

“Sponsor” means Pegasus Partners II, L.P., a Delaware limited partnership.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership, interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantor” means each Subsidiary of Holdings or the Borrower that is a party to the Guaranty.

“Surviving Entity” means the entity that is the surviving, continuing or successor entity to Merisant Worldwide or Merisant Company pursuant to the Permitted Merger.

“Sweet Simplicity JV” means a joint venture between the Borrower, or a Subsidiary of the Borrower, and a third-party, which joint venture entity shall be a Subsidiary of the Borrower or a Joint Venture.

“Swing Line Loan” has the meaning specified in Section 2.3(a).

“Swing Line Loan Borrowing” means a borrowing consisting of a Swing Line Loan.

“Swing Line Loan Commitment” means the commitment of the Swing Line Loan Lender to make Swing Line Loans to the Borrower pursuant to Section 2.3 in the aggregate principal amount at any time outstanding not to exceed $5,000,000.

“Swing Line Loan Lender” means Credit Suisse and each other Revolving Credit Lender who becomes Administrative Agent hereunder.

“Swing Line Loan Request” has the meaning specified in Section 2.3(b).

“SwissCo Intercompany Note” means that certain promissory note, made by SwissCo 2 in favor of Merisant Company, dated December 22, 2000, as the same may be amended, supplemented or otherwise modified from time to time.

“SwissCo Original Intercompany Note” means that certain promissory note, made by SwissCo 2 in favor of Merisant Company, dated December 22, 2000.

“SwissCo 2” means Merisant Company 2 Sarl, a limited liability company organized and existing under the laws of Switzerland and an indirect Wholly Owned Subsidiary of the Borrower.

“SwissCo 2 Note Original Security Agreement” means that certain security agreement dated as of December 22, 2000, between SwissCo 2 and Merisant Company, providing for the pledge of the Foreign Trademarks to secure the obligations of SwissCo 2 under the SwissCo Intercompany Note.

“SwissCo 2 Note Security Agreement” means the SwissCo 2 Note Original Security Agreement, as amended by the SwissCo 2 Note Security Agreement Amendment.

“SwissCo 2 Note Security Agreement Amendment” means that certain amendment, dated as of the Closing Date, between SwissCo 2 and Merisant Company, providing for the amendment of the SwissCo 2 Note Original Security Agreement to change references therein in respect of matters relating to the Facilities.

“SwissCo 2 Revolving Note” means a promissory note made by the Borrower in favor of SwissCo 2, which shall contain the following terms:  (a) the note shall mature in 2011; (b) the interest rate shall be equal to LIBO plus 0.25% per annum, or such other rate as may be prescribed by applicable law; and (c) principal shall be due and payable on the maturity date of such note.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.10.

“Taxes” has the meaning specified in Section 2.16(a).

“Term Loans” means Tranche A (Euro) Term Loans and Tranche B Term Loans.

“Tranche” means each of the Tranche A (Euro) Term Loans and the Tranche B Term Loans, respectively.

“Tranche A (Euro) Term Loan” has the meaning specified in Section 2.1(b).

“Tranche A (Euro) Term Loan Borrowing” means Tranche A (Euro) Term Loans made on the same day by the Tranche A (Euro) Term Loan Lenders ratably according to their respective Tranche A (Euro) Term Loan Commitments.

“Tranche A (Euro) Term Loan Commitment” means, with respect to each Tranche A (Euro) Term Loan Lender, the commitment of such Lender to make Tranche A (Euro) Term Loans to the Borrower in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Tranche A (Euro) Term Loan Commitment” as such amount may be reduced pursuant to this Agreement.

“Tranche A (Euro) Term Loan Facility” means the Tranche A (Euro) Term Loan Commitments and the provisions herein related to the Tranche A (Euro) Term Loans.

“Tranche A (Euro) Term Loan Lender” means each Lender having a Tranche A (Euro) Term Loan Commitment or holding a Tranche A (Euro) Term Loan.

“Tranche A (Euro) Term Loan Maturity Date” means January 11, 2009 (or, if such date is not a Business Day, the next preceding Business Day).

“Tranche A (Euro) Term Loan Note” means, if requested pursuant to Section 2.7(d), a promissory note of the Borrower payable to the order of any Tranche A (Euro) Term Loan Lender evidencing the Indebtedness of the Borrower to such Lender resulting from the Tranche A (Euro) Term Loan owing to such Lender.

“Tranche B Term Loan” has the meaning specified in Section 2.1(c).

“Tranche B Term Loan Borrowing” means Tranche B Term Loans made on the same day by the Tranche B Term Loan Lenders ratably according to their respective Tranche B Term Loan Commitments.

“Tranche B Term Loan Commitment” means the Existing Tranche B Term Loan Commitments and the Additional Tranche B Term Loan Commitments.

“Tranche B Term Loan Facility” means the Tranche B Term Loan Commitments and the provisions herein related to the Tranche B Term Loans.

“Tranche B Term Loan Lender” means each Lender having a Tranche B Term Loan Commitment or holding a Tranche B Term Loan.

“Tranche B Term Loan Maturity Date” means January 11, 2010 (or, if such date is not a Business Day, the next preceding Business Day).

“Tranche B Term Loan Note” means a promissory note of the Borrower payable to the order of any Tranche B Term Loan Lender evidencing the Indebtedness of the Borrower to such Lender resulting from the Tranche B Term Loan owing to such Lender.

“Unused Commitment Fee” has the meaning specified in Section 2.12(a).

“Valuation Date” means (a) with respect to the Revolving Credit Facility, (i) the date three Business Days prior to the making of any Revolving LIBO Rate Dollar Loan, the continuation of any Revolving LIBO Rate Dollar Loan, the conversion of any Revolving Base Rate Loan into a Revolving LIBO Rate Dollar Loan, the conversion of any Revolving LIBO Rate Dollar Loan into a Revolving Base Rate Loan or issuance of any Letter of Credit denominated in Dollars, (ii) the date four Business Days prior to the making of any Revolving Euro Loan, the continuation of any Revolving Euro Loan or the issuance of any Letter of Credit in euro, (iii) the date two Business Days prior to the making of any Revolving Base Rate Loan, (iv) the last Business Day of any calendar quarter, and (v) any other date designated by the Administrative Agent or (b) with respect to the Tranche A (Euro) Term Loan Facility, the date four Business Days prior to the initial funding on the Closing Date of the Tranche A (Euro) Term Loan.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Excluded Foreign Subsidiary” means any Excluded Foreign Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means (a) any Domestic Subsidiary all of the Capital Stock of which is owned by the Borrower directly or indirectly through other Subsidiaries and (b) any Foreign Subsidiary if (i) all of the Capital Stock of such Foreign Subsidiary (other than directors’ qualifying shares and Foreign Required Minority Shares, in each case only to the extent required by applicable law) is owned by the Borrower directly or indirectly through other Subsidiaries, and (ii) the Borrower, by contract or otherwise, controls the management and business of such Foreign Subsidiary and derives the economic benefits of ownership of such Foreign Subsidiary to substantially the same extent as if all of the Capital Stock of such Foreign Subsidiary were owned directly by the Borrower.

“Wholly Owned Subsidiary Guarantor” means any Wholly Owned Subsidiary that is a Guarantor.

1.2                                 Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

1.3                                 Accounting Terms and Principles.

(a)                                  Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b)                                 If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 5.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of its independent public accountants and results in a change in any of the calculations required by Article 6 had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article 6 shall be given effect until such provisions are amended to reflect such changes in GAAP.

1.4                                 Certain Terms.

(a)                                  The words “herein,” “hereof” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.

(b)                                 References in this Agreement to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

(c)                                  Each agreement defined in this Article 1 shall include all appendices, exhibits and schedules thereto. If the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.  If the prior written consent of the Requisite Lenders is not required hereunder for an amendment, restatement, supplement or other modification to any such agreement, references in this Agreement to such agreement shall be deemed to be to such agreement as so amended, restated, supplemented or modified.

(d)                                 References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.

(e)                                  The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f)                                    The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

(g)                                 The terms “Lender,” “Issuer” and “Administrative Agent” include their respective successors.

(h)                                 Upon the appointment of any successor Administrative Agent pursuant to Section 8.6, references to Credit Suisse in Section 8.3 shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

(i)                                     The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, Securities, revenues, accounts, leasehold interests and contract rights.

(j)                                     For purposes of Section 8.7(b) and Section 9.1(a), the term “Administrative Agent” shall be deemed to include the Collateral Agent.

(k)                                  If a Permitted Merger shall have occurred and Merisant Worldwide is the Surviving Entity, all references to the “Borrower” herein and in any other Loan Document, unless otherwise specifically indicated, shall mean Merisant Worldwide and Merisant Worldwide shall assume the obligations of the Borrower in the Loan Documents.  If a Permitted Merger shall have occurred and Merisant Company is the Surviving Entity, all references to “Holdings” herein and in any other Loan Document, unless otherwise specifically indicated, shall mean Merisant Company and Merisant Company shall assume the obligations of Holdings in the Loan Documents.  Notwithstanding the foregoing, if a Permitted Merger shall have occurred and Merisant Company is the Surviving Entity, all references to the “Borrower” herein and in the Loan Documents shall continue to be references to Merisant Company.

ARTICLE 2

THE FACILITIES

2.1                                 The Commitments.

(a)                                  Revolving Credit Commitments.

On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans denominated in Dollars or (subject to Section 2.14) euro (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate amount having a Dollar Equivalent not to exceed at any time outstanding for all such Loans by such Lender such Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Lender be obligated to make (x) a Revolving Loan having a Dollar Equivalent in excess of such Lender’s Ratable Portion of the Available Credit or (y) a Revolving Euro Loan having a Dollar Equivalent in excess of such Lender’s Ratable Portion of the Available Euro Credit.  Within the limits of each Lender’s Revolving Credit Commitment, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1(a).

(b)                                 Tranche A (Euro) Term Loan Commitments.

On the terms and subject to the conditions contained in this Agreement, each Tranche A (Euro) Term Loan Lender severally made a loan denominated in euro (each a “Tranche A (Euro) Term Loan”) to the Borrower on the Closing Date, in an amount the Dollar Equivalent of which does not exceed such Lender’s Tranche A (Euro) Term Loan Commitment.  Amounts of Tranche A (Euro) Term Loans paid or prepaid may not be reborrowed.

(c)                                  Tranche B Term Loan Commitments.

On the terms and subject to the conditions contained in this Agreement, each Tranche B Term Loan Lender severally (i) made a loan denominated in Dollars (each an “Existing Tranche B Term Loan”) to the Borrower on the Closing Date, in an amount not to exceed such Lender’s Existing Tranche B Term Loan Commitment or (ii) agrees to make a loan denominated in Dollars (the “Additional Tranche B Term Loans” and together with the Existing Tranche B Term Loans, each a “Tranche B Term Loan”) to the Borrower on the Amendment Closing Date, in an amount not to exceed such Lender’s Additional Tranche B Term Loan Commitment.  Amounts of Tranche B Term Loans paid or prepaid may not be reborrowed.

2.2                                 Borrowing Procedures.

(a)                                  Each Revolving Credit Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than (i) 12:00 noon (New York City time) one Business Day, in the case of a Borrowing of Base Rate Loans, (ii) 12:00 noon (New York City time) three Business Days, in the case of a Borrowing of LIBO Rate Dollar Loans or (iii) 12:00 noon (New York City time) four Business Days, in the case of a Borrowing of LIBO Rate Euro Loans, prior to the date of the proposed Revolving Credit Borrowing. Each such notice shall be in substantially the form of Exhibit C (a “Notice of Borrowing”), specifying (A) the date of such proposed Revolving Credit Borrowing, (B) the currency (Dollars or euro) and aggregate amount of such proposed Revolving Credit Borrowing, (C) what portion of the proposed Revolving Credit Borrowing denominated in Dollars will be of Base Rate Loans or LIBO Rate Loans, (D) the initial Interest Period or Periods for any such LIBO Rate Loans, (E) the aggregate outstanding potential liability of the Borrower under any Foreign Overdraft Guaranties on the date of such proposed Revolving Credit Borrowing, and (F) remittance instructions for such proposed Revolving Credit Borrowing.  In lieu of giving a Notice of Borrowing for any Revolving Credit Borrowing, the Borrower may give the Administrative Agent telephonic notice prior to the time required for giving a Notice of Borrowing; provided, however, that such telephonic notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to the Administrative Agent prior to the applicable date of such Revolving Credit Borrowing. The Revolving Loans shall be made in Dollars unless (subject to Section 2.14) the Notice of Borrowing specifies that the Loan is a Revolving Euro Loan.  The Revolving Loans denominated in Dollars shall be made as Base Rate Loans unless (subject to Section 2.14) the Notice of Borrowing specifies that all or a portion thereof shall be LIBO Rate Loans.  Revolving Loans denominated in euro shall be made as LIBO Rate Loans and shall not be available as Base Rate Loans.  Each Revolving Credit Borrowing shall be in an aggregate amount equal to an Applicable Currency Denomination.

(b)                                 All Term Loan Borrowings shall be made upon receipt of a Notice of Borrowing given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York City time) on the Closing Date or Amendment Closing Date.  The Notice of Borrowing shall specify (i) the date of Borrowing (which, in the case of the Additional Tranche B Term Loans, shall be on the Amendment Closing Date), (ii) the aggregate amount of such proposed

Term Loan Borrowing, (iii) in the case of any Tranche B Term Loan Borrowing, what portion of the proposed Term Loan Borrowing will be of Base Rate Loans or LIBO Rate Loans, (iv) the initial Interest Period or Interest Periods for any such LIBO Rate Loans (provided, however, that the Additional Tranche B Term Loan Borrowing made on the Amendment Closing Date shall be either a Base Rate Loan, or a LIBO Rate Loan having a one-month Interest Period), and (v) remittance instructions for such proposed Term  Loan Borrowing.  The Tranche A (Euro) Term Loans shall be made as LIBO Rate Loans and shall not be available as Base Rate Loans.  The initial Tranche B Term Loans shall be made as Base Rate Loans unless (subject to Section 2.14) the Notice of Borrowing specifies that all or a portion thereof shall be LIBO Rate Loans.  The Additional Tranche B Term Loan Borrowing shall be in Dollars.

(c)                                  The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing (or of telephonic notice duly given in lieu thereof), the Applicable Currency and (if a Euro Loan) the initial Dollar Equivalent thereof, and if LIBO Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a). Each Lender shall, before 11:00 a.m. (New York City time) on the date of the proposed Borrowing, make available to the Administrative Agent at an account designated from time to time by the Administrative Agent of a bank in New York City (or, in the case of payments in euro, at an account designated from time to time by the Administrative Agent as the place for payments in euro), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing in the Applicable Currency. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.1 (in the case of Loans made on the Closing Date), Section 3.3 (in the case of Loans made on the Amendment Closing Date) and Section 3.2, the Administrative Agent will make such funds available to the Borrower.

(d)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing in the Applicable Currency, the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent in the Applicable Currency on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent in the Applicable Currency, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand, in the Applicable Currency, such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.  With respect to any Ratable Portion of a Borrowing not made available by a Lender as contemplated above, if such Lender subsequently repays such corresponding amount to the Administrative Agent and the Borrower has also repaid to the Administrative Agent such corresponding amount (together with interest thereon at the rate specified in clause (i) of the third preceding sentence), then the Administrative Agent shall promptly repay to Borrower such corresponding amount so received from such Lender (including interest thereon at the rate specified in clause (ii) of the third preceding sentence to the extent received from such Lender by the Administrative Agent); provided, however, that such repayment to the Borrower shall not operate as a waiver or any abandonment of any rights or remedies of the Borrower with respect to such Lender.

(e)                                  The failure of any Lender to make the Loan or any payment required by it on the date specified (a “Non-Funding Lender”), including any payment in respect of its participation in Swing Line Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

(f)                                    Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to in Section 2.2(a) or Section 2.11(a) that the Administrative Agent believes in good faith to have been given by a Responsible Officer or other person authorized to execute Notices of Borrowing or a Notice of Conversion or Continuation on behalf of the Borrower or for otherwise acting in good faith under this Section 2.2 or under Section 2.11, and upon funding of any Loans by the Lenders, or upon any conversion or continuation of any Loans pursuant to Section 2.11, in each case in accordance with this Agreement, pursuant to any such telephonic notice, the Borrower shall be deemed to have borrowed Loans or effected a conversion or continuation, as the case may be, hereunder.

(g)                                 Except as otherwise provided in Section 2.14, a Notice of Borrowing or a Notice of Conversion or Continuation (or telephonic notice in lieu thereof) shall be irrevocable, and the Borrower shall be bound to make a Borrowing or to effect a conversion or continuation in accordance therewith.

(h)                                 Any Notice of Borrowing in respect of any LIBO Rate Loan to be made on the Amendment Closing Date shall be in writing and contain an indemnity agreement reasonably satisfactory to the Borrower and the Administrative Agent as to the matters specified in Section 2.14(e).

2.3                                 Swing Line Loans.

(a)                                  On the terms and subject to the conditions contained in this Agreement, the Swing Line Loan Lender agrees to make loans denominated in Dollars (each a

“Swing Line Loan”) otherwise available to the Borrower under the Revolving Credit Facility from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate amount at any time outstanding at any time not to exceed the lesser of (i) the Swing Line Loan Commitment and (ii) the Available Credit at such time.  Each Swing Line Loan shall be a Base Rate Loan and shall mature on the Scheduled Termination Date. Within the limits set forth in the first sentence of this Section 2.3(a), amounts of Swing Line Loans repaid may be reborrowed under this Section 2.3(a).

(b)                                 In order to request a Swing Line Loan, the Borrower shall telecopy to the Swing Line Loan Lender, with a copy to the Administrative Agent, a duly completed request setting forth the date, the requested amount and date of the Swing Line Loan (a “Swing Line Loan Request”), to be received by the Swing Line Loan Lender not later than 1:00 p.m. (New York City time) on the day of the proposed borrowing.  Subject to the terms of this Agreement, the Swing Line Loan Lender shall make a Swing Line Loan available to the Borrower not later than 3:00 p.m. (New York City time) on the date of the relevant Swing Line Loan Request. The Swing Line Loan Lender shall not make any Swing Line Loan in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Line Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 hereof have been satisfied in connection with the making of any Swing Line Loan.  Each Swing Line Loan Borrowing shall be in an aggregate amount equal to $500,000 or an integral multiple of $100,000 in excess thereof.

(c)                                  The Swing Line Loan Lender shall notify the Administrative Agent in writing (which writing may be by a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York City time) on the first Business Day of each week, of the aggregate principal amount of its Swing Line Loans then outstanding.

(d)                                 The Swing Line Loan Lender may demand at any time during the continuance of an Event of Default that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Swing Line Loan Lender, in the manner provided in subsection (e) below, such Revolving Credit Lender’s Ratable Portion of all or a portion of the outstanding Swing Line Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Line Loans demanded to be paid.

(e)                                  The Administrative Agent shall forward each demand referred to in clause (d) above to each Revolving Credit Lender on the day such demand is received by the Administrative Agent (except that any such demand received by the Administrative Agent after 10:00 a.m. (New York City time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Revolving Credit Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Revolving Credit Lender’s

Ratable Portion of the aggregate principal amount of the Swing Line Loans demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), each Revolving Credit Lender shall, before 2:00 p.m. (New York City time) on the same Business Day as the date of such Revolving Credit Lender’s receipt of such written statement, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Line Loan Lender, the amount specified in such statement. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan to the Borrower. The Administrative Agent shall use such funds to repay the Swing Line Loans to the Swing Line Loan Lender. To the extent that any Revolving Credit Lender fails to make such payment available to the Administrative Agent for the account of the Swing Line Loan Lender, the Borrower shall repay such Swing Line Loan on demand.

(f)                                    Upon the occurrence of a Default under Section 7.1(f), each Revolving Credit Lender shall purchase, without recourse or warranty, an undivided participation in each Swing Line Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Line Loan, by paying to the Swing Line Loan Lender on the date on which such Revolving Credit Lender would otherwise have been required to make a payment in respect of such Swing Line Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Line Loan. If such amount is not in fact made available by such Revolving Credit Lender to the Swing Line Loan Lender on such date, the Swing Line Loan Lender shall be entitled to recover such amount on demand from such Revolving Credit Lender together with interest accrued from such date at the Federal Funds Effective Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(g)                                 From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Line Loan or (ii) purchases an undivided participation interest in a Swing Line Loan pursuant to clause (f) above, the Swing Line Loan Lender shall promptly distribute to such Revolving Credit Lender such Revolving Credit Lender’s Ratable Portion of all payments of principal of and interest received by the Swing Line Loan Lender on account of such Swing Line Loan other than those received from a Revolving Credit Lender pursuant to clause (e) or (f) above.

2.4                                 Letters of Credit.

(a)                                  On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to issue one or more Letters of Credit denominated in Dollars or euro at the request of the Borrower for the account of the Borrower from time to time during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit

Termination Date and 30 days prior to the Scheduled Termination Date; provided, however, that no Issuer shall be under any obligation to issue any Letter of Credit if:

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuer as of the date of this Agreement and which such Issuer in good faith deems material to it;

(ii)                                  such Issuer shall have received written notice from the Administrative Agent, any Revolving Credit Lender or the Borrower, on or prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 3.1, Section 3.2 or Section 3.3 is not then satisfied;

(iii)                               after giving effect to the issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the aggregate of the Available Revolving Credit Commitments in effect at such time;

(iv)                              after giving effect to the issuance of such Letter of Credit, the Dollar Equivalent of the sum of (i) the Letter of Credit Undrawn Amounts at such time and (ii) the Reimbursement Obligations at such time would exceed $20,000,000;

(v)                                 any fees due in connection with a requested issuance have not been paid;

(vi)                              with respect to any requested Letter of Credit (Euro), immediately after giving effect to the issuance of such Letter of Credit, the Revolving Credit Euro Outstandings at such time would exceed $15,000,000; or

(vii)                           with respect to any requested Letter of Credit (Euro), the obligation of any Lender to make Revolving Euro Loans is suspended at such time pursuant to Section 2.14(b) or (d).

None of the Revolving Credit Lenders (other than the Issuers in their capacity as such) shall have any obligation to issue any Letter of Credit.

(b)                                 In no event shall the expiration date of (x) any Documentary Letter of Credit  be later than the earlier of (A) 180 days after the date of issuance and (B) the later of (i) 30 days prior to the Scheduled Termination Date, and (ii) if cash collateral in the Applicable Currency and in an amount equal to the outstanding amount of such Documentary Letter of Credit shall have been duly deposited with respect to such Letter of Credit in a Cash Collateral Account with the Administrative Agent prior to the date in clause (x)(B)(i), 90 days after the Scheduled Termination Date; or (y) any Standby Letter of Credit be after the earlier of (A) one year from its date of issuance and (B) the later of (i) 10 Business Days preceding the Scheduled Termination Date and (ii) if cash collateral in the Applicable Currency and in an amount equal to the outstanding amount of such Standby Letter of Credit shall have been duly deposited with respect to such Letter of Credit in a Cash Collateral Account with the Administrative Agent prior to the date in clause (y)(B)(i), 90 days after the Scheduled Termination Date, provided that any Standby Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the later date referred to in clause (y)(B) above).

(c)                                  In connection with the issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit D (or in such other written or electronic form as is acceptable to the Issuer), of the requested issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify (i) the Issuer of such Letter of Credit, (B) the stated amount of the Letter of Credit requested (which stated amount shall not violate clauses (iii), (iv) or (vi) of Section 2.4(a)), (C) the date of issuance of such requested Letter of Credit (which day shall be a Business Day), (D) the date on which such Letter of Credit is to expire (which date shall be a Business Day), (E) the Person for whose benefit the requested Letter of Credit is to be issued and (F) the aggregate outstanding principal liability of the Borrower under any Foreign Overdraft Guaranties on such date of issuance of such Letter of Credit. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day (in the case of Standby Letters of Credit) or fifth Business Day (in the case of Documentary Letters of Credit) prior to the requested issuance of such Letter of Credit.

(d)                                 Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The relevant Issuer shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the issuance of any Letter of Credit.

(e)                                  If requested by the relevant Issuer, prior to the issuance of each Letter of Credit by such Issuer, and as a condition of such issuance and of the participation of each Revolving Credit Lender in the Letter of Credit Obligations arising with respect thereto, the Borrower shall have delivered to such Issuer a letter of credit reimbursement agreement, in such form as the Issuer may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement”), signed by the Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f)                                    Each Issuer shall:

(i)                                     give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be a telecopy or electronic mail) of the issuance or renewal of a Letter of Credit issued by it, of all drawings under a Letter of Credit issued by it and the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Revolving Credit Lender);

(ii)                                  upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and

(iii)                               no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Revolving Credit Lender requesting the same) and the Borrower separate schedules for Documentary and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding at the end of each month and any information requested by the Borrower or the Administrative Agent relating thereto.

(g)                                 Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion of the Revolving Credit Commitments, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h)                                 The Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit in the Applicable Currency no later than (and such Reimbursement Obligations shall be due and payable on) the date (the “Reimbursement Due Date”) that is the next succeeding Business Day after the Borrower receives notice from the Issuer that payment has been made under such Letter of Credit, irrespective of any claim, set-off, defense or other right which the Borrower may have at any time against such Issuer or any other Person.  In the event that any Issuer makes any payment under any Letter of Credit, such Reimbursement Obligation shall bear interest computed from the date on which such Reimbursement Obligation arose to the date of repayment in full at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans (if the Applicable Currency is Dollars) or Revolving Euro Loans with Interest Periods of one month (if the Applicable Currency is euro) plus, for the period from the Reimbursement Due Date to the date of repayment in full, an additional 2% per annum.  Unless the Borrower shall have notified the Administrative Agent and the Issuer with respect to any Letter of Credit prior to 10:00 a.m. (New York City time) on the Business Day prior to (if the Applicable Currency is Dollars) or the fourth Business Day prior to (if the Applicable Currency is euro) the date on which such Issuer makes payment under such Letter of Credit that the Borrower intends to reimburse such Issuer with funds other than proceeds of Revolving Loans or, notwithstanding such notice, the Borrower shall not have repaid such Reimbursement Obligation to such Issuer pursuant to this clause (h) in the Applicable Currency or such payment is rescinded or set aside for any reason, such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of the Borrower’s intention to use proceeds of Revolving Loans or failure to repay such Reimbursement Obligation, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Ratable Portion of such payment in the Applicable Currency and in immediately available funds. If the Administrative Agent so notifies such Revolving Credit Lender on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment no later than 12:00 noon (New York City time) on the next succeeding Business Day (if the Applicable Currency is Dollars) or the second succeeding Business Day (if the Applicable Currency is euro) in the Applicable Currency and in immediately available funds. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except during the continuance of an Event of Default under Section 7.1(f) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the Borrower in the principal amount of such payment. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (h) above, such Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to such Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Reimbursement Obligation.

(i)                                     The Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit in the Applicable Currency shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of:

(i)                                     any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)                                  any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)                               the existence of any claim, set off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)                              any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)                                 payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi)                              any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to the Borrower or any Revolving Credit Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (x) the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of

Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

(j)                                     If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand such amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Effective Rate, and thereafter until such amount is repaid to the Administrative Agent for the account of such Issuer, at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility (if not a Letter of Credit (Euro)) or Revolving Euro Loans with Interest Periods determined by the Administrative Agent (if a Letter of Credit (Euro)).  The failure of any Revolving Credit Lender to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any such payment shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any payment on the date such payment is to be made, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make available to the Administrative Agent for the account of the Issuer such other Revolving Credit Lender’s Ratable Portion of any such payment.

2.5                                 Reduction and Termination of the Commitments.

(a)                                  The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part, without premium or penalty (other than any amounts owing pursuant to Section 2.14(e)), ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders; provided, however, that each partial reduction shall be in the aggregate amount equal to $1,000,000 or an integral multiple in excess thereof.

(b)                                 The then current Revolving Credit Commitments shall be reduced on each date on which a prepayment of Revolving Loans or Swing Line Loans is made pursuant to Section 2.9(a) and (b) or would be required to be made had the outstanding Revolving Loans and Swing Line Loans equaled the Revolving Credit Commitments then in effect, in each case in the amount of such prepayment (or deemed prepayment) (and the Revolving Credit Commitment of each Lender shall be reduced by its Ratable Portion of such amount).

(c)                                  The Tranche A (Euro) Term Loan Commitments were reduced to zero upon the funding of Tranche A (Euro) Term Loans on the Closing Date.

(d)                                 The Existing Tranche B Term Loan Commitments were reduced to zero upon the funding of Existing Tranche B Term Loans on the Closing Date and the Additional Tranche B Term Loan Commitments shall be reduced to zero upon the funding of the Additional Tranche B Term Loans on the Amendment Closing Date.

2.6                                 Repayment of Loans.

(a)                                  The Borrower shall repay the entire unpaid principal amount of the Revolving Loans and the Swing Line Loans on the Scheduled Termination Date.

(b)                                 The Borrower shall repay the Tranche A (Euro) Term Loans on the dates (or, if any such date is not a Business Day, the next preceding Business Day) and in the amounts set forth below:

Date	Amount of Principal (€)
July 31, 2007	1,387,873.51
October 31, 2007	1,387,873.51
January 31, 2008	1,387,873.51
April 30, 2008	1,387,873.51
July 31, 2008	1,387,873.51
October 31, 2008	2,775,747.65
January 11, 2009	2,775,752.56

provided, however, that the Borrower shall repay the entire unpaid principal amount of the Tranche A (Euro) Term Loans on the Tranche A (Euro) Term Loan Maturity Date.

(c)                                  The Borrower shall repay the Tranche B Term Loans on the dates (or, if any such date is not a Business Day, the next preceding Business Day) and in the amounts set forth below:

Date	Amount of Principal ($)
July 31, 2007	486,644.43
October 31, 2007	486,644.43
January 31, 2008	486,644.43
April 30, 2008	486,644.43
July 31, 2008	486,644.43
October 31, 2008	486,644.43
January 31, 2009	486,644.43
April 30, 2009	486,644.43
July 31, 2009	486,644.43
October 31, 2009	486,644.43
January 11, 2010	185,679,197.75

provided, however, that the Borrower shall repay the entire unpaid principal amount of the Tranche B Term Loans on the Tranche B Term Loan Maturity Date.

2.7                                 Evidence of Debt.

(a)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)                                 The Administrative Agent shall maintain accounts in accordance with its usual practice in which it will record (i) the amount of each Loan made and, if a LIBO Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, if applicable.

(c)                                  The entries made in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.7 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(d)                                 Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower will promptly execute and deliver a Note or Notes to such Lender evidencing any Term Loans and Revolving Loans, as the case may be, of such Lender, substantially in the forms of Exhibit B-1, B-2 or B-3, respectively.

2.8                                 Optional Prepayments.

(a)                                  Revolving Loans.

The Borrower may, upon at least (i) three Business Days’ prior notice to the Administrative Agent for any such Loan that is a LIBO Rate Dollar Loan, (ii) four Business Days’ prior notice to the Administrative Agent for any such Loan that is a LIBO Rate Euro Loan or (iii) one Business Day’s prior notice to the Administrative Agent for any such Loan that is a Base Rate Loan, which notice shall be substantially in the form of Exhibit J (a “Notice of Optional Prepayment”) and shall be given by 12:00 noon (New York City time) on the date required and state the proposed date and aggregate principal amount and Applicable Currency of the prepayment, prepay the outstanding principal amount of the Revolving Loans or Swing Line Loans in whole or in part, without premium or penalty (other than any amounts owing pursuant to Section 2.14(e)), in the Applicable Currency, together with (except in the case of Base Rate Loans) accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any LIBO Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 2.14(e); and, provided, further, that each partial prepayment shall be in an aggregate principal amount equal to (i) if a Dollar Loan, $1,000,000 or an integral multiple in excess thereof or (ii) if a Euro Loan, €1,000,000 or an integral multiple in excess thereof.  Any Notice of Optional Prepayment shall be irrevocable and, upon the giving of any such Notice of Optional Prepayment, the principal amount of Revolving Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(b)                                 Term Loans.

The Borrower may, upon at least (i) three Business Days’ prior notice to the Administrative Agent for any such Loan that is a LIBO Rate Dollar Loan, (ii) four Business Days’ prior notice to the Administrative Agent for any such Loan that is a LIBO Rate Euro Loan or (iii) one Business Day’s prior notice to the Administrative Agent for any such Loan that is a Base Rate Loan, which notice shall be a Notice of Optional Prepayment and shall be given prior to 12:00 noon (New York City time) on the date required and state the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of a Tranche of the Term Loans, in whole or in part, in the Applicable Currency, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any LIBO Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 2.14(e); and, provided, further, that (i) each partial prepayment shall be in an aggregate principal amount equal to (A) if a Dollar Loan, $1,000,000 or an integral multiple in excess thereof or (B) if a Euro Loan, €1,000,000 or an integral multiple in excess thereof and (ii) any such partial prepayment shall be applied to reduce ratably the remaining installments of such outstanding principal amount of the respective Tranche of Term Loans specified by the Borrower to be so repaid on a pro rata basis.  Any Notice of Optional Prepayment shall be irrevocable and, upon the giving of any such Notice of Optional Prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(c)                                  The Borrower shall have no right to voluntary prepay the principal amount of any Revolving Loan or any Term Loan other than as provided in this Section 2.8.

2.9                                 Mandatory Prepayments.

(a)                                  Upon receipt by Holdings, the Borrower or any of its Subsidiaries of (i) Net Cash Proceeds arising from an Asset Sale, Recovery Event or Debt Issuance, the Borrower shall immediately prepay the Loans (or provide cash collateral in respect of Letters of

Credit) in an amount equal to 100% of such Net Cash Proceeds; or (ii) Net Cash Proceeds arising from an Equity Issuance (other than Permitted Cure Securities), the Borrower shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 50% of such Net Cash Proceeds; provided, however, that in the case of any Net Cash Proceeds constituting the Reinvestment Deferred Amount with respect to a Reinvestment Event, the Borrower shall prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Event, if any, on the Reinvestment Prepayment Date with respect to such Reinvestment Event; provided, however, that the amount of Net Cash Proceeds received in the same Fiscal Year from one or more Reinvestment Events that may be specified as Reinvestment Deferred Amounts in one or more Reinvestment Notices shall not exceed $30,000,000 in the aggregate for all such Net Cash Proceeds so received.  Any such mandatory prepayment shall be applied in accordance with Section 2.9(c) below.

(b)                                 If the Consolidated Leverage Ratio for the last day of any Fiscal Year is greater than or equal to 5.0 to 1.0, the Borrower shall prepay the Loans, on a date no later than 5 days after the earlier of (i) the date on the Financial Statements of the Borrower referred to in Section 5.1(a) for such Fiscal Year are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered, in an amount equal to 50% (provided that, (A) such amount shall be reduced to 25% if the Consolidated Leverage Ratio on the date pursuant to this Section 2.9(b) is less than 5.0 to 1.0, but greater than or equal to 4.0 to 1.0 and (B) no mandatory prepayment shall be required pursuant to this Section 2.9(b) if the Consolidated Leverage Ratio on the date pursuant to this Section 2.9(b) is less than 4.0 to 1.0) of Excess Cash Flow for such Fiscal Year.  Any such mandatory prepayment shall be applied in accordance with Section 2.9(c) below.

(c)                                  Any prepayments made by the Borrower required to be applied in accordance with this Section 2.9(c) shall be applied as follows: first, to prepay the outstanding principal balance of the Term Loans, until such Term Loans shall have been prepaid in full; second, to repay the outstanding principal balance of the Swing Line Loans, until such Swing Line Loans shall have been repaid in full; third, to repay the outstanding principal balance of the Revolving Loans, until such Revolving Loans shall have been paid in full; and then, to provide cash collateral for any Letter of Credit Obligations in the manner set forth in Section 7.3 until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein.  All prepayments of the Term Loans made pursuant to this Section 2.9 shall be applied to reduce ratably the remaining installments of such outstanding principal amounts of the Term Loans of both Tranches on a pro rata basis.  All repayments of Revolving Loans and Swing Line Loans required to be made pursuant to Section 2.9(a) or (b) (or which would be required to be made had the outstanding Revolving Loans and Swing Line Loans equaled the Revolving Credit Commitments then in effect) shall result in a permanent reduction of the Revolving Credit Commitments as provided in Section 2.5(b).

(d)                                 If at any time the aggregate Revolving Credit Outstandings exceed the aggregate Available Revolving Credit Commitments at such time, the Borrower shall forthwith prepay the Swing Line Loans first and then the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Line Loans and Revolving Loans, the Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 7.3 in an amount equal to such excess.

(e)                                  If at any time the aggregate Revolving Credit Euro Outstandings exceed $15,000,000, the Borrower shall forthwith prepay the Revolving Euro Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Euro Loans, the Borrower shall provide cash collateral for the Letter of Credit (Euro) Obligations in the manner set forth in Section 7.3 in an amount equal to such excess.

(f)                                    No mandatory prepayment of the Tranche A (Euro) Term Loans will be required as a result of any changes in the rate of exchange for Dollars and euro.

(g)                                 No later than the time at which the Borrower makes any mandatory prepayment to the Administrative Agent pursuant to this Section 2.9, the Borrower shall notify the Administrative Agent in writing of the amount of any such mandatory prepayment and the reason therefor.

2.10                           Interest.

(a)                                  Rate of Interest.

All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations become due and payable until, in all cases, paid in full, except as otherwise provided in Section 2.10(c), as follows:

(i)                                     in the case of a Base Rate Loan, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time plus (B) the Applicable Margin in effect from time to time for such Loan;

(ii)                                  in the case of a LIBO Rate Loan, at a rate per annum equal to the sum of (A) the LIBO Rate determined for the applicable Interest Period plus (B) the Applicable Margin in effect from time to time for such Loan during such Interest Period; and

(iii)                               in the case of any Obligations (other than Loans) that have become due and payable, (x) if such other Obligation constitutes interest in respect of the Tranche B Term Loan, at a rate per annum equal to the sum of (A) the Base Rate as in effect for time to time plus (B) the Applicable Margin for the Tranche B Term Loan in effect from time to time plus (C) 2% per annum or (y) otherwise, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time plus (B) the Applicable Margin for Revolving Loans in effect from time to time plus (C) 2% per annum.

(b)                                 Interest Payments.

(i)                                     Interest accrued on each Base Rate Loan (including Swing Line Loans) shall be due and payable in arrears (A) on the last Business Day of each calendar quarter, (B) in the case of Base Rate Loans that are Term Loans, upon the payment or prepayment thereof in full or in part, and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan.

(ii)                                  Interest accrued on each LIBO Rate Loan shall be due and payable in arrears (A) on the last day of each Interest Period applicable to such Loan and if such Interest Period has a duration of more than three months, on each day during such Interest Period which occurs every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part, and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such LIBO Rate Loan.

(iii)                               Interest accrued on the amount of all other Obligations shall be due and payable on demand at any time and from time to time after such Obligation becomes due and payable (whether by acceleration or otherwise).

(c)                                  Interest on Defaulted Principal.

Any principal of any outstanding Loan that has become due and payable shall bear interest at a rate which is 2% per annum in excess of the rate of interest otherwise applicable to such Loan from time to time.

(d)                                 Currency of Payment.

Interest on any Loan or other Obligation shall be payable in the same currency as the currency in which such Loan or other Obligation is payable.

2.11                           Conversion/Continuation Option.

(a)                                  The Borrower may elect (i) at any time to convert Base Rate Loans (other than Swing Line Loans) or any portion thereof to LIBO Rate Dollar Loans in an Applicable Currency Denomination, (ii) at any time to convert LIBO Rate Dollar Loans or any portion thereof into Base Rate Loans in an Applicable Currency Denomination, (iii) at the end of any applicable Interest Period to continue LIBO Rate Loans or any portion thereof in an Applicable Currency Denomination for an additional Interest Period in the same Applicable Currency, or (iv) at the end of any Interest Period for any LIBO Loans comprising all or a portion of the Tranche A (Euro) Term Loan, to continue such LIBO Loans or any portion thereof that is at least €5,000,000 (but is not in an Applicable Currency Denomination) for an additional Interest Period, so long as all other LIBO Loans comprising the Tranche A (Euro) Term Loan are in an Applicable Currency Denomination; provided, however, that, if any such conversion of any LIBO Rate Dollar Loan is made pursuant to clause (ii) above other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 2.14(e).  Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with its Ratable Portion. Each such election shall be in substantially the form of Exhibit E hereto (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent written notice no later than 12:00 noon (New York City time) on the date three Business Days (other than in the case of a continuation of any Euro Loan) or four Business Days (in the case of a continuation of any Euro Loan) in advance of the relevant conversion or continuation, which notice shall specify (A) the amount, type and Applicable Currency of Loan being converted or continued, (B) in the case of a conversion to LIBO Rate Dollar Loans or a continuation of LIBO Rate Loans, the applicable Interest Period, (C) in the case of a conversion, the date of conversion (which date shall be a Business Day) and (D) in the case of any conversion or continuation of any Revolving Loan, the aggregate outstanding principal liability of the Borrower under any Foreign Overdraft Guaranties on such date of conversion or continuation.  In lieu of giving a Notice of Conversion or Continuation for any conversion or continuation, the Borrower may give the Administrative Agent telephonic notice prior to the time required for giving a Notice of Conversion or Continuation; provided, however, that such telephonic notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion or Continuation to the Administrative Agent prior to the date of conversion or continuation.

(b)                                 The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation (or of telephonic notice duly given in lieu thereof) and of the options selected therein. Notwithstanding the foregoing, (i) Euro Loans may not be converted into Base Rate Loans or into LIBO Rate Dollar Loans; (ii) no conversion in whole or in part of Base Rate Loans to LIBO Rate Dollar Loans, and no continuation in whole or in part of LIBO Rate Dollar Loans upon the expiration of any applicable Interest Period, and no election of an Interest Period in excess of one month in respect of any Euro Loans, shall be permitted at any time at which a Default or an Event of Default shall have occurred and be continuing; and (iii) no conversion in whole or in part of Base Rate Loans to LIBO Rate Dollar Loans, and no continuation in whole or in part of LIBO Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which such conversion into, or continuation of, would violate any of the provisions of Section 2.14. If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any LIBO Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, (i) if such Loans are LIBO Rate Dollar Loans, such Loans will be automatically converted to Base Rate Loans or (ii) if such Loans are Euro Loans, such Loans shall be automatically continued as Euro Loans with an Interest Period of one month.  Each Notice of Conversion or Continuation shall be irrevocable.

2.12                           Fees.

(a)                                  Unused Commitment Fee.

The Borrower agrees to pay to each Revolving Credit Lender a commitment fee in Dollars on the daily average amount by which the Revolving Credit Commitment of such Lender exceeds such Lender’s Ratable Portion of the excess of (x) the Revolving Credit Outstandings over (y) the amount of any outstanding Swing Line Loans (the “Unused Commitment Fee”) from the date hereof until the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (i) on the last Business Day of each calendar quarter, and (ii) on the Revolving Credit Termination Date.

(b)                                 Letter of Credit Fees.

The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i)                                     to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee in the Applicable Currency equal to 0.25% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit, payable in arrears (A) on the last Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date (or, if any cash collateral has been deposited with respect to such Letter of Credit pursuant to clause (x)(B)(ii) or (y)(B)(ii) of Section 2.4(b), the date of expiration of such Letter of Credit);

(ii)                                  to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee in the Applicable Currency accruing at a rate per annum equal to the Applicable Margin for Revolving Loans that are LIBO Rate Loans, of the maximum amount available from time to time to be drawn under such Letter of Credit, payable in arrears on the last Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (ii) on the Revolving Credit Termination Date (or, if any cash collateral has been deposited with respect to such Letter of Credit pursuant to clause (x)(B)(ii) or (y)(B)(ii) of Section 2.4(b), the date of expiration of such Letter of Credit); provided, however, that during the continuance of an Event of Default under Section 7.1(a) in respect of principal or interest, such fee shall be increased by 2.00% per annum and shall be payable on demand, and during the continuance of any other Event of Default, by written notice to the Borrower given by the Administrative Agent acting upon the direction of the Requisite Lenders, the Requisite Lenders may require that such fee shall be increased to the per annum rate equal to the rate otherwise applicable to such fee plus 2.00% per annum and shall be payable on demand; and

(iii)                               to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c)                                  Additional Fees.

The Borrower has agreed to pay to the Arrangers additional fees, the amount and dates of payment of which are embodied in the Engagement Letter and the Appointment Letter.

2.13                           Payments and Computations.

(a)                                  The Borrower shall make each payment hereunder (including fees and expenses) not later than 12:00 noon (New York City time) on the day when due, in the Applicable Currency, to the Administrative Agent at an account designated from time to time by the Administrative Agent at a bank in New York City (or, in the case of payments in euro, at an account designated from time to time by the Administrative Agent as the place for payments in euro) in immediately available funds without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed immediately available funds relating to the payment of principal or interest or fees to the Lenders, in accordance with the application of payments set forth in clauses (e) and (f) of this Section 2.13, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.14(c), Section 2.14(e), Section 2.15 or Section 2.16 shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Line Loans shall be paid only to the Swing Line Loan Lender. Payments received by the Administrative Agent after 12:00 noon (New York City time) shall be deemed to be received on the next Business Day.

(b)                                 All computations of interest based on clause (a) of the definition of Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)                                  Except as otherwise specified herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any LIBO Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans, Tranche A (Euro) Term Loans or Tranche B Term Loans shall be applied as follows:  first to repay such Loans outstanding as Base Rate Loans and then to repay such Loans outstanding as LIBO Rate Loans with those LIBO Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Effective Rate, for the first Business Day, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(e)                                  Subject to the provisions of clause (f) of this Section 2.13 and except as otherwise provided in Section 2.9, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied first, to pay all Obligations then due and payable; and second, as the Borrower so designates.  Payments in respect of Swing Line Loans received by the Administrative Agent shall be distributed to the Swing Line Loan Lender; payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Revolving Credit Lender in accordance with such Lender’s Ratable Portion of the Revolving Credit Commitments; payments in respect of the Tranche A (Euro) Term Loans received by the Administrative Agent shall be distributed to each Tranche A (Euro) Term Loan Lender in accordance with such Lender’s Ratable Portion of the Tranche A (Euro) Term Loans; payments in respect of the Tranche B Term Loans received by the Administrative Agent shall be distributed to each Tranche B Term Loan Lender in accordance with such Lender’s Ratable Portion of the Tranche B Term Loans; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto, and, if to the Lenders, in proportion to their respective Ratable Portions.

(f)                                    The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default, and agrees that, if an Event of Default has occurred and is continuing, the Administrative Agent may, and shall upon either (A) the written direction of the Requisite Revolving Credit Lenders, the Requisite Tranche A (Euro) Term Loan Lenders and the Requisite Tranche B Term Loan Lenders or (B) the acceleration of the Obligations pursuant to Section 7.2, apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Accounts (including all proceeds arising from any Reinvestment Event that are held in a Cash Collateral Account pending application thereof as specified in a Reinvestment Notice) and all other proceeds of Collateral in the following order:

(i)                                     first, to pay Obligations in respect of any expense reimbursements or indemnities then due the Administrative Agent and the Collateral Agent;

(ii)                                  second, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuers;

(iii)                               third, to pay Obligations in respect of any fees then due to the Administrative Agent, the Collateral Agent, the Lenders and the Issuers;

(iv)                              fourth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations;

(v)                                 fifth, to pay or prepay principal payments on the Loans and Reimbursement Obligations and any Obligations owing with respect to Hedging Contracts and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 7.3, ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts and Obligations owing with respect to Hedging Contracts; and

(vi)                              sixth, to the ratable payment of all other Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of clauses first through sixth, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Obligations described in such clauses. The order of priority set forth in clauses first through sixth of this Section 2.13(f) may at any time and from time to time be changed by the agreement of the Requisite Revolving Lenders and the Requisite Term Loan Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuer, or by any other Person that is not a Lender or Issuer. The order of priority set forth in clauses first through third of this Section 2.13(f) may be changed only with the prior written consent of the Administrative Agent and the Collateral Agent in addition to the Requisite Revolving Credit Lenders, the Requisite Tranche A (Euro) Term Loan Lenders and Requisite Tranche B Term Loan Lenders.

(g)                                 The Administrative Agent reserves the right to apply against the repayment of any Obligations owing in any currency, any repayment and other amounts that may be applied in accordance with other provisions of this Agreement to repay such Obligations, regardless of the currency in which such repayments and amounts were received or are held.

2.14                           Special Provisions Governing LIBO Rate Loans.

(a)                                  Determination of Interest Rate.

The LIBO Rate for each Interest Period for LIBO Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “LIBO Rate.”  The Administrative Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding on the Borrower.

(b)                                 Interest Rate Unascertainable, Inadequate or Unfair.

In the event that: (x) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBO Rate for any LIBO Rate Loan then being determined is to be fixed; or (y) the Requisite Lenders notify the Administrative Agent that the LIBO Rate for any Interest Period for any LIBO Rate Loan will not adequately reflect the cost to the Lenders of making or maintaining such Loan for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

(i)                                     if the affected Loans are LIBO Rate Dollar Loans, each LIBO Rate Dollar Loan will automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make LIBO Rate Dollar Loans or to convert Base Rate Loans into LIBO Rate Dollar Loans shall be suspended;

(ii)                                  if the affected Loans are Revolving Euro Loans, each Revolving Euro Loan will automatically on the last day of the current Interest Period for such Loan, become due and payable and the obligations of the Lenders to make Revolving Euro Loans shall be suspended; or

(iii)                               if the affected Loans are Tranche A (Euro) Term Loans, the determination of the LIBO Rate for such Tranche A (Euro) Term Loans based on the definition thereof in Article 1 will be suspended and the LIBO Rate for each Tranche A (Euro) Term Loan from and after the last day of the current Interest Period for such Loan will be equal to a rate reasonably determined by the Administrative Agent as representing the cost to Lenders generally holding such Tranche A (Euro) Term Loans of funding such Loans in euro for such Interest Period;

in any case until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c)                                  Increased Costs.

If at any time any Lender shall determine that because of the introduction after the Closing Date of or any change after the Closing Date in or in the interpretation of any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the LIBO Rate) or the compliance by such Lender with any guideline, request or directive promulgated or given after the Closing Date by or on behalf of any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBO Rate Dollar Loans or Euro Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than 270 days prior to the date that such Lender initially notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such 270 day period shall be extended to include the period of such retroactive effect.  A certificate as to the amount of such increased cost and setting forth in reasonable detail the basis of the calculation of such cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d)                                 Illegality.

Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction after the Closing Date of or any change after the Closing Date in or in the interpretation of any law, treaty or governmental rule, regulation or order shall make it unlawful, or any central bank or other Governmental Authority shall assert after the Closing Date that it is unlawful, for any Lender or its LIBOR Lending Office to make LIBO Rate Dollar Loans or Euro Loans or to continue to fund or maintain LIBO Rate Dollar Loans or Euro Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent:

(i)                                     if the affected Loans are LIBO Rate Dollar Loans, (x) the obligation of such Lender to make or to continue LIBO Rate Dollar Loans and to convert Base Rate Loans into LIBO Rate Dollar Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of LIBO Rate Dollar Loans, and (y) if LIBO Rate Dollar Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan;

(ii)                                  if the affected Loans are Revolving Euro Loans, (x) the obligation of such Lender to make or to continue Revolving Euro Loans shall be suspended and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Revolving Euro Loans and (y) if Revolving Euro Loans are then outstanding, the Borrower shall immediately repay each such Loan; and

(iii)                               if the affected Loans are Tranche A (Euro) Term Loans, each such Loan shall immediately become due and payable and the Borrower shall immediately repay each such Loan.

If at any time after a Lender gives notice under this Section 2.14(d) such Lender determines that it may lawfully make LIBO Rate Dollar Loans or Revolving Euro Loans, as applicable, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make LIBO Rate Dollar Loans or Revolving Euro Loans, as applicable, shall thereupon be restored.

(e)                                  Breakage Costs.

In addition to all amounts required to be paid by the Borrower pursuant to Section 2.10, the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s LIBO Rate Loans (including Euro Loans) to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) which that Lender may sustain (i) if for any reason a proposed Borrowing, conversion into or continuation of LIBO Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by a Borrower or in a telephonic request by it for borrowing or conversion or continuation for a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11, (ii) if for any reason any LIBO Rate Loan is prepaid (including mandatorily pursuant to Section 2.9 or Section 2.14(d)) or any LIBO Rate Dollar Loan is converted pursuant to Section 2.11 into a Base Rate Loan on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a LIBO Rate Dollar Loan to a Base Rate Loan as a result of any of the events indicated in Section 2.14(d), or (iv) as a consequence of any failure by a Borrower to repay LIBO Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written certificate as to such losses, expenses and liabilities, setting forth in reasonable detail the basis of the calculation of such losses, expenses and liabilities and this certificate shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

2.15         Capital Adequacy.  If at any time any Lender determines that (a) the adoption of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation, or order, or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on the capital of such Lender (or any corporation controlling such Lender) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below the level that such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than 270 days prior to the date that such Lender initially notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such 270 day period shall be extended to include the period of such retroactive effect.  A certificate as to such amounts, setting forth in reasonable detail the basis of the calculation of such amounts, submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

2.16         Taxes.

(a)           Any and all payments by the Borrower under each Loan Document shall be made free and clear of and without deduction for any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, franchise taxes (imposed in lieu of net income taxes), branch profits taxes, and other taxes imposed on or measured by net income, imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein, including as a result of a lending office, a fixed place of business, or a permanent establishment maintained by such Administrative Agent or such Lender (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) the Borrower shall deliver to the Administrative Agent evidence of such payment.

(b)           In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c)           The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within (and shall be due and payable on the date) 30 days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d)           Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.8, the original or a certified copy of a receipt evidencing payment thereof (or, if such original or certified copy is not available, any other proof of payment reasonably satisfactory to the Administrative Agent).

(e)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.16 shall survive the payment in full of the Obligations.

(f)            Prior to the Closing Date in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Non-U.S. Lender and from time to time thereafter if requested by the Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Borrower with two completed copies of: (i) Form W 8ECI (claiming exemption from withholding because the income is effectively connected with a United States trade or business) (or any successor form); (ii) Form W 8BEN (claiming exemption from, or a reduction of, withholding tax under an income tax treaty) (or any successor form); (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W 8BEN (claiming exemption from withholding under the portfolio interest exemption)(or successor form); or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate.

(g)           Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

2.17         Substitution of Lenders.  In the event that (a) (i) any Lender makes a claim under Section 2.14(c) or Section 2.15, or (ii) it becomes illegal for any Lender to continue to fund or make any LIBO Rate Loan or Revolving Euro Loan and such Lender notifies the Borrower pursuant to Section 2.14(d), or (iii) the Borrower is required to make any payment pursuant to Section 2.16 that is attributable to any Lender, or (iv) any Lender is a Non-Funding Lender, (b) in the case of clause (a)(i) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (c) Lenders holding at least 75% of the Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrower may substitute another financial institution for such Affected Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the occurrence of any of the events described in clauses (a)(i), (ii), (iii) or (iv)) by the Borrower to the Administrative Agent and the Affected Lender that the Borrower intends to make such substitution, which substitute financial institution must be, if not a Lender, reasonably acceptable to the Administrative Agent; provided, however, that if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims. In the event that the proposed substitute financial institution or other entity is reasonably acceptable to the Administrative Agent and the written notice was properly issued under this Section 2.17, the

Affected Lender shall sell and the substitute financial institution or other entity shall purchase, pursuant to an Assignment and Acceptance, all rights and claims of such Affected Lender under the Loan Documents and the substitute financial institution or other entity shall assume and the Affected Lender shall be relieved of its Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Upon the effectiveness of such sale, purchase and assumption (that, in any event shall be conditioned upon the payment in full by the Borrower to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date), the substitute financial institution or other entity shall become a “Lender” hereunder for all purposes of this Agreement having a Revolving Credit Commitment (if applicable) in the amount of such Affected Lender’s Revolving Credit Commitment assumed by it and such Revolving Credit Commitment (if applicable) of the Affected Lender shall be terminated, provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

ARTICLE 3

CONDITIONS TO LOANS AND LETTERS OF CREDIT

3.1           Conditions Precedent to Initial Loans and Letters of Credit.  The obligation of each Lender to make the Loans requested to be made by it on the Closing Date and the obligation of each Issuer to issue Letters of Credit on the Closing Date is subject to the satisfaction of all of the following conditions precedent:

(a)           Certain Documents.

The Administrative Agent shall have received on the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i)            this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Note or Notes of the Borrower conforming to the requirements set forth herein;

(ii)           the Guaranty, duly executed by Holdings and each Subsidiary Guarantor;

(iii)          the Security Agreement, duly executed by the Borrower, Holdings and each Subsidiary Guarantor, together with:

(A)      evidence satisfactory to the Administrative Agent that the Administrative Agent (for the benefit of the Secured Parties) has a valid and perfected first priority security interest in the Collateral, including (x) such documents duly executed by each Loan Party as the Administrative Agent may reasonably request with respect to the perfection of its security interests in the Collateral (including evidence satisfactory to the Administrative Agent that financing statements under the UCC, patent, trademark and copyright security agreements and other applicable documents under the laws of any jurisdiction have been appropriately filed with respect to the perfection of Liens created by the Security Agreement) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those which shall be terminated on the Closing Date and those in respect of Liens permitted under Section 6.3);

(B)       share certificates representing all of certificated Pledged Stock being pledged pursuant to such Security Agreement and stock powers for such share certificates executed in blank;

(C)       all instruments representing Pledged Notes, including the SwissCo Intercompany Note, being pledged pursuant to such Security Agreement duly endorsed in favor of the Administrative Agent or in blank;

(D)      the SwissCo Original Intercompany Note, the SwissCo 2 Note Original Security Agreement and SwissCo 2 Note Security Agreement Amendment, each duly executed by the Borrower (except in the case of the SwissCo Original Intercompany Note) and SwissCo and certified as being complete and correct by a Responsible Officer of the Borrower; and

(E)       Deed of Pledge, dated the Closing Date, duly executed by Merisant Foreign Holdings I, Inc. in favor of the Administrative Agent;

(iv)          the Original Mortgage together with: (A) title insurance policies, satisfactory in form and substance to the Administrative Agent, in its sole discretion; (B) evidence that counterparts of the Original Mortgage have been recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, to create a valid and enforceable first priority lien on property described therein in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law); and (C) an opinion of counsel in each state in which any Mortgage is recorded in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(v)           (A) a favorable opinion of Sidley Austin Brown & Wood LLP, counsel to the Loan Parties, in substantially the form of Exhibit F, and (B) a favorable opinion of counsel to the Loan Parties in the Republic of Spain as to the validity and enforceability of the pledge of shares of Merisant Spain, S.L. by the Borrower, in each case addressed to the Administrative Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request;

(vi)          a copy of each Senior Subordinated Debt Document and each Disclosure Document certified as being complete and correct by a Responsible Officer of the Borrower;

(vii)         a copy of the articles or certificate of incorporation (or equivalent organizational documents) of each Loan Party, certified as of a recent date by the Secretary of State of the state of incorporation of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

(viii)        a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to the immediately preceding clause;

(ix)           a certificate of (A) the Chief Financial Officer of the Borrower, stating that the Borrower and each Subsidiary Guarantor taken as a whole is Solvent, and (B) the Chief Financial Officer of Holdings, stating that Holdings together with the Borrower and each Subsidiary Guarantor taken as a whole is Solvent, in each case after giving effect to the initial Loans and Letters of Credit, the application of the proceeds thereof to effect the Recapitalization and otherwise in accordance with Section 4.16 and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(x)            a certificate of a Responsible Officer to the effect that (A) the condition set forth in Section 3.2(b) has been satisfied, (B) no litigation shall have been commenced against any Loan Party or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect or which restrains or imposes or can reasonably be expected to impose materially adverse conditions upon the Recapitalization, the Senior Subordinated Initial Notes, the Facilities or the transactions contemplated thereby, (C) the Recapitalization has been completed and has been consummated in accordance with all Requirements of Law, (D) substantially concurrent with the funding of the Term Loans $225,000,000 principal amount of the Senior Subordinated Initial Notes have been issued by the Borrower and the proceeds thereof have been received in Dollars by the Borrower and have been applied to the Recapitalization and related transaction costs, and (E) the attached Corporate Chart is true, correct and complete in all material respects as of the Closing Date;

(xi)           evidence satisfactory to the Administrative Agent that the insurance policies required by Section 5.5(b) and any Collateral Document are in full force and effect, together with endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of Holdings, the Borrower and its Subsidiaries; and

(xii)          such other certificates, documents, agreements and information respecting any Loan Party as the Administrative Agent may reasonably request.

(b)           Fee and Expenses Paid.

There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees due and payable on or before the Closing Date (including all such fees described in the Fee Letter), and all reasonable expenses due and payable on or before the Closing Date in respect of which the Borrower shall have received a request in accordance with Section 9.3(c) on or prior to the Closing Date.

(c)           Minimum Operating EBITDA.

The Operating EBITDA (as defined in the Disclosure Circular) for the twelve month period ending March 31, 2003 shall not be less than $105,300,000.

(d)           Minimum Loan Rating.

The Loans shall have received a senior secured debt rating of at least B1 from Moody’s and at least B+ from S&P.

(e)           Financials.

The Lenders shall have received and be reasonably satisfied with  (i) a pro forma estimated balance sheet of the Borrower and its subsidiaries as of March 31, 2003 giving effect to the Recapitalization and the transactions contemplated thereby as of such date, (ii) audited financial statements of the Borrower and its subsidiaries for the fiscal period ending December 31, 2002 by PricewaterhouseCoopers, L.L.P. which statements shall be unqualified and accompanied by a signed auditor’s report, (iii) interim unaudited monthly and quarterly financial statements of the Borrower and its subsidiaries through the fiscal month ending April 30, 2003 and (iv) the Borrower’s quarterly budget for Fiscal Year 2003 and financial projections for the Fiscal Years 2003 through 2008 prepared by the Borrower’s management.

(f)            Existing Indebtedness.

The Lenders shall be satisfied in their reasonable judgment that there shall not occur as a result of the consummation of the Recapitalization and the funding of the Facilities, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Borrower’s or its subsidiaries’ debt instruments and other material agreements (other than the Prior Credit Facility which shall have been terminated substantially concurrently with the funding of the Term Loans).

(g)           ERISA Obligations.

The Lenders shall be reasonably satisfied that the Borrower and its Subsidiaries will be able to meet their obligations under their respective Plans, that all such Plans are in material compliance with ERISA, the Code, their own terms, and other applicable law, that all Plans are, in all material respects, funded in accordance with the minimum statutory requirements, that no material Reportable Event has occurred as to any Single Employee Plan, and that no termination of, or withdrawal from, any Single Employer Plan or Multiemployer Plan has occurred or is contemplated.

(h)           No Material Adverse Change.

There shall not have occurred or exist any event or condition that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(i)            Related Documents.

The Administrative Agent and the Lenders shall be reasonably satisfied that:  (i) the final material terms and conditions of the Recapitalization and of the Senior Subordinated Debt Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, (ii) the Recapitalization and the Senior Subordinated Debt Documents shall have been approved by all necessary corporate action of the Borrower and each of the other parties thereto, shall be in full force and effect and there shall not have occurred and be continuing any material breach or default thereunder, (iii) all conditions precedent to the consummation of the Recapitalization and the issuance of the Senior Subordinated Initial Notes shall have been satisfied or waived with the consent of the Administrative Agent, and (iv) the issuance of the Senior Subordinated Initial Notes shall have been consummated in accordance with the relevant documents and all applicable Requirements of Law.

(j)            Consents, Etc.

Each of the Borrower and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Borrower and its Subsidiaries lawfully (A) to execute, deliver and perform, in all material respects, their respective obligations hereunder, the Loan Documents and the Senior Subordinated Debt Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith, (B) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents, and (C) to consummate the Recapitalization and the issuance of the Senior Subordinated Initial Notes.

(k)           Environmental Assessments.

For each material piece of real property owned, operated or leased by Holdings, the Borrower or any of its Subsidiaries, the Administrative Agent shall have received an environmental site assessment report prepared by a consultant reasonably acceptable to the Administrative Agent (or, if the Administrative Agent deems sufficient in lieu thereof a questionnaire completed by a Responsible Officer of the Borrower) in a form and scope reasonably satisfactory to the Administrative Agent, that demonstrates, to the sole satisfaction of the Administrative Agent, the absence of any event or condition that could give rise to liability under Environmental Laws that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and no significant risk thereof.

(l)            Repayment of Prior Credit Facility.

Substantially concurrently with the initial funding of the Term Loans, the Prior Credit Facility shall have been paid in full, all commitments thereunder shall have been terminated, and all Liens granted thereunder shall have been terminated in form and substance reasonably satisfactory to the Administrative Agent and the Administrative Agent shall have received reasonably satisfactory written evidence thereof executed by the administrative agent thereunder.

3.2           Conditions Precedent to Each Loan and Letter of Credit.  The obligation of each Lender on any date (including the Amendment Closing Date) to make any Loan and of each Issuer on any date (including the Amendment Closing Date) to issue any Letter of Credit is subject to the satisfaction of all of the following conditions precedent:

(a)           Request for Borrowing or Issuance of Letter of Credit.

With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing or, in the case of Swing Line Loans, a duly executed Swing Line Loan Request, and with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b)           Representations and Warranties; No Defaults.

The following statements shall be true on the date of such Loan or issuance, both before and after giving effect thereto and, in the case of such Loan, to the application of the proceeds therefrom:

(i)            The representations and warranties set forth in Article 4 and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date); and

(ii)           No Default or Event of Default shall have occurred and be continuing.

(c)           No Legal Impediments.

The making of the Loans or the issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or issuance and is not enjoined, temporarily, preliminarily or permanently.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Line Loan Request and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Request and the issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in Section 3.2(b) on the date of the making of such Loan or the issuance of such Letter of Credit.

3.3           Conditions Precedent to the Additional Tranche B Term Loans and Letters of Credit.  The obligation of each Lender to make the Loans requested to be made by it on the Amendment Closing Date and the obligation of each Issuer to issue Letters of Credit on the Amendment Closing Date is subject to the satisfaction of all of the following conditions precedent:

(a)           Certain Documents.

The Administrative Agent shall have received on the Amendment Closing Date each of the following, each dated the Amendment Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and in sufficient copies for each Lender and the Collateral Agent:

(i)            this Agreement, duly executed and delivered by Merisant Worldwide and Merisant Company and, for the account of each Lender requesting the same, a Note or Notes of Merisant Company conforming to the requirements set forth herein;

(ii)           the Guaranty, amended and restated as of the date hereof, duly executed by Merisant Worldwide and each Subsidiary Guarantor;

(iii)          the Security Agreement, amended and restated as of the date hereof, duly executed by Merisant Worldwide, Merisant Company and each Subsidiary Guarantor, together with:

(A)      evidence satisfactory to the Administrative Agent that the Collateral Agent (for the benefit of the Secured Parties) has a valid and perfected first priority security interest in the Collateral, including (x) such documents duly executed by each Loan Party as the Collateral Agent may reasonably request with respect to the perfection of its security interests in the Collateral (including evidence satisfactory to the Collateral Agent that financing statements under the UCC, patent, trademark and copyright security agreements and amendments to each thereto and other applicable documents under the laws of any jurisdiction have been appropriately filed with respect to the perfection of Liens created by the Security Agreement) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those which shall be terminated on the Amendment Closing Date and those in respect of Liens permitted under Section 6.3);

(B)       share certificates representing all of certificated Pledged Stock being pledged pursuant to such Security Agreement and stock powers for such share certificates executed in blank;

(C)       all instruments representing Pledged Notes, including the SwissCo Intercompany Note, being pledged pursuant to such Security Agreement duly endorsed in favor of the Collateral Agent or in blank;

(D)      the SwissCo Original Intercompany Note, the SwissCo 2 Note Original Security Agreement and SwissCo 2 Note Security Agreement Amendment, each duly executed by Merisant Company (except in the case of the SwissCo Original Intercompany Note) and SwissCo and certified as being complete and correct by a Responsible Officer of Merisant Company; and

(E)       all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement);

(F)       evidence reasonably satisfactory to the Administrative Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Collateral Documents; and

(G)       in respect to granting a Lien on 65% of the stock of Merisant Spain:

(I)            subject to Section 6.16, an amendment and restatement of the Deed of Pledge, dated the Amendment Closing Date, duly executed by MFH in favor of the Collateral Agent; and

(II)           subject to Section 6.16, a certificate of Merisant Spain satisfactory to the Administrative Agent confirming registry of the lien in the company records as required by legal opinion;

(iv)          an amendment and restatement to the Original Mortgage together with: (A) title insurance policies, satisfactory in form and substance to the Administrative Agent and the Collateral Agent; (B) evidence that counterparts of the

Original Mortgage, as amended, have been recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, to create a valid and enforceable first priority lien on property described therein in favor of the Collateral Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law); and (C) an opinion of counsel in each state in which any Mortgage is recorded in form and substance and from counsel reasonably satisfactory to the Collateral Agent;

(v)           (A) a favorable opinion of Sidley Austin LLP, counsel to the Loan Parties, in substantially the form of Exhibit F, and (B) a favorable opinion of counsel to the Loan Parties in the Republic of Spain as to the validity and enforceability of the pledge of shares of Merisant Spain by Merisant Company, in each case which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent, the Collateral Agent, the Lenders and Issuers;

(vi)          a copy of each Senior Subordinated Debt Document, each Senior Subordinated Discount Debt Document and each Disclosure Document certified as being complete and correct by a Responsible Officer of Merisant Company;

(vii)         a copy of the articles or certificate of incorporation (or equivalent organizational documents) of each Loan Party, certified as of a recent date by the Secretary of State of the state of incorporation of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

(viii)        a certificate of the secretary or an assistant secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Documents) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s board of directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to the immediately preceding clause;

(ix)           a certificate of (A) the chief financial officer of Merisant Company, stating that Merisant Company and each Subsidiary Guarantor taken as a whole is Solvent, and (B) the chief financial officer of Merisant Worldwide, stating that Merisant Worldwide together with Merisant Company and each Subsidiary Guarantor taken as a whole is Solvent, in each case after giving effect to the Additional Tranche B

Term Loans and Letters of Credit, the application of the proceeds thereof in accordance with Section 4.16 and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(x)            a certificate of a Responsible Officer of Merisant Company to the effect that (A) the conditions set forth in Section 3.2(b) have been satisfied, (B) no litigation shall have been commenced against any Loan Party or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect or which restrains or imposes or can reasonably be expected to impose materially adverse conditions upon the Loans or the transactions contemplated thereby, (C) substantially concurrent with the funding of the Additional Tranche B Term Loans, the proceeds thereof have been received in Dollars by Merisant Company and have been applied to the repayment in full of the Prior Second Lien Credit Facility and related transaction costs, and (D) the attached Corporate Chart is true, correct and complete in all material respects as of the Amendment Closing Date;

(xi)           evidence satisfactory to the Administrative Agent that the insurance policies required by Section 5.5(b) and any Collateral Document are in full force and effect, together with endorsements naming the Collateral Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of Merisant Worldwide, Merisant Company and its Subsidiaries; and

(xii)          such other certificates, documents, agreements and information respecting any Loan Party as the Administrative Agent may reasonably request.

(b)           Fee and Expenses Paid.

There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees due and payable on or before the Amendment Closing Date (including all such fees described in the Engagement Letter and the Appointment Letter), and all reasonable expenses due and payable on or before the Amendment Closing Date in respect of which Merisant Company shall have received a request in accordance with Section 9.3(c) on or prior to the Amendment Closing Date.

(c)           Ratings.

(i)            The Facilities shall have received a senior secured debt rating from Moody’s and S&P.

(ii)           Merisant Company shall have received a corporate rating from S&P and a corporate family rating from Moody’s.

(d)           Financials.

The Lenders shall have received and be reasonably satisfied with  (i) a pro forma estimated balance sheet of Merisant Company and its subsidiaries as of March 31, 2007 after giving effect to the transactions contemplated hereby as of such date, (ii) audited financial statements of Merisant Company and its subsidiaries for the fiscal period ending December 31, 2006 by BDO Seidman L.L.P. which statements shall be unqualified and accompanied by a signed auditor’s report, (iii) interim unaudited monthly and quarterly financial statements of Merisant Company and its subsidiaries through the fiscal month ending February 28, 2007 and (iv) Merisant Company’s quarterly budget for Fiscal Year 2007 and financial projections for the Fiscal Years 2007 through 2011 prepared by Merisant Company’s management.

(e)           Existing Indebtedness and Material Agreements.

The Lenders shall be satisfied in their reasonable judgment that (i) there shall not occur as a result of the funding of the Loans, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of Merisant Worldwide or its Subsidiaries’ debt instruments and other material agreements, (ii) there shall not have been an issuance of preferred stock of Merisant Worldwide, Merisant Company or any of their Subsidiaries (other than Holdings Permitted Preferred Stock) and (iii) none of Merisant Worldwide, Merisant Company or their Subsidiaries shall have any indebtedness other than indebtedness permitted in Section 6.2 hereof.

(f)            ERISA Obligations.

The Lenders shall be reasonably satisfied that Merisant Worldwide and its Subsidiaries will be able to meet their obligations under their respective Plans, that all such Plans are in material compliance with ERISA, the Code, their own terms, and other applicable law, that all Plans are, in all material respects, funded in accordance with the minimum statutory requirements, that no material Reportable Event has occurred as to any Single Employee Plan, and that no termination of, or withdrawal from, any Single Employer Plan or Multiemployer Plan has occurred or is contemplated.

(g)           No Material Adverse Change.

There shall not have occurred or exist any event or condition that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(h)           Consents, Etc.

Each of Merisant Worldwide and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of Merisant Worldwide and its Subsidiaries lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder, the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith and (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

(i)            Environmental Assessments.

For each material piece of real property owned, operated or leased by Merisant Worldwide, Merisant Company or any of its Subsidiaries, the Administrative Agent shall have received an environmental site assessment report prepared by a consultant reasonably acceptable to the Administrative Agent (or, if the Administrative Agent deems sufficient in lieu thereof a questionnaire completed by a Responsible Officer of Merisant Company) in a form and scope reasonably satisfactory to the Administrative Agent, that demonstrates, to the sole satisfaction of the Administrative Agent, the absence of any event or condition that could give rise to liability under Environmental Laws that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j)            Repayment of Prior Second Lien Credit Facility.

Substantially concurrently with the initial funding of the Additional Tranche B Term Loans, the Prior Second Lien Credit Facility shall have been paid in full, all commitments thereunder shall have been terminated, and all Liens granted thereunder shall have been terminated in form and substance reasonably satisfactory to the Administrative Agent and the Administrative Agent shall have received reasonably satisfactory written evidence thereof executed by the administrative agent thereunder.

(k)           Consent and Fees to this Amendment.

(i)            The Administrative Agent shall have received counterparts of this Agreement by (A) Merisant Worldwide, Merisant Company and Administrative Agent and the Collateral Agent and (B) at least five Business Days prior to the Amendment Closing Date, the Requisite Lenders, the Tranche B Term Loan Lenders and the Tranche A (Euro) Term Loan Lenders, in each case, approving this Agreement.

(ii)           The Commitments for the Additional Tranche B Term Loan shall have been received in a form satisfactory to the Administration Agent.

(iii)          Merisant Company shall have paid an amendment fee in an amount equal to 0.25% of the outstanding Commitment of such Requisite Lenders and the Tranche B Term Loan Lenders and Tranche A (Euro) Term Loan Lenders who approved this Agreement pursuant to Section 3.3(k)(i) (calculated without giving effect to any increase pursuant to the Additional Tranche B Term Loans and assuming for purposes hereof that no Loans or Letters of Credit are outstanding), which amendment fee shall be due and payable (and shall be deemed fully-earned and non-refundable) on the Amendment Closing Date.

(l)            Patriot Act Information. The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Collateral Agent, the Issuers and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of Holdings and the Borrower hereby jointly and severally represents and warrants to the Administrative Agent, the Collateral Agent, each Issuer and each Lender that, on and as of the Amendment Closing Date, after the making of the Loans and other financial accommodations on the Amendment Closing Date and on and as of each date as required by Section 3.2(b)(i):

4.1           Financial Condition.  The audited balance sheet of Merisant Company and its consolidated Subsidiaries as at December 31, 2006, and the related audited statement of income for the Fiscal Year ended December 31, 2006, reported on and accompanied by an unqualified report from BDO Seidman LLP, copies of which have been furnished to each Lender, present fairly in all material respects the financial condition of Merisant Company and its consolidated Subsidiaries as at such date, and the results of its operations for the Fiscal Year then ended.  The unaudited balance sheet of Merisant Company and its consolidated Subsidiaries as at February 28, 2007, and the related unaudited statement of income for the two-month period ended on such date, copies of which have been furnished to each Lender, present fairly in all material respects the financial condition of Merisant Company and its consolidated Subsidiaries as at such date, and the results of its operations for the two-month period then ended (subject to normal year-end audit adjustments).  All such Financial Statements delivered in accordance with Section 4.1, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  As of the Amendment Closing Date, none of Merisant Worldwide, Merisant Company or any of their respective Subsidiaries has any material Guaranty Obligations (other than guaranties by the Subsidiary Guarantors under the Senior Subordinated Notes Indenture), contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in such February 28, 2007 financial statements.  During the period from December 31, 2006 to and including the date hereof there has been no Disposition by any of Holdings, the Borrower or any of their respective Subsidiaries of any material part of its business or property.

4.2           No Change.  Since December 31, 2006, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3           Corporate Existence; Compliance with Law.  Each of Holdings, the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent the failure to so qualify could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (e) is in compliance with its Constituent Documents and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation, lease and conduct, except for Permits, filings or notices the failure to obtain or make would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4           Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform under the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (a) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (b) the filings referred to in Section 4.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party a party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5           No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Collateral Documents).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.  No performance of a Contractual Obligation by the Borrower or any of its Subsidiaries, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 6.3) on the property or assets of any thereof.

4.6           Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7           No Default.  Neither Holdings, the Borrower nor any of its respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8           Ownership of Property; Liens.

(a)           Each of Holdings, the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all real property, and good title to, or a valid leasehold interest in, all other property, purported to be owned by it, including those reflected in the most recent Financial Statements delivered pursuant to Section 4.1 or Section 5.1 (except to the extent the disposition thereof is otherwise permitted under this Agreement and the other Loan Documents), and none of such property is subject to any Lien except as permitted by Section 6.3.

(b)           All Permits required to have been issued or appropriate to enable all real property owned or leased by the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.9           Intellectual Property.  Holdings, the Borrower and each of its Subsidiaries owns, is licensed to use all Intellectual Property necessary for the conduct of its business as currently conducted.  To the best knowledge of Holdings or the Borrower, no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim.  To the best knowledge of Holdings or the

Borrower, the use of Intellectual Property by Holdings, the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

4.10         Taxes.  Each of Holdings, the Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and other material tax returns, reports and statements (collectively, “Tax Returns”) that are required to be filed by the Borrower or any of its Tax Affiliates with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed; all such Tax Returns are true and correct in all material respects; each of Holdings, the Borrower and each of its Subsidiaries has paid, prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by or otherwise due and payable to any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed; and, to the best knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.  To the best knowledge of Holdings and the Borrower, as of the Closing Date, except as set forth on Schedule 4.10, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

4.11         Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying”, or to extend credit to others for the purpose of purchasing or carrying, any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Federal Reserve Board.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U of the Federal Reserve Board.

4.12         Labor Matters.  Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect:  (a) there are (i) no strikes against Holdings, the Borrower or any of its Subsidiaries pending or, to the best knowledge of Holdings or the Borrower, threatened or (ii) no other labor disputes, to the best knowledge of Holdings or the Borrower, pending or threatened against Holdings, the Borrower or its Subsidiaries; (b) hours worked by and payment made to employees of Holdings, the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings, the Borrower or the relevant Subsidiary.

4.13         ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan and to the best knowledge of the Borrower, any Multiemployer Plan, and each Plan and to the best knowledge of the Borrower, any Multiemployer Plan, has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any ERISA Affiliate would become subject to any material liability under ERISA if the Borrower or any such ERISA Affiliate were to withdraw completely from any or all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No Multiemployer Plan is in Reorganization or Insolvent.

4.14         Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Federal Reserve Board), including the Public Utility Holding Company Act, that limits its ability to incur Indebtedness.

4.15         Ownership of Borrower; Subsidiaries.

(a)           Prior to the Permitted Merger, (i) Merisant Worldwide has no direct Subsidiary other than Merisant Company; (ii) the authorized capital stock of Merisant Company consists of 100 shares of common stock, $0.01 par value per share, of which 100 shares are issued and outstanding; (iii) all of the outstanding capital stock of Merisant Company has been validly issued, is fully paid and non-assessable and is owned beneficially and of record by Merisant Worldwide, free and clear of all Liens other than the Liens in favor of the Secured Parties created by the Security Agreement; and (iv) there are no agreements or understandings to which Merisant Company is a party with respect to the voting, sale or transfer of any shares of Capital Stock of Merisant Company or any agreement restricting the transfer or hypothecation of any such shares.

(b)           Except as disclosed to the Administrative Agent and the Collateral Agent by the Borrower in writing from time to time after the Amendment Closing Date, (i) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary of the Borrower and, as to each such Subsidiary, the number of shares of each class of Capital Stock authorized (if applicable), the number outstanding and the number and percentage of each class of Capital Stock owned by any Loan Party or any Subsidiary thereof and (ii) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary of the Borrower, except as created by the Loan Documents.  All of the outstanding Capital Stock of each Subsidiary of the Borrower has been validly issued, is fully paid and non-assessable and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens other than the Liens in favor of the Secured Parties created pursuant to the Security Agreement.  Neither the Borrower nor any Subsidiary of the Borrower is a party to, or has knowledge of, any material agreement materially restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents.  Neither Holdings, the Borrower nor any of its Subsidiaries owns or holds, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 6.8.  Each Subsidiary of the Borrower is a Wholly Owned Subsidiary.

4.16         Use of Proceeds.  The proceeds of the Additional Tranche B Term Loan shall be used to (a) repay all obligations owing under the Prior Second Lien Credit Facility and to terminate and release all Liens securing the Prior Second Lien Credit Facility and (b) pay related transaction costs, fees and expenses.  The proceeds of the Revolving Loans, the Swing Line Loans, and the Letters of Credit, shall be used (i) to provide working capital for the Borrower and its Subsidiaries and (ii) for other general corporate purposes.

4.17         Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           the facilities and properties owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Laws;

(b)           neither Holdings, the Borrower nor any of its Subsidiaries has received or is aware of any violation, notice of violation, alleged violation, non-compliance, demand, claim, pending investigation, allegation that may lead to a claim or demand, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by Holdings, the Borrower or any of its Subsidiaries (the “Operating Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)           Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties or any other property in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(d)           no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Laws to which Holdings, the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Operating Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Laws with respect to the Properties or the Operating Business;

(e)           there has been no Release or threat of Release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Holdings, the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Operating Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)            the Properties and all operations at the Properties are in compliance, and to the best knowledge of Holdings and the Borrower in the last five years have been in compliance, with all applicable Environmental Laws;

(g)           neither Holdings, the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws;

(h)           neither Holdings, the Borrower, nor any of its Subsidiaries are currently obligated under any existing Environmental Laws to incur any material capital expenditure within the period of two years commencing on the Closing Date to maintain compliance with Environmental Laws with respect to current operations; and

(i)            Holdings, the Borrower, and any Subsidiaries, possess and are, and have always possessed and been, in material compliance with the terms and conditions of all Permits, licenses and like authorizations required by applicable Environmental Laws.

4.18         Accuracy of Information, Etc.

(a)           No statement or information contained in:

(i)            this Agreement, any other Loan Document, the Confidential Information Memorandum, any material authorized by any Loan Party to be posted on Intralinks or SyndTrak Online or any other document, certificate or statement prepared or authorized to be furnished to the Lenders electing to receive such statement, information, document, material or certificate by any Loan Party and furnished by or on behalf of any Loan Party to the Lenders electing to receive such statement, information, document, material or certificate, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document, material or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Amendment Closing Date);

(ii)           any document, certificate or statement (as such document, certificate or statement may have been updated from time to time prior to the Closing Date) furnished on or prior to the Amendment Closing Date by or on behalf of any Loan Party to the Administrative Agent for use in connection with the transactions contemplated by this Agreement and the other Loan Documents, contained as of the date such document, certificate or statement was so furnished (or so updated, as applicable); or

(iii)          any document, certificate or statement furnished after the Amendment Closing Date by or on behalf of any Loan Party to the Administrative Agent for use in connection with the transactions contemplated by this Agreement and the other Loan Documents, contained, as of the date such document, certificate or statement was so furnished;

in each case, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

(b)           The Company has made available to each Lender electing to receive such document, a copy of each Disclosure Document.

4.19         Collateral Documents.

(a)           The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Security Agreement, stock certificates representing such Pledged Stock having been delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement, financing statements and other filings specified on Schedule 4.19(a) in appropriate form having been filed in the offices specified on Schedule 4.19(a), the Security Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3).

(b)           The Original Mortgage is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Property described therein and proceeds thereof, and when the Original Mortgage is filed in the office specified on Schedule 4.19(b), the Original Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, as security for the Obligations), in each case prior and superior in right to any other Person (except as permitted by Section 6.3(e)).  The only real property in the United States owned in fee simple by the Borrower or any of its Subsidiaries as of the Closing Date that, as of such date, has a value, in the reasonable opinion of the Borrower, in excess of $1,000,000 is the real property subject to the Lien of the Original Mortgage.

(c)           Each Subsidiary of Holdings or the Borrower (other than any Excluded Foreign Subsidiary) is a Wholly Owned Subsidiary Guarantor and a party to each of the Security Agreement and the Guaranty.

4.20         Solvency.  Each of (a) Holdings, together with the Borrower and the Subsidiary Guarantors taken as a whole, and (b) the Borrower, together with the Subsidiary Guarantors taken as a whole, is, and after giving effect to (i) the incurrence of all Indebtedness and obligations (including the Term Loans, the Revolving Loans and the Senior Subordinated Notes) being incurred in connection herewith and (ii) the repayment of the Prior Second Lien Credit Facility will be and will continue to be, Solvent.

4.21         Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

4.22         Proprietary Rights; Foreign Trademarks.

(a)           Either the Borrower or a Wholly Owned Subsidiary of the Borrower owns all proprietary rights to any products (including without limitation sweetener products) with respect to which the Borrower, Holdings, or any of their respective Subsidiaries has made or incurred any expenditures, direct or indirect, including without limitation overhead, or permitted their employees to devote any of their time to developing, marketing, manufacturing, or distributing.

(b)           Schedule 4.22 (together with any future written updates that Borrower delivers to the Administrative Agent and the Collateral Agent) sets forth a true and complete list of each of the Foreign Trademarks.

4.23         Insurance.  All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. None of the Borrower or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

4.24         Senior Subordinated Debt Documents.

(a)           None of the Senior Subordinated Debt Documents or Senior Subordinated Discount Debt Documents has been amended or modified in any respect and no provision therein has been waived, except in each case to the extent permitted by Section 6.15.

(b)           So long as the Senior Subordinated Notes Indenture or the Senior Subordinated Discount Notes Indenture or any similar Indebtedness, as applicable, shall be in effect, all of the Obligations of the Borrower do and at all times will constitute “Senior Indebtedness” of the Borrower, and all of the obligations of any Guarantor under the Guaranty and the other Loan Documents to which such Guarantor is a party do and at all times will constitute “Senior Indebtedness” of such Guarantor, in each case, as applicable, under and as defined in each of the Senior Subordinated Notes Indenture and the Senior Subordinated Discount Notes Indenture.

(c)           So long as the Senior Subordinated Notes Indenture or the Senior Subordinated Discount Notes Indenture or any similar Indebtedness, as applicable, shall be in effect, the Secured Obligations constitute the “Bank Indebtedness” and the “Designated Senior Indebtedness” with respect to each Loan Party under and as defined in each of the Senior Subordinated Notes Indenture and the Senior Subordinated Discount Notes Indenture.

ARTICLE 5

AFFIRMATIVE COVENANTS

As long as any of the Obligations (other than indemnity or reimbursement obligations not then payable) or the Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, each of the Borrower and Holdings agrees with the Lenders, the Issuers and the Administrative Agent that:

5.1           Financial Statements.  Each of the Borrower and Holdings will, and will cause its Subsidiaries to, furnish to the Administrative Agent, the Collateral Agent and each Lender:

(a)           as soon as available, but in any event within 90 days (or, upon the Borrower becoming (or being required under the Senior Subordinated Notes Indenture or the Senior Subordinated Discount Notes Indenture to file as if) an SEC-reporting company under applicable securities laws, such other applicable period as may be required for filing an Annual Report on Form 10-K (or successor form)) after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by BDO Seidman LLP or other independent certified public accountants of nationally recognized standing;

(b)           as soon as available, but in any event not later than 45 days (or, upon the Borrower becoming (or being required under the Senior Subordinated Notes Indenture or the Senior Subordinated Discount Notes Indenture to file as if) an SEC-reporting company under applicable securities laws, such other applicable period as may be required for filing a Quarterly Report on Form 10-Q (or successor form)) after the end of each of the first three Fiscal Quarters of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments); and

(c)           as soon as available, but in any event not later than 45 days after the end of each month occurring during each Fiscal Year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the Fiscal Year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such Financial Statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); provided, however, that if the Permitted Merger shall have occurred during any period of measurement whereby Financial Statements are required to be delivered pursuant to this Section 5.1, all Financial Statements delivered pursuant to this Section 5.1 shall be calculated after giving pro forma effect to the Permitted Merger as if the Permitted Merger had occurred on the first day of such relevant period.

5.2           Certificates; Other Information.  Each of the Borrower and Holdings will, and will cause its Subsidiaries to, furnish to the Administrative Agent, the Collateral Agent  and each Lender:

(a)           Auditor Certificate.  Concurrently with the delivery of the Financial Statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such Financial Statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)           Responsible Officer Certificate; Compliance Certificate; Collateral Listing.  Concurrently with the delivery of any Financial Statements pursuant to Section 5.1:

(i)            a certificate of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; or

(ii)           in the case of Financial Statements delivered pursuant to Section 5.1(a) or (b), a Compliance Certificate (x) containing the statements specified in clause (i) above; (y) containing (and certifying as to) (A) all information and calculations necessary for determining compliance by the Borrower with each of the financial covenants contained in Section 6.1 as of the last day of the Fiscal Quarter or Fiscal Year of the Borrower and Section 6.7 for the Fiscal Year (or portion thereof) ending on such last day; and (B) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment having a Fair Market Value of more than $5,000,000 and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date); and (z) certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (z)) is true, correct and complete as of such last day.

(c)           Projections.  As soon as available, and in any event no later than 45 days after the end of each Fiscal Year of the Borrower, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the Borrower and its

Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)           Financial Condition Analysis.  Within 45 days after the end of the first three Fiscal Quarters of the Borrower, and within 90 days after the end of each Fiscal Year of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e)           Reports.  Within five days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders or beneficial owners of Permitted Additional Secured Indebtedness, Senior Subordinated Notes, or Senior Subordinated Discount Notes or any other class of its debt securities or public equity Securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(f)            Management Letters.  Within five Business Days after receipt thereof by any Loan Party, copies of each final management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants;

(g)           Asset Sales.  Prior to any Asset Sale anticipated to generate in excess of $500,000 (or its Dollar Equivalent) in Net Cash Proceeds, a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the Borrower or any of its Subsidiaries;

(h)           Labor Relations.  Promptly after becoming aware of the same, written notice of (i) any material labor dispute to which the Borrower or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (ii) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any of such Person that would reasonably be expected to have a Material Adverse Effect;

(i)            Tax Returns.  Upon the written request of the Administrative Agent, copies of all Tax Returns filed by the Borrower or any of its Subsidiaries in respect of taxes measured by income (excluding sales, use and like taxes);

(j)            Insurance.  As soon as is practicable following the written request of the Administrative Agent and in any event within 90 days after the end of each Fiscal Year, (i) a report in form and substance reasonably satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and the duration of such coverage and (ii) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that the Collateral Agent has been named as loss payee or additional insured, as applicable;

(k)           Environmental Matters.  Promptly and in any event within 10 days of the Borrower or any Subsidiary learning of any of the following, written notice promptly and in any event within 10 days of the Borrower or any Subsidiary learning of any of the following, written notice of Environmental Liabilities and Cost, or that there exists a condition which could reasonably be expected to result in Environmental Liabilities and Cost, that would, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(l)            Permitted Indebtedness.  Prior to the issuance thereof, copies of all material documents pursuant to which any Permitted Additional Secured Indebtedness, Permitted PIK Notes, Permitted Unsecured PIK Notes or Permitted Junior Lien PIK Notes are to be issued (other than documents that customarily would be, and are, subject to applicable confidentiality restrictions); and

(m)          Additional Information.  Promptly, such additional financial and other information as the Administrative Agent, the Collateral Agent or any Lender may from time to time reasonably request.

5.3           Payment of Obligations and Taxes.  Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be.  The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP and except to the extent the failure to do so would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4           Maintenance of Existence; Compliance.  Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to:

(a)           (i) preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(b)           comply with all Contractual Obligations, Requirements of Law and Permits except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5           Maintenance of Property; Insurance.  Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to, (a) (i) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain and preserve all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where the failure to so maintain and preserve would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) (i) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, and (ii) cause all such insurance to name the Collateral Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material diminution in amount of coverage or other material change in coverage shall be effective until after 30 days’ written notice thereof to the Collateral Agent.

5.6           Inspection of Property; Books and Records; Discussions.  Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to, (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, at their own expense, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during regular business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with officers and employees of Holdings, the Borrower and its Subsidiaries and with its independent certified public accountants.

5.7           Notices.  Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to, promptly give notice to the Administrative Agent and each Lender of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between Holdings, the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding to which Holdings, the Borrower or any of its Subsidiaries is a party (i) in which the claim against such Person or Persons is $2,500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against such Person or Persons or (iii) which relates to any Loan Document;

(d)           the following events, as soon as possible and in any event within 30 days after the Borrower knows thereof:  (i) the occurrence of any Reportable Event with respect to any Plan or Multiemployer Plan, a failure to make any required contribution to a Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or Multiemployer Plan or any withdrawal therefrom, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan;

(e)           any development or event that has had or would reasonably be expected to have a Material Adverse Effect;

(f)            the occurrence or existence of any “Default” or “Event of Default” under the Senior Subordinated Debt Indenture or the Senior Subordinated Discount Notes Indenture or any Junior Lien Document; and

(g)           the audit or examination of any Tax Return by any Governmental Authority, the receipt by any Loan Party of notice of any such audit or examination or the assertion of any claim for taxes against any Loan Party by any Governmental Authority; and

(h)           a copy of each notice required to be given, and any other material notice given to holders of Permitted Additional Secured Indebtedness, to holders of Senior Subordinated Notes, or to holders of Senior Subordinated Discount Notes.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

5.8           Environmental Laws.  Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to:

(a)           comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or Permits required by applicable Environmental Laws.

(b)           conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.9           Ratings.  Each of Borrower and Holdings will cause the Loans at all times to have a publicly available senior secured debt rating from each of Moody’s and S&P.

5.10         Additional Collateral and Guaranties.  Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to:

(a)           with respect to any property acquired after the Closing Date by Holdings, the Borrower or any of its Subsidiaries (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 6.3(i) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Collateral Agent;

(b)           with respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by Holdings, the Borrower or any of its Subsidiaries (other than (y) any such real property subject to a Lien expressly permitted by Section 6.3(f) and (z) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent or the Requisite Lenders, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the

Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent or the Requisite Lenders, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent;

(c)           with respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by Holdings, the Borrower or any of its Subsidiaries (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock and any Indebtedness of such new Subsidiary that is owned by Holdings, the Borrower or any of its Subsidiaries, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock and any Indebtedness, together with undated stock or board powers, in blank, executed and delivered by a duly authorized officer of Holdings, the Borrower or such Subsidiary, as the case may be, as Pledged Stock or Pledged Notes, as applicable, under the Security Agreement, (iii) cause such new Subsidiary (A) to become a party to the Security Agreement and the Guaranty, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Security Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Collateral Agent and (C) to deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit I, with appropriate insertions and attachments, and (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent;

(d)           with respect to any new First-Tier Excluded Foreign Subsidiary created or acquired after the Closing Date by Holdings, the Borrower or any of its Subsidiaries (which, for the purposes of this paragraph (d), shall include any existing Subsidiary that becomes a First-Tier Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock and any Indebtedness of such First-Tier Excluded Foreign Subsidiary that is owned by Holdings, the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Voting Stock of any such new First-Tier Excluded Foreign Subsidiary be required to be so pledged unless tax laws change to permit an increased percentage without adverse tax consequences to the Borrower), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock and Indebtedness, together with undated stock or board powers, in blank, executed and delivered by a duly authorized officer of Holdings, the Borrower or such First-Tier Excluded Foreign Subsidiary, as the case may be, as Pledged Stock or Pledged Notes, as applicable, under the Security Agreement, (iii) take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein, and (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent; and;

(e)           promptly upon request by the Administrative Agent or the Collateral Agent, as the case may be, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, and re-file, any and all such further acts, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder ,(D) carry out the purposes of Section 6.4(iv) and Section 9.23, and (E) assure, grant, preserve, protect and confirm unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

5.11         Liens Securing Excluded Foreign Subsidiary Indebtedness.  Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to, within 60 days after the date any Indebtedness of an Excluded Foreign Subsidiary is incurred pursuant to Section 6.2(b)(v), cause such Excluded Foreign Subsidiary to create a Lien on substantially all of its assets to secure such Indebtedness except to the extent that the Borrower, in consultation with the Collateral Agent, determines that the creation of such Lien would (a) result in adverse tax consequences to the Borrower or such Excluded Foreign Subsidiary, (b) be prohibited by or impracticable under the laws of the relevant jurisdiction or (c) result in costs and expenses to the Borrower and/or such Excluded Foreign Subsidiary that are excessive in relation to the value of the collateral security that would be created thereby.

5.12         Application of Proceeds.  Each of the Borrower and Holdings will, and will cause each of its Subsidiaries to, use the entire amount of the proceeds of the Loans as provided in Section 4.16.

ARTICLE 6

NEGATIVE COVENANTS

As long as any of the Obligations (other than indemnity or reimbursement obligations not then payable) or the Commitments remain outstanding, unless the Requisite Lenders otherwise consent in writing, each of the Borrower and Holdings agrees with the Lenders, the Issuers and the Administrative Agent that:

6.1           Financial Condition Covenants.

(a)           Consolidated Leverage Ratio.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters of the Borrower ending with any Fiscal Quarter set forth below to exceed the ratio set forth below opposite such Fiscal Quarter:

Quarter-End Date	Consolidated Leverage Ratio
June 30, 2007	8.00x
September 30, 2007	8.00x
December 31, 2007	8.00x
March 31, 2008	8.00x
June 30, 2008	8.00x
September 30, 2008	8.00x
December 31, 2008	7.95x
March 31, 2009 and thereafter	7.85x

(b)           Consolidated Interest Coverage Ratio.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, permit the Consolidated Interest Coverage Ratio for any period of four consecutive Fiscal Quarters of the Borrower ending with any Fiscal Quarter set forth below to be less than the ratio set forth below opposite such Fiscal Quarter:

Quarter-End Date	Consolidated Interest Coverage Ratio
June 30, 2007	1.25x
September 30, 2007	1.25x
December 31, 2007	1.30x
March 31, 2008	1.30x
June 30, 2008	1.30x
September 30, 2008	1.35x
December 31, 2008	1.35x
March 31, 2009 and thereafter	1.35x

(c)           Consolidated First Lien Leverage Ratio.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, permit the Consolidated First Lien Leverage Ratio for any four consecutive Fiscal Quarters of the Borrower ending with any Fiscal Quarter set forth below to exceed the ratio set forth below opposite such Fiscal Quarter:

Quarter-End Date	Consolidated First Lien Leverage Ratio
June 30, 2007	3.80x
September 30, 2007	3.80x
December 31, 2007	3.80x
March 31, 2008	3.80x
June 30, 2008	3.80x
September 30, 2008	3.75x
December 31, 2008	3.70x
March 31, 2009 and thereafter	3.50x

(d)           Right to Cure.  Notwithstanding anything to the contrary contained in Section 6.1, in the event that the Borrower fails to comply with the requirements of any financial covenant in this Section 6.1, until the expiration of the 10th day subsequent to the date in which the Financial Statements are required to be delivered pursuant to Section 5.1(a) or (b), (x) prior to the Permitted Merger, Merisant Worldwide shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Merisant Worldwide, and, in each case, to contribute any such cash to the capital of Merisant Company or (y) upon or after the Permitted Merger, the Surviving Entity shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to its capital (collectively, the “Cure Right”), and upon the receipt by Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right and request to the Administrative Agent to effect such recalculation, such financial covenant shall be recalculated giving effect to the following pro forma adjustments:

(i)            EBITDA shall be increased, solely for the purpose of measuring the financial covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)           if, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of all financial covenants, Borrower shall be deemed to have satisfied the requirements of the financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenants that had occurred shall be deemed cured for the purposes of this Agreement.

(e)           Limitation on Exercise of Cure Right.  Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and (ii) the Cure Amount shall be no greater than the amount required for purposes of complying with the relevant financial covenants.

(f)            Pro Forma Effect. If the Permitted Merger shall have occurred during any period of measurement pursuant to this Section 6.1, the financial covenants set forth in this Section 6.1 shall be calculated after giving pro forma effect to the Permitted Merger as if the Permitted Merger had occurred on the first day of such relevant period.

6.2           Indebtedness.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party pursuant to any Loan Document;

(b)           Indebtedness (i) of the Borrower to SwissCo 2 from time to time in an aggregate principal amount not to exceed $200,000,000, plus accrued interest thereon, pursuant to the SwissCo 2 Revolving Note, (ii) of Merisant Worldwide to Merisant Company permitted under Section 6.6(iii) hereof, (iii) of the Borrower to any Wholly Owned Subsidiary Guarantor or of any Wholly Owned Subsidiary Guarantor to the Borrower or any Wholly Owned Subsidiary Guarantor, (iv) of any Excluded Foreign Subsidiary to any other Excluded Foreign Subsidiary or (v) of any Excluded Foreign Subsidiary to the Borrower or any Subsidiary Guarantor provided, however, that the Investment in the intercompany loan to such Excluded Foreign Subsidiary pursuant to this subclause (b)(v) is permitted under Section 6.8(f)(iii) or Section 6.8(j);

(c)           Guaranty Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Subsidiary; provided that the amount of any such obligation guaranteed by the Borrower or any of its Subsidiaries shall not exceed $2,000,000 in the aggregate for the Borrower and all of its Subsidiaries;

(d)           Indebtedness (other than Hedging Contracts, the Senior Subordinated Notes and the Senior Subordinated Discount Notes) outstanding on the date hereof and listed on Schedule 6.2 and any renewals or extensions thereof (that does not shorten the maturity of, or increase the principal amount of (other than to include any premium or fee payable in connection with such refinancing, refunding, renewal or extension), and that otherwise is on terms no less favorable to the Borrower or such Subsidiary (taken as a whole) than, the Indebtedness being renewed or extended;

(e)           Indebtedness (other than Indebtedness of (i) any Subsidiary of Holdings that directly owns Capital Stock  in an Excluded Foreign Subsidiary, and (ii) Merisant Spain) (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(f) in an aggregate principal amount not to exceed $4,000,000 at any one time outstanding.

(f)            Interest Rate Contracts in respect of Indebtedness that bears interest at a floating rate, so long as such agreements are not entered into for speculative purposes and are either (i) with a Lender as counterparty or (ii) are unsecured;

(g)           Foreign Overdraft Guaranties in an aggregate amount not to exceed $5 million at any time outstanding, provided that no such Guaranty Obligation shall be outstanding for more than two Business Days after the date of incurrence thereof;

(h)           in addition to Indebtedness otherwise expressly permitted by this Section 6.2, Indebtedness incurred by the Borrower or any of its Subsidiaries (other than (i) any Subsidiary that directly owns Capital Stock  in an Excluded Foreign Subsidiary, and (ii) Merisant Spain) in an aggregate amount not to exceed $10,000,000 at any one time outstanding;

(i)            Indebtedness of Merisant Company or its successor pursuant to the Permitted Merger and the Subsidiary Guarantors consisting of the Senior Subordinated Notes issued by Merisant Company (and guaranteed by the Subsidiary Guarantors) under the Senior Subordinated Notes Indenture;

(j)            Indebtedness of Merisant Worldwide or its successor pursuant to the Permitted Merger consisting of the Senior Subordinated Discount Notes issued by Merisant Worldwide pursuant to the Senior Subordinated Discount Notes Indenture;

(k)           Indebtedness (other than Indebtedness of (x) any Subsidiary of Holdings that directly owns Capital Stock  in an Excluded Foreign Subsidiary, and (y) Merisant Spain) of (i) the Borrower or any Subsidiary of the Borrower assumed in connection with any acquisition of the assets of any Person pursuant to an Investment permitted under Section 6.8(h) or (ii) a Person that becomes a direct or indirect Wholly Owned Subsidiary as a result of any acquisition pursuant to an Investment permitted under Section 6.8(h), so long as, in the case of clause (i) or (ii), such Indebtedness existed immediately prior to such acquisition and was not created in anticipation of such acquisition, and any refinancing, refunding, renewal or extension thereof does not shorten the maturity of, or increase the principal amount of (other than to include any customary premium or fee payable in connection with such refinancing, refunding, renewal or extension) such Indebtedness, and that otherwise is on terms no less favorable to the Borrower or such Subsidiary (taken as a whole) than, the Indebtedness being refinanced, refunded, renewed or extended; provided, however, that the aggregate amount of all such Indebtedness of the Borrower and its Subsidiaries pursuant to this clause (k) does not exceed $30,000,000 outstanding at any time; provided, further, that, in no event shall the aggregate amount of all such Indebtedness of Merisant Netherlands pursuant to this clause (k) exceed $2,000,000 outstanding at any time;

(l)            Guaranty Obligations by any Loan Party (other than any Subsidiary that directly owns Capital Stock  in an Excluded Foreign Subsidiary) of any

Indebtedness of any Loan Party incurred pursuant to Section 6.2(h), Section 6.2(m) or Section 6.2(n).

(m)          Permitted PIK Notes, Permitted Unsecured PIK Notes and Permitted Junior Lien PIK Notes;

(n)           Permitted Additional Secured Indebtedness; and

(o)           Non-recourse Indebtedness of Sweet Simplicity JV in connection with the development and commercialization of the all-natural, zero-calorie sweetener to be marketed under the Sweet Simplicity® trademark, in an aggregate amount not to exceed $25,000,000 outstanding at any time.

6.3           Liens.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, or assign any right to receive income, except for:

(a)           Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)           deposits to secure the performance of bids, trade contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)            Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 6.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured thereby is not increased after its initial occurrence;

(g)           Liens created pursuant to the Collateral Documents;

(h)           any interest or title of a lessor under any operating lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(i)            Liens that (i) secure Indebtedness permitted under Section 6.2(k) in connection with an acquisition pursuant to an Investment permitted under Section 6.8(h) so long as such Liens (ii) existed prior to such acquisition, (iii) encumber specific fixed assets acquired by the Borrower or any Subsidiary of the Borrower, or owned by a Person that becomes a Wholly Owned Subsidiary, pursuant to such acquisition, (iv) were not created in contemplation of such acquisition and (v) do not encumber any property or assets other than such specific fixed assets and improvements on or proceeds of such specific fixed assets;

(j)            Liens in favor of depository and collection banks and other regulated financial institutions consisting of statutory or contractual setoff rights with respect to deposit accounts or securities accounts of the Borrower or any Subsidiary thereof maintained with such bank or financial institution to secure payment of customary maintenance fees or other administrative charges associated with such accounts so long as such Liens do not secure Indebtedness and are incurred in the ordinary course of business for amounts that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(k)           Liens securing Permitted Additional Secured Indebtedness and/or Permitted PIK Notes, provided that (A) all property encumbered by such Liens shall also be encumbered by Liens securing the Obligations, and the Liens on such property that secure the Obligations shall be perfected at least to the same extent as the Liens on such property securing Permitted Additional Secured Indebtedness and/or Permitted PIK Notes; and (B) such Liens shall be subordinate to the Liens securing the Obligations pursuant to an intercreditor agreement;

(l)            other Liens that do not individually or in the aggregate, secure obligations (or encumber property with a Fair Market Value) in excess of $7,500,000 and which liens shall rank junior to the liens on the Collateral created under the Collateral documents;

(m)          Liens on the assets of Sweet Simplicity JV securing Indebtedness permitted by Section 6.2(o), which Liens may  have priority over the Liens created pursuant to Section 6.3(g), provided that, such Liens are evidenced and secured by documentation that is reasonably satisfactory to the Requisite Lenders (including without limiting the generality of the foregoing that the terms and provisions thereof and the lien covenant do not otherwise confer upon the holders of such Indebtedness (or the trustee or other representative on their behalf) any rights or impose obligations on Holdings or the Borrower or their respective Subsidiaries, that would be materially adverse to the interests of Holdings, the Borrower, their respective Subsidiaries, the Administrative Agent, the Collateral Agent or the Lenders); and

(n)           Liens on the equity interests on the Borrower securing Permitted Junior Lien PIK Notes, provided that (A) all property encumbered by such Liens shall also be encumbered by Liens securing the Obligations, and the Liens on such property that secure the Obligations shall be perfected at least to the same extent as the Liens on such property securing Permitted Junior Lien PIK Notes; and (B) such Liens shall be subordinate to the Liens securing the Obligations pursuant to an intercreditor agreement.

6.4           Fundamental Changes.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, (a) enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, (b) acquire or create any Subsidiary unless, after giving effect thereto, the Borrower and Holdings are in compliance with Section 5.10 and the Investment in such Subsidiary is permitted under Section 6.8, or (c) change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments (A) to authorize issuance of Holdings Permitted Preferred Stock or (B) which do not materially affect the rights and privileges of the Borrower or any of its Subsidiaries, or the interests of the Administrative Agent, the Lenders and the Issuers under the Loan Documents or in the Collateral and except that:

(i)            any Subsidiary of the Borrower may be merged or consolidated with or into (x) the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (y) any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(ii)           any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor;

(iii)          Capital Stock of any Excluded Foreign Subsidiary (other than a First-Tier Excluded Subsidiary) may be transferred to the Borrower or any Wholly Owned Subsidiary; and the Capital Stock of any Subsidiary of the Borrower may be transferred to the Borrower or any Wholly Owned Subsidiary Guarantor;

(iv)          any Excluded Foreign Subsidiary may be merged or consolidated with any other Wholly Owned Excluded Foreign Subsidiary or Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Wholly Owned Excluded Foreign Subsidiary;

(v)           any Excluded Foreign Subsidiary may be merged or consolidated with a third party in a Disposition permitted by Section 6.5(e); and

(vi)          Merisant Worldwide may merge or consolidate with or into Merisant Company (or transfer all or substantially all of its assets to Merisant Company) or Merisant Company may merge or consolidate with or into Merisant Worldwide (or transfer all or substantially all of its assets to Merisant Worldwide), provided that:

(A)          immediately after giving pro forma effect to such merger, consolidation or transfer (1) the Consolidated Coverage Ratio (as defined in the Senior Subordinated Notes Indenture) exceeds 2.0 to 1, (2) the Consolidated Coverage Ratio (as defined and as calculated in the Senior Subordinated Discount Notes Indenture) exceeds 2.0 to 1, (3)  no Default (as defined in the Senior Subordinated Notes Indenture) and no Default (as defined in the Senior Subordinated Discount Notes Indenture) is continuing, and (4) such merger, consolidation or transfer is otherwise permitted under the Permitted PIK Notes, Permitted Unsecured PIK Notes, Permitted Junior Lien PIK Notes, Permitted Additional Secured Indebtedness, Senior Subordinated Debt Documents and the Senior Subordinated Discount Debt Documents or any similar Indebtedness;

(B)           immediately after giving pro forma effect to such merger, consolidation or transfer, the dates upon which cash payments of principal or interest are due, by Merisant Worldwide under the Senior Subordinated Discount Debt Documents or any similar Indebtedness, shall not be prior to May 15, 2009;

(C)           all Indebtedness under the Senior Subordinated Discount Debt Documents and the Senior Subordinated Debt Documents or any similar Indebtedness must remain contractually subordinated to the Obligations;

(D)          no Default or Event of Default shall have occurred and be continuing or would result from such merger, consolidation or transfer;

(E)           the representations and warranties set forth in Article 4 and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such merger, consolidation or transfer (or to the extent that such representations and warranties expressly relate to an earlier date, on and as of such earlier date);

(F)           Merisant Worldwide and Merisant Company shall give written notice at least 30 days in advance of such merger, consolidation or transfer to the Administrative Agent and Collateral Agent detailing the proposed date of such merger, consolidation or transfer, the Surviving Entity, the plan of merger, consolidation or transfer (and any agreements related thereto) and any other information relating to such merger, consolidation or transfer reasonably requested by the Administrative Agent or Collateral Agent;

(G)           the Surviving Entity shall execute and deliver to the Administrative Agent and the Collateral Agent, if requested by either, (y) an assumption agreement reasonably acceptable to the Administrative Agent and the Collateral Agent whereby the Surviving Entity assumes the duties and obligations of the non-Surviving Entity and (z) any amendments to any Loan Documents, additional executed financing statement and other documents that may be necessary or advisable (in the discretion of the Administrative Agent or Collateral Agent) in connection with such merger, consolidation or transfer or to maintain the validity, perfection and priority of the security interests provided for in the Security Agreement;

(H)          the Surviving Entity shall, and shall cause each of the Guarantors to deliver to the Administrative Agent and the Collateral Agent (y) a reaffirmation agreement reasonably acceptable to the Administrative Agent and the Collateral Agent reaffirming its respective obligations under the Loan Documents to which it is a party and (z) any amendments to any Loan Documents and all additional executed financing statement and other documents that may be necessary or advisable (in the discretion of the Administrative Agent or Collateral Agent) in connection with such merger, consolidation or transfer or to maintain the validity, perfection and priority of the security interests provided for in the Security Agreement; and

(I)            the Surviving Entity shall deliver to the Administrative Agent and the Collateral Agent a favorable opinion of Sidley Austin LLP, counsel to the Loan Parties, as to the validity and enforceability of the Loan Documents (including any material agreements required to be executed and delivered pursuant to Sections 6.4(iv) (F) and (G)) against the Surviving Entity and the Secured Parties’ valid and perfected security interest in the Collateral, in each case which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent, the Collateral Agent, the Lenders and Issuers.

6.5           Disposition of Property.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, Dispose of any of its property (including any Capital Stock of the Borrower or any of its Subsidiaries), whether now owned or hereafter acquired, or, in the case of any Subsidiary of Holdings or the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock (including pursuant to any merger, consolidation, recapitalization or other transaction) to any Person, except:

(a)           the Disposition of obsolete or worn out property in the ordinary course of business;

(b)           the sale of inventory in the ordinary course of business, including, without limitation, sales to Subsidiaries;

(c)           Dispositions permitted by Section 6.4(ii), (iii), or (iv);

(d)           the sale, transfer or issuance of any Capital Stock of any Subsidiary of the Borrower (i) to the Borrower or any Wholly Owned Subsidiary Guarantor or (ii) as permitted by Section 6.4(i), (ii) or (iii);

(e)           the Disposition of other property (other than Capital Stock of Merisant Company (prior to the Permitted Merger) or any Included Subsidiary) having a Fair Market Value not to exceed $25,000,000 in the aggregate for all such Dispositions in any Fiscal Year; provided, however, that, Dispositions related to the Borrower’s plan known as “Project Arrow” and related restructuring, shall be permitted notwithstanding the foregoing provisions of this clause (e);

(f)            agreements by the Borrower or any of its Subsidiaries granting to any third person any right to use any trademark or copyright owned by the Borrower or such Subsidiary, provided, however, that such agreements shall be made in such Loan Party’s ordinary course of business;

(g)           Prior to the Permitted Merger, the issue or sale by the Borrower of its Capital Stock (or capital contributions with respect thereof) to Holdings; and

(h)           the Disposition to Sweet Simplicity JV by the Borrower or other Subsidiaries of the Borrower of (i) Intellectual Property necessary for the manufacture, distribution and marketing of all-natural, zero or low calorie sweeteners or sweetened food products to be marketed under the Sweet Simplicity® trademark, and (ii) other property and assets related to such Intellectual Property in an aggregate amount (valued at cost) not to exceed the aggregate amount of Investments permitted under Section 6.8(h); provided, in either case, the Borrower shall receive an opinion from an reputable independent third party appraiser stating that each of the Borrower and/or such Subsidiaries of the Borrower has received Fair Market Value for the Disposition of such Intellectual Property and/or other property and assets contributed to Sweet Simplicity JV, as applicable.

6.6           Restricted Payments.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividend (other than dividends payable solely in capital stock of the Person making such dividend) on, make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Stock of Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary, or (b) make any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent in connection with any Security) or other charges on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness of Holdings, the Borrower or any of its Subsidiaries other than (w) payments on account of the Obligations, (x) any required payment, prepayment, redemption, retirement, purchase or other payment, in each case to the extent required to be made by the terms of such Indebtedness and permitted by such terms after giving effect to any applicable subordination provisions, (y) any refinancing of Indebtedness expressly permitted by Section 6.2, and (z) any repayment of Indebtedness secured by a Lien expressly permitted pursuant to Section 6.3(f) or (i) or on any property Disposed of pursuant to Section 6.5(e) that is effected with the proceeds of such Disposition (collectively, “Restricted Payments”), except that:

(i)            any Subsidiary of the Borrower may make Restricted Payments directly or indirectly to the Borrower or any Wholly Owned Subsidiary Guarantor and any Subsidiary of the Borrower which is not a Wholly Owned Subsidiary may pay dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the equity interest or interests in such Subsidiary paying such dividends receives at least its proportionate share thereof;

(ii)           the Borrower and Holdings may accrue management fees expressly permitted by the last sentence of Section 6.9; provided, that such accrued management fees shall not be payable or paid until all Obligations have been repaid in full and all Commitments have been cancelled or terminated;

(iii)          prior to the Permitted Merger, Merisant Company may pay dividends to Merisant Worldwide or make loans to Merisant Worldwide to permit Merisant Worldwide to pay:  (x) corporate overhead expenses incurred in the ordinary course of business; and (y) any taxes that are due and payable by Merisant Worldwide and Merisant Company as part of a consolidated, combined or unitary group, provided that the aggregate amount of the payments in clauses (x) and (y) above shall not  exceed $750,000 in any Fiscal Year; and (z) interest payments that are due and payable on the Senior Subordinated Discount Notes, provided that such payments shall only be made on or after April 30, 2009;

(iv)          any Excluded Foreign Subsidiary may make Restricted Payments directly or indirectly to any other Excluded Foreign Subsidiary;

(v)           Holdings, the Borrower or any Subsidiary thereof may make Restricted Payments of Indebtedness (other than Permitted Additional Secured Indebtedness) in any Fiscal Year in an aggregate amount not to exceed Excess Cash Flow minus any mandatory prepayments made pursuant to Section 2.9(b);

(vi)          the Borrower may repay up to an aggregate of $2,000,000 per year of the Indebtedness under the SwissCo 2 Revolving Note; and

(vii)         Holdings or the Borrower may, and may make such Restricted Payments necessary to (A) exchange for or (B) refinance, refund, repay, satisfy or defease with the Net Cash Proceeds of, an Equity Issuance of its Capital Stock (other than Disqualified Capital Stock), the Senior Subordinated Notes or Senior Subordinated Discount Notes in an amount not to exceed the amount of Net Cash Proceeds of such Equity Issuance not otherwise required to prepay the Obligations pursuant to Section 2.9, provided that any such Capital Stock not consisting of common stock shall be Holdings Permitted Preferred Stock;

(viii)        Holdings or the Borrower may, and may make such Restricted Payments necessary to (A) issue, incur and/or exchange Permitted PIK Notes in exchange for Senior Subordinated Notes or Senior Subordinated Discount Notes or (B) refinance, refund, repay, satisfy or defease Senior Subordinated Notes or Senior Subordinated Discount Notes with the Net Cash Proceeds from the incurrence of Permitted PIK Notes; and

(ix)           the Borrower may, and may make such Restricted Payments necessary to (A) issue, incur and/or exchange Permitted Additional Secured Indebtedness in exchange for Senior Subordinated Notes or Senior Subordinated Discount Notes or (B) refinance, refund, repay, satisfy or defease Senior Subordinated Notes or Senior Subordinated Discount Notes with the Net Cash Proceeds from the incurrence of Permitted Additional Secured Indebtedness.

provided, however, that the Restricted Payments described in clause (ii),(v), (vi), (vii), (viii) or (ix) above shall not be permitted if a Default or Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

6.7           Capital Expenditures.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or commit to make any Capital Expenditure, except:

(a)           Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $12,000,000 in any Fiscal Year of the Borrower; provided that (i) up to $2,500,000 of any such amount referred to above, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year and (ii) Capital Expenditures made pursuant to this clause (a) during any Fiscal Year shall be deemed made, first, in respect of amounts permitted for such Fiscal Year as provided above and, second, in respect of amounts carried over from the prior Fiscal Year pursuant to subclause (i) above; and

(b)           additional Capital Expenditures not otherwise permitted under this Section 6.7 not to exceed $12,000,000 in the aggregate.

6.8           Investments.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase or otherwise acquire any Capital Stock, bonds, notes, debentures or other Securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”) except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           investments in Cash Equivalents;

(c)           Guaranty Obligations permitted by Section 6.2;

(d)           loans and advances to employees of Holdings, the Borrower or any Subsidiary of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) that are not in violation of the Sarbanes-Oxley Act in an aggregate amount for Holdings, the Borrower or any Subsidiary of the Borrower not to exceed $1,500,000 at any one time outstanding;

(e)           investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)            intercompany Investments by (i) Holdings, the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to and immediately after such Investment, is a Wholly Owned Subsidiary Guarantor; (ii) any Excluded Foreign Subsidiary in any other Excluded Foreign Subsidiary; and (iii) the Borrower or any Subsidiary Guarantor in any Excluded Foreign Subsidiary, provided, however, that the aggregate outstanding amount of any Investments pursuant to this subclause (f)(iii) shall not exceed $15,000,000 at any one time outstanding;

(g)           any Indebtedness permitted by Section 6.2(b);

(h)           in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $12,500,000 per Fiscal Year and $37,500,000 in the aggregate (in each case, less the applicable aggregate amount of Dispositions pursuant to Section 6.5(h)(ii)) during the period beginning on the Closing Date and ending on the Tranche B Term Loan Maturity Date; provided, however, that in the case of any acquisition pursuant to an Investment permitted under this Section 6.8(h), the cost of such Investment shall include the amount of any Indebtedness permitted under Section 6.2(k) that is assumed by the Borrower or any of its Subsidiaries in connection with, or of any Person that becomes a Wholly Owned Subsidiary as a result of, such acquisition;

(i)            loans made by the Borrower to members of its senior management and evidenced by promissory notes in an aggregate amount not exceeding the amount shown on Schedule 6.8 which is currently outstanding as of the Amendment Closing Date to the extent such loans are not in violation of the Sarbanes-Oxley Act, provided that such promissory notes shall have been and shall be delivered to the Collateral Agent to be held in pledge for the benefit of the Secured Parties as Collateral under the Security Agreement;

(j)            Investments existing on the Amendment Closing Date and disclosed on Schedule 6.8 by the Borrower or any Subsidiary Guarantor in any Excluded Foreign Subsidiary;

(k)           Investments by the Borrower or any Subsidiary thereof in the Stock of any Person that has no equity owners immediately prior to such Investment and is a Wholly Owned Subsidiary immediately after such Investment in an aggregate amount not to exceed $10,000 in the aggregate at any one time outstanding for all such Investments;

(l)            Investments to the extent permitted by Section 6.6(vii), (viii) and (ix) by Holdings or the Borrower in the Senior Subordinated Notes or Senior Subordinated Discount Notes in which such Senior Subordinated Notes or Senior Subordinated Discount Notes, respectively, are simultaneously cancelled with, and in the amount of, such Investment; and

(m)          Investments by the Borrower or any Subsidiary thereof, in an aggregate amount not to exceed the lesser of (i) the net amount of cash recovery received by the Borrower pursuant to the Borrower’s lawsuit against McNeil Nutritionals, LLC and McNeil-PPC, Inc., wholly owned subsidiaries of Johnson & Johnson, before the U.S. District Court for the Eastern District of Pennsylvania (Civil Action No. 04-cv-5504), and (ii) $30,000,000, in connection with any acquisition of property or series of related acquisitions of property (including by way of a merger or consolidation) that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person.

6.9           Transactions with Affiliates.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction (including any purchase, sale, lease, transfer, assignment, exchange or other disposition or acquisition of property, any rendering of any service, any payment of any management, advisory or similar fees, any merger or consolidation, any making of an Investment or any repayment of any Indebtedness) with, or for the benefit of, any Affiliate of the Borrower (other than Holdings, the Borrower, or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of Holdings, the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to Holdings, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, the Borrower and its Subsidiaries may accrue fees and expenses owed to the Sponsor and its Control Investment Affiliates fees and expenses approved by the board of directors of the Borrower in an aggregate amount not to exceed $1,500,000 in any Fiscal Year of the Borrower.

6.10         Sales and Leasebacks.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person providing for the leasing by Holdings, the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by Holdings, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Holdings, the Borrower or such Subsidiary unless (a) the sale or transfer is otherwise permitted under Section 6.5, (b) the lease involved is permitted under Section 6.2, (c) any related Lien is permitted under Section 6.3, and (d) any Investment related thereto is permitted under Section 6.8.

6.11         Changes in Fiscal Periods.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, (a) permit the Fiscal Year of the Borrower to end on a day other than December 31 or (b) change in any material respect its accounting treatment and reporting practices or tax reporting treatment, except as required or permitted by GAAP or any Requirement of Law and disclosed to the Administrative Agent.

6.12         Negative Pledge Clauses.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings, the Borrower or any of their respective Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party, including any agreement which requires other Indebtedness or Contractual Obligation to be equally and ratably secured with any Lien securing the Obligations, other than (a) this Agreement and the other Loan Documents, Liens pursuant to Section 6.3(m), and the Junior Lien Documents (provided, however, that any such restriction or limitation in any such Liens pursuant to Section 6.3(m) or Junior Lien Document is not more onerous or restrictive than those contained in the Loan Documents) and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.13         Clauses Restricting Subsidiary Distributions.  Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and the Junior Lien Documents (provided, however, that any such restriction or limitation in any such other Junior Lien Document is not more onerous or restrictive than those contained in the Loan Documents) and (ii) any customary restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such Disposition, so long as such restrictions apply only to the Subsidiary that is to be sold (or whose assets are to be sold) and such Disposition is otherwise permitted hereunder.

6.14         Lines of Business; Activities of Subsidiaries Owning Capital Stock of Excluded Foreign Subsidiaries and Activities of Merisant Spain and Merisant Netherlands.

(a)           Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto, including licensing of intellectual property.

(b)           Neither MFH (nor any other Subsidiary of Holdings that directly owns Stock of an Excluded Foreign Subsidiary), shall, and Holdings and Borrower will not permit any such Subsidiary to, (i) engage in any business or operations, other than the ownership of shares of Capital Stock of Merisant Spain, Merisant Netherlands, and SwissCo 2 and qualifying shares of any other Excluded Foreign Subsidiaries, (ii) own, lease, manage or otherwise operate any properties or assets other than incidental to such ownership, or (iii) incur, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party and (z)  other Indebtedness permitted to be incurred by it under Section 6.2.

(c)           Merisant Spain will not, and Holdings and Borrower will not permit Merisant Spain to, (i) engage in any business or operations other than those incidental to its ownership of the Capital Stock of the Merisant Netherlands, (ii) own, lease, manage or otherwise operate any properties or assets other than incidental to such ownership, or (iii) incur, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, and (y)  other Indebtedness permitted to be incurred by it under Section 6.2.

6.15         Modification of Subordinated Agreements.

(a)           Each of the Borrower and Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, change or amend the terms of the Senior Subordinated Notes (or the Senior Subordinated Notes Indenture or any other agreement in connection therewith) or the Senior Subordinated Discount Notes (or the Senior Subordinated Discount Notes Indenture or any other agreement in connection therewith) or any documents or agreements governing Permitted Additional Secured Indebtedness, Permitted Unsecured PIK Notes, Permitted Junior Lien PIK Notes or Permitted PIK Notes if the effect of such amendment is to: (i) increase the interest rate on such debt (other than to provide for the payment in kind in lieu of cash of any portion of the interest or fees of such Indebtedness); (ii) change the dates upon which payments of principal or interest are due on such debt other than to extend such dates; (iii) change any default or event of default other than to delete or make less restrictive any default provision therein or extend the grace period related thereto; (iv) change the redemption or prepayment provisions of such debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (v) change the subordination provisions thereof; or (vi) change or amend any other term if such change or amendment, together with all other changes and amendments made, would materially increase the obligations of the obligor or confer additional material rights to the holder of such debt which would be adverse to Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any Lender.

(b)           The Borrower shall not designate, or permit the designation of, any Indebtedness (other than under the Loan Documents or the Permitted Additional Secured Indebtedness or any permitted refinancing, refunding, renewal, or extension thereof) as “Designated Senior Indebtedness” for the purpose of the definition of the same or the subordination provisions contained in the Senior Subordinated Note Indenture, the Senior Subordinated Discount Note Indenture or any permitted refinancing or successive refinancing of either without the consent of the Administrative Agent.

6.16         Post Closing Deliveries. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, fail to (a) deliver to the Administrative Agent or the Collateral Agent, as applicable each item set forth in Schedule 6.16, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (together with each certificate or other document ancillary thereto and reasonably requested by the Administrative Agent or the Collateral Agent, as applicable) and (b) perform each action set forth in Schedule 6.16 in a manner reasonably satisfactory to the Administrative Agent and the Collateral Agent (together with each ancillary action reasonably requested by the Administrative Agent or the Collateral Agent, as applicable to be performed by any Loan Party in connection therewith), in each case within the periods set forth opposite each such item or action on such Schedule (or such other reasonable period agreed by the Administrative Agent or Collateral Agent, as applicable, in respect of any such item or action).

6.17         Restriction Regarding New Ventures.  Each of Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, make or incur any expenditures, including without limitation overhead, in connection with, or permit any of their employees or management to devote any of their time to, the development, marketing, manufacturing, or distribution of any products (including, without limitation, sweetener products), or any other related or similar function, unless all proprietary rights to such products are wholly owned by the Borrower, Sweet Simplicity JV or a Wholly Owned Subsidiary of Borrower; provided that this Section 6.17 shall not apply to (a) transactions with entities that are not Affiliates of the Borrower and that are consistent with practices in the ordinary course of the Borrower’s the business or otherwise consistent with the Borrower’s existing manufacturing production methods, lines of business, and products or (b) Investments in Joint Ventures to the extent permitted pursuant to Section 6.8(h).  Notwithstanding the foregoing, this Section shall not be deemed to limit ownership of proprietary rights by Merisant Sweetener (Philippines), Inc. (“Merisant Philippines”) and wholly owned Subsidiaries of Merisant Philippines pertaining to conduct of business in the Philippines.

6.18         Permitted Additional Secured Indebtedness; Intercreditor Agreement.

(a)           Junior Lien Credit Documents.  Subject to the terms of an intercreditor agreement, each of the Borrower and Holdings agree, on behalf of itself and on behalf of each of the other Loan Parties that no Junior Lien Document will (i) in the case of Permitted PIK Notes, provide for loans in an aggregate principal amount greater than $85,000,000 (ii) contravene the provisions of such intercreditor agreement, (iii) provide for covenants, representations and warranties, events of default, rights or remedies which are in the aggregate on terms less favorable to the Lenders, or (iv) provide for collateral securing Indebtedness thereunder which is more extensive than the Collateral, or provide for guaranties from Subsidiaries or other Persons that are not required to deliver Guaranties under this Agreement, unless in each case such collateral or guaranty is also provided to the Administrative Agent or the Collateral Agent for the benefit of the Lenders.

(b)           Rights in Respect of Collateral.  Each of the Borrower and Holdings agree, on behalf of itself and on behalf of each of the other Loan Parties, that (i) in the event that Borrower, Holdings or any other Loan Party enters into or is a party to any agreement relating to Collateral that gives holders of Permitted Additional Secured Indebtedness (or any agent acting on their behalf) any rights, benefits or interests that are not given to the Administrative Agent or the Collateral Agent acting for the benefit of the Lenders, then the Borrower, Holdings or such other Loan Party, as applicable, shall notify the Administrative Agent and the Collateral Agent thereof and shall enter into such additional agreements as may be requested by the Administrative Agent and the Collateral Agent in order to give to the Administrative Agent and the Collateral Agent rights, benefits and interests that are not less than those given to the holders of Permitted Additional Secured Indebtedness (or any agent acting on their behalf), and (ii) in the event that any of the Permitted Additional Secured Documents give to holders of Permitted Additional Secured Indebtedness (or any agent acting on their behalf) any rights, benefits or interests relating to Collateral that the Administrative Agent does not have pursuant to the Collateral Documents, then the applicable Collateral Documents shall be automatically amended so as to give to the Administrative Agent such rights, and the Administrative Agent shall have such rights to the same extent as such holders of Permitted Additional Secured Indebtedness (or agent acting on their behalf).

(c)           Amendments to Junior Lien Documents.  The Borrower and Holdings will not, and will not permit any of their respective Subsidiaries to enter into any amendment to any Junior Lien Document or enter into any new Junior Lien Document other than in accordance with the applicable intercreditor agreement.  The Borrower shall provide a copy of any such amendment or new Junior Lien Document substantially concurrently with the closing thereof.

ARTICLE 7

EVENTS OF DEFAULT

7.1           Events of Default.  Each of the following events shall be an Event of Default:

(a)           the Borrower or any successor shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower (or any successor) shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof (after giving effect to any grace period specified herein or therein with respect thereto); or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)           (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to Holdings or the Borrower only), Section 5.7(a) or Article 6 of this Agreement (other than Sections 6.12 and 6.13 to the extent such default is a result of the activities of such Loan Party’s Joint Venture) or Section 4.3 or Section 4.4(c) of the Security Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower (or any successor) from the Administrative Agent or any Lender; or

(e)           Holdings, the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guaranty Obligation, but excluding the Loans) on the due date with respect thereto (after giving effect to any grace period with respect thereto); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, if (in the case of this clause (iii)) the effect of such default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guaranty Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(f)            (i) Holdings, the Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower (or any successor) or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Requisite Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower (or any successor) or any ERISA Affiliate shall, or in the reasonable opinion of the Requisite Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan, which event or condition specified in any of clauses (i) through (v) above, together with all other such events or conditions, if any, could, in the reasonable judgment of the Requisite Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days after the entry thereof; or

(i)            any of the Collateral Documents shall cease, for any reason, to be in full force and effect, or any Loan Party, any Affiliate of any Loan Party, any other party thereto or any holders of Permitted Additional Secured Indebtedness (or any agent for such holders) shall so assert or shall contest the validity, perfection or priority of any Lien in any Collateral purported to be covered thereby, or any Lien created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, or any holders of Permitted Additional Secured Indebtedness (or any agent for such holders) fail to comply with the terms of the applicable intercreditor agreement, in any material respect; or

(j)            the guaranty of any Guarantor contained in the Guaranty shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)           either (i) so long as the LLC exists, (x) the Sponsor shall cease to have the power to vote or direct the appointment of a majority of the board of managers or other governing body of the LLC (determined on a fully diluted basis), (y) the LLC shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings (or any successor) (determined on a fully diluted basis), or (z) the LLC shall cease to own and control, of record and beneficially, at least 66-2/3% (exclusive of the effect of any ownership or control by the Permitted Noteholder Investors) of each class of outstanding Capital Stock of Holdings (or any successor) free and clear of all Liens (except Liens created by the Security Agreement) or (ii) in any case where the LLC no longer exists, the Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings (or any successor) (determined on a fully diluted basis); or

(l)            (i) the Permitted Investors shall cease to own of record and beneficially, directly or indirectly, an amount of common stock of Holdings (or any successor) equal to at least 66-2/3% (exclusive of the effect of any ownership by the Permitted Noteholder Investors) of the amount of common stock of Holdings (or any successor) owned, directly or indirectly, by the Permitted Investors as of the Formation Date; (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the LLC, Permitted Noteholder Investors and Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 33-1/3% of the outstanding common stock of Holdings (or any successor); (iii) the board of directors of Holdings (or any successor) shall cease to consist of a majority of Continuing Directors; (iv) prior to the Permitted Merger, Merisant Worldwide shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Merisant Company free and clear of all Liens (except Liens created by the Security Agreement); or (v) any “Change of Control” as defined in the Senior Subordinated Notes Indenture or Senior Subordinated Discount Notes Indenture, so long as such applicable indenture shall be in full force and effect, shall have occurred or exist, other than any such “Change of Control” as has been waived or amended or with respect to which the holders of Indebtedness under such applicable indenture have agreed not to enforce their remedies relating to the occurrence or existence of such “Change of Control”, all in accordance with the terms and conditions of such applicable indenture; or

(m)          prior to the Permitted Merger and except to the extent otherwise expressly permitted in this Agreement, Merisant Worldwide shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of Merisant Company, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party and (z)  obligations with respect to its Capital Stock, the Permitted PIK Notes of the Senior Subordinated Discount Notes, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by Merisant Company in accordance with Section 6.6 pending application in the manner contemplated by said Section) and cash equivalents) other than ownership of shares of Stock of Merisant Company; or

(n)           an event of default shall occur under any Junior Lien Document.

7.2           Remedies.  During the continuance of any Event of Default, the Administrative Agent (i) may, and shall at the request of the Requisite Lenders, by notice to the Borrower (or any successor) declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to issue any Letter of Credit shall immediately terminate, or (ii) may and shall at the request of the Requisite

Lenders, by notice to the Borrower (or any successor), declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement or the other Loan Documents (other than any Obligations with respect to Hedging Contracts) to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower (or any successor); provided, however, that upon the occurrence of the Event of Default specified in Section 7.1(f) in connection with any Loan Party, (A) the Commitments of each Lender to make Loans and of each Lender and Issuer to issue or participate in Letters of Credit shall automatically be terminated and (B) the Loans, all such interest and all such amounts and Obligations (other than any Obligations with respect to Hedging Contracts) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower (or any successor).  In addition to the remedies set forth above, the Administrative Agent or the Collateral Agent, as applicable may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

7.3           Actions in Respect of Letters of Credit.  Upon the Revolving Credit Termination Date or as required by Section 2.9, the Borrower (or any successor) shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 9.8, for deposit in a Cash Collateral Account an amount, which when combined with any amounts therein previously deposited in accordance with clause (x)(B)(ii) or clause (y)(B)(ii) of Section 2.4(b), equals the sum of all outstanding Letter of Credit Obligations. The Administrative Agent may, from time to time after funds are so deposited in such Cash Collateral Account, apply such funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13(f), as shall have become or shall become due and payable by the Borrower (or any successor) to the Issuers or Revolving Credit Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give the Borrower (or any successor) written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application; provided further that all amounts on deposit in the Cash Collateral Account (other than those deposited in accordance with clause (x)(B)(ii) or clause (y)(B)(ii) of Section 2.4(b) or Section 2.9(f)) at any time shall promptly be paid to the Borrower (or any successor) if no Event of Default shall be continuing at such time.

ARTICLE 8

THE ADMINISTRATIVE AGENT; THE COLLATERAL AGENT;
AND THE AGENTS

8.1           Authorization And Action.

(a)           Each Lender and each Issuer hereby appoints Credit Suisse as the Administrative Agent hereunder and Credit Suisse hereby accepts such appointment.  Each

Lender and each Issuer hereby appoints Credit Suisse, as the Collateral Agent hereunder and Credit Suisse, hereby accepts such appointment.  Each Lender and each Issuer authorizes the Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents, as applicable, as are delegated to the Administrative Agent and Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limitation of the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent and Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent or Collateral Agent is a party and to exercise all rights, powers and remedies that the Administrative Agent or Collateral Agent may have under such Loan Documents and that under the Collateral Documents the Collateral Agent is acting as agent for the Lenders, Issuers and the other Secured Parties.

(b)           As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent and Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and Issuers; provided, however, that the Administrative Agent or Collateral Agent shall not be required to take any action which (i) the Administrative Agent or Collateral Agent in good faith believes exposes it to personal liability unless the Administrative Agent or Collateral Agent, as applicable, receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent and Collateral Agent agree to give to each Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c)           In performing their functions and duties hereunder and under the other Loan Documents, the Administrative Agent and Collateral Agent are acting solely on behalf of the Lenders and Issuers and their duties are entirely administrative in nature. Each of the Administrative Agent and Collateral Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. Each of the Administrative Agent and Collateral Agent may perform any of its duties under any of the Loan Documents by or through its agents or employees.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the Arrangers and the documentation agent is a Lender designated as an Arranger, or documentation agent, as applicable, for title purposes only and in such capacity shall have no obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party or any Lender or Issuer and shall have no rights separate from its rights as a Lender except as expressly provided in this Agreement.

8.2           Administrative Agent’s and Collateral Agent’s Reliance, Etc.  Neither the Administrative Agent, the Collateral Agent nor any of their Affiliates or any of the respective directors, officers, agents or employees of the Administrative Agent, the Collateral Agent or any such Affiliate shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent and the Collateral Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.2; (b) may rely on the Register to the extent set forth in Section 9.2(d); (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any of the other Loan Documents; (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default; (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

8.3           The Administrative Agent Individually. With respect to its Ratable Portion, Credit Suisse shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Requisite Lenders. Credit Suisse and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as the Administrative Agent.

8.4           Lender Credit Decision. Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit.  Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

8.5                                 Indemnification. Each Lender and Issuer agrees to indemnify the Administrative Agent, the Collateral Agent and each of their Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Lender’s or Issuer’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including reasonable fees and disbursements of legal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, the Administrative Agent, the Collateral Agent or any of their Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent or the Collateral Agent under this Agreement or the other Loan Documents; provided, however, that no Lender or Issuer shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, the Collateral Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender and Issuer agrees to reimburse the Administrative Agent or the Collateral Agent promptly upon demand for its Ratable Portion of any out-of-pocket expenses (including reasonable fees and disbursements of legal counsel) incurred by the Administrative Agent or Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent or Collateral Agent is not reimbursed for such expenses by the Borrower or any other Loan Party.

8.6                                 Successor Administrative Agent or Collateral Agent.  The Administrative Agent or Collateral Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent or Collateral Agent, as applicable. If no such successor Administrative Agent or Collateral Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Collateral Agent’s giving of notice of resignation, then the retiring Administrative Agent or Collateral Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, selected from among the Lenders.  The Administrative Agent or Collateral Agent may be replaced at any time by the Requisite Lenders by giving written notice thereof to the Administrative Agent, the Collateral Agent and the Borrower. Upon any such replacement, the Requisite Lenders shall have the right to appoint a successor Administrative Agent or Collateral Agent, as applicable. If no such successor Administrative Agent or Collateral Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the giving of notice of such replacement, then the replaced Administrative Agent or Collateral Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, selected from among the Lenders.  In each case above, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent or Collateral Agent by a successor Administrative Agent or Collateral Agent, as applicable, such successor Administrative Agent or Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring

Administrative Agent or Collateral Agent, as applicable and such retiring or replaced Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as Administrative Agent or Collateral Agent, respectively, such retiring or replaced Administrative Agent or Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent or Collateral Agent, as applicable, its rights as Administrative Agent or Collateral Agent, respectively, under the Loan Documents. After such resignation, the retiring or replaced Administrative Agent or Collateral Agent shall continue to have the benefit of this Article 8 as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent under this Agreement and the other Loan Documents.

8.7                                 Concerning the Collateral and the Collateral Documents.

(a)                                  Each Lender and each Issuer agrees that any action taken by the Administrative Agent, Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent, Collateral Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and other Secured Parties. Without limiting the generality of the foregoing, the Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents; (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries; (iii) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Collateral Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Borrower’s and its Subsidiaries’ respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender or such Issuer; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents; (vi) take all such action as is necessary to release any Subsidiary Guarantor or Holdings from its obligations under the Guaranty in connection with a Disposition (other than to a Loan Party) permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement; and (vii) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Collateral Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)                                 Each of the Lenders and the Issuers hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuers:

(i)                                     against all of the Collateral, upon termination of the Commitments and payment and satisfaction in full of all Loans, Reimbursement Obligations and all other matured Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case on terms reasonably satisfactory to the Administrative Agent and the applicable Issuers);

(ii)                                  against any assets that are subject to a Lien permitted by Section 6.3(f) or Section 6.3(m); and

(iii)                               against any part of the Collateral Disposed, sold or disposed of by a Loan Party (A) if such Disposition, sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) or (B) if not pursuant to such Disposition, sale or disposition, (x) against Collateral with a book value of up to $1,000,000, if such release is consented to by the Requisite Lenders or (y) any part of the Collateral in excess of such amount, if such release is consented to by all the Lenders.

Each of the Lenders and the Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 8.7 promptly upon the effectiveness of any such release.

8.8                                 Collateral Matters Relating to Related Obligations. The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or which is otherwise owed to Persons other than the Collateral Agent, the Arrangers, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Collateral Agent and all Secured Parties, that (i) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Collateral Agent is otherwise acting solely as agent for the Lenders and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations; (ii) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation; and (iii) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Collateral Agent and the Requisite Lenders, each of whom shall be entitled to act in its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby; and (iv) no holder of Related Obligations and no other Secured Party (except the Collateral Agent, the Arrangers, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents; and (v) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except as expressly provided in Section 9.6.

ARTICLE 9

MISCELLANEOUS

9.1                                 Amendments. Waivers. Etc.

(a)                                  No amendment or waiver of any provision of this Agreement or any other Loan Document (other than any Hedging Contract) nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders, do any of the following:

(i)                                     waive any of the conditions specified in Section 3.1 or Section 3.2 except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders;

(ii)                                  increase the Commitments of such Lender or subject such Lender to any additional obligations; provided, however, that any such increase with respect to the Tranche A (Euro) Term Loan, Tranche B Term Loan or the Revolving Loan Commitments shall require the consent of the Requisite Tranche A (Euro) Term Loan Lenders, the Requisite Tranche B Term Loan Lenders or the Requisite Revolving Credit Lenders, as the case may be;

(iii)                               extend the scheduled final maturity of any Loan due to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment of principal on such Loan or reduction of the Commitments of such Lender (it being understood that Section 2.9 does not provide for scheduled dates fixed for payment or reduction);

(iv)                              reduce the principal amount of any Loan or Reimbursement Obligation due to such Lender (other than by the payment or prepayment thereof);

(v)                                 reduce the rate of interest on any Loan or Reimbursement Obligations outstanding to such Lender or any fee payable hereunder to such Lender (other than a waiver of the application of any default rate of interest or default fees in respect of Letters of Credit);

(vi)                              postpone any scheduled date fixed for payment of interest or fees due to such Lender or amend the definition of “Interest Period” so as to permit intervals greater than six months;

(vii)                           change the aggregate Ratable Portions of the Lenders required for any or all Lenders to take any action hereunder;

(viii)                        release the Administrative Agent’s Lien on all or substantially all of the Collateral except as provided in Section 8.7(b) or release any Subsidiary Guarantor or Holdings from its obligations under the Guaranty except in connection with any sale or other Disposition (other than to a Loan Party) permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement; or

(ix)                                amend Section 8.7(b) or this Section 9.1 or the definition of the terms “Requisite Lenders”, “Requisite Revolving Credit Lenders”, “Requisite Tranche A (Euro) Term Loan Lenders”, “Requisite Tranche B Term Loan Lenders” or “Ratable Portion”;

and provided, further, that (A) any waiver of or modification of the application of payments of the Term Loans pursuant to Section 2.9 shall require the consent of the Requisite Tranche A (Euro) Term Loan Lenders and the Requisite Tranche B Term Loan Lenders and any such waiver of or modification of the application of payments of the Revolving Loans pursuant to Section 2.9 or the reduction of the Revolving Credit Commitments pursuant to Section 2.5(b) shall require the consent of the Requisite Revolving Credit Lenders, (B) any amendment, waiver or consent of any provision of this Agreement or any other Loan Document shall be effective only in the specific instance and for the specific purpose for which given, and (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.

(b)                                 The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender; provided, however, that the written concurrence of any Lender that is a Non-Consenting Lender is not required for the execution of an Assignment and Acceptance pursuant to clause (c) of this section.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c)                                  If in connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, the Administrative Agent or a potential assignee that is acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but the Administrative Agent shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender that is acting as the Administrative Agent or such potential assignee, all of the Commitments, Term Loans and Revolving Credit Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all Term Loans and Revolving Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall not be effective until (x) the Administrative Agent shall have received from such potential assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such potential assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent or shall allow the Administrative Agent to execute on its behalf, an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if such non-consenting Lender’s Loans are evidenced by a Note) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance or deliver such note shall not render such sale and purchase (and the corresponding assignment) invalid.

(d)                                 Each Lender and holder of any Note shall be bound by any amendment, waiver or consent authorized by this Section 9.1 regardless of whether its Notes shall be marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this Section shall bind any person subsequently acquiring a Note from it, whether or not such Note shall be so marked.

9.2                                 Assignments and Participations.

(a)                                  Subject to the conditions set forth in Section 9.2(b), each Lender may sell, transfer, negotiate or assign to one or more assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans, the Revolving Loans, the Swing Line Loans and the Letters of Credit), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(i)                                     the Administrative Agent; and

(ii)                                  in the case of an assignment of all or a portion of the Revolving Credit Commitment or Revolving Credit Outstandings of any Lender, each Issuer and the Swing Line Loan Lender; provided, however, no Lender shall assign to persons designated by the Borrower in writing from time to time and reasonably acceptable to the Administrative Agent.

(b)                                 Assignments shall be subject to the following conditions:

(i)                                     except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender:

(A)                  in the case of any Term Loan, the aggregate amount being assigned pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not (if less than the Assignor’s entire interest in such Term Loan) be less than $1,000,000 (if a Tranche B Term Loan) or €1,000,000 (if a Tranche A (Euro) Term Loan);

(B)                    in the case of any Revolving Credit Commitment or Revolving Credit Outstandings, the aggregate amount of the Revolving Credit Commitment (or, if the Revolving Credit Commitments have been reduced to zero, the Dollar Equivalent of the Revolving Credit Outstandings) being assigned to such assignment (determined as of the date the Assignment and Assumption with respect to such assignment if delivered to the Administrative Agent) shall not (if less than the Assignor’s entire interest in the Revolving Credit Facility) be less than $1,000,000;

(C)                    no Person who is (x) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”)  and/or on any other similar list  maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation; or (y) either (I) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (II) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001, as amended by Executive Order 13268 of July 2, 2002,  Executive Order 13284 of January 23, 2003, and Executive Order 13372 of February 16, 2005) or similarly designated under any related enabling legislation or any other similar executive orders (collectively, the “Executive Orders”), shall be an assignee or participant under this Section 9.2;

unless in any, such case, each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, provided, however, that this clause shall not be construed to prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)                               if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitment, such assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitment;

(iv)                              if any such assignment shall be of the assigning Lender’s Tranche A (Euro) Term Loans and Tranche A (Euro) Term Loan Commitment, such assignment shall cover the same percentage of such Lender’s Tranche A (Euro) Term Loans and Tranche A (Euro) Term Loan Commitment;

(v)                                 if any such assignment shall be of the assigning Lender’s Tranche B Term Loan and Tranche B Term Loan Commitment, such assignment shall cover the same percentage of such Lender’s Tranche B Term Loan and Tranche B Term Loan Commitment;

(vi)                              the parties to each such assignment shall (A) electronically execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance via an electronic settlement system acceptable to the

Administrative Agent (which initially shall be ClearPar, LLC) or (B) manually execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with in the case of clause (B), a processing and recordation fee of US$3,500;

(vii)                           the assignee, if not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the applicable tax forms, duly completed by such assignee; and

(viii)                        if the assigning Lender’s Loans are evidenced by a Note, the Assignor shall deliver to the Administrative Agent any Note subject to such assignment.

Any such assignment need not be ratable as among the Tranche A (Euro) Term Loan Facility, the Tranche B Term Loan Facility or the Revolving Credit Facility.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Section 9.2(a) and (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.2(h).  If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 9.2(b)(i)), the Borrower shall be deemed to have given its consent five Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent or ClearPar) to the Borrower unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(c)                                  Upon such execution, delivery, acceptance and recording of an Assignment and Acceptance, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and if such Lender were an Issuer, of such Issuer hereunder and thereunder, and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except those which survive the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(d)                                 The Administrative Agent shall maintain at its address referred to in Section 9.8 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Commitments of and principal amount of the Loans and Letter of Credit Obligations owing to each Lender from time to time (the “Register”).  Any assignment pursuant to this Section 9.2 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The entries in the Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee required by paragraph (b)(vi) above (if any), the applicable tax forms completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and, if required, the written consent of the Borrower, the Administrative Agent, each Issuer and the Swing Line Loan Lender to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of a notice, from the Administrative Agent, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1, B-2 or B-3 hereto, as applicable.

(f)                                    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the related Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, such party will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.2, any SPC may (i) with notice to, but without the prior written consent of, the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.  This Section 9.2(f) may not be amended without the written consent of each SPC.

(g)                                 In addition to the other assignment rights provided in this Section 9.2, each Lender may assign, as collateral or otherwise, a security interest in any of its rights under this Agreement (including rights to payments of principal or interest on the Loans) to (i) any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board without notice to or consent of the Borrower or the Administrative Agent and (ii) any trustee for the benefit of the holders of such Lender’s Securities; provided, however, that no such assignment shall release the assigning Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)                                 Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights which such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of the Administrative Agent’s Lien on all or substantially all of the Collateral other than in accordance with Section 8.7(b). In the event of the sale of any participation by any Lender, (A) such Lender’s obligations under the Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (C) such Lender shall remain the holder of such Obligations for all purposes of this Agreement, and (D) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Section 2.14(c), (d) and (e), Section 2.15 and Section 2.16 as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to pay to any participant of any interest of any Lender, under Section 2.14(c), (d) and (e), Section 2.15 or Section 2.16 any sum in excess of the sum which the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold.

(i)                                     Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Borrower, the Administrative Agent, such Issuer and such Lender. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 9.2, then, as of the effective date of such cessation, such Issuer’s obligations to issue Letters of Credit pursuant to Section 2.4 shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

9.3                                 Costs and Expenses.

(a)                                  The Borrower (or any successor) agrees to pay, or reimburse the Administrative Agent and the Collateral Agent for, all of the Administrative Agent’s and Collateral Agent’s reasonable and documented internal and external audit, legal, appraisal, valuation, filing, syndication, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s and Collateral Agent’s counsel, Skadden, Arps, Slate, Meagher and Flom, LLP, and any other local and special legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents) incurred by the Administrative Agent or the Collateral Agent in connection with (i) the Administrative Agent’s or Collateral Agent’s audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation and execution of the Loan Documents and the Administrative Agent’s or Collateral Agent’s periodic audits of the Borrower and its Subsidiaries, as the case may be; provided, however, that, except during such time as a Default or Event of Default shall have occurred and be continuing, the Borrower (or any successor) shall have to pay or reimburse the Administrative Agent and the Collateral Agent for costs and expenses in respect of only one such periodic audit during any Fiscal Year; (ii) the preparation, negotiation, execution and interpretation of this Agreement (including the satisfaction or attempted satisfaction of any of the conditions set forth in Article 3), the Loan Documents and any proposal letter or commitment letter issued in connection therewith and the making of the Loans hereunder; (iii) the creation, perfection or protection of the Liens under the Loan Documents (including any reasonable fees and expenses for local and special counsel in various jurisdictions); (iv) the ongoing administration of this Agreement and the Loans (other than ordinary overhead expenses of the Administrative Agent in connection with such administration), including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents; (v) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, this Agreement or any of the other Loan Documents; (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent and/or the Collateral Agent is served or deposition or other proceeding in which the Administrative Agent and/or the Collateral Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, this Agreement or any of the other Loan Documents; and (viii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

(b)                                 The Borrower (or any successor) further agrees to pay or reimburse the Administrative Agent, the Collateral Agent and each of the Lenders and Issuers for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, the Collateral Agent such Lenders or Issuers (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

(c)                                  All amounts payable under this Section 9.3 shall become due and payable on the Closing Date (with respect to costs and expenses incurred on or prior to the Closing Date for which the Borrower shall have received a request on or prior to the Closing Date) or on the date 30 days after written demand therefor (with respect to any other costs and expenses). Any such request or demand shall be accompanied by invoices or other documentation containing reasonably sufficient detail as to all such amounts so payable (except that privileged or confidential information may be excluded therefrom).

9.4                                 Indemnities.

(a)                                  The Borrower (or any successor) agrees to indemnify and hold harmless the Administrative Agent, the Collateral Agent, the Arrangers, each Lender and each Issuer and each of their respective Affiliates, and each of the directors, officers, employees, agents, representative, attorneys, trustees, consultants, advisors, controlling persons, members and successors and assigns of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article 3) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature whatsoever (including fees and disbursements of counsel to any such Indemnitee), joint or several, which may be imposed on, incurred by, or asserted or awarded against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding or the preparation of any defense in connection therewith, regardless of whether any such investigation, litigation or proceeding is brought by any Loan Party, any of its directors, securityholders or creditors, an Indemnitee or any other Person, whether any such Indemnitee is otherwise a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, the Confidential Information Memorandum, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation under this Section 9.4 to an Indemnitee with respect to any Indemnified Matter to the extent (x) caused by or resulting from the gross negligence or willful misconduct of that Indemnitee or (y) arising from the unexcused breach of any contractual commitment of such Indemnitee to the Borrower, if, in each case, a court of competent jurisdiction in a final non-appealable judgment or order establishes that such unexcused breach has occurred. Without limiting the foregoing, Indemnified Matters include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Materials of Environmental Concern on, upon or into such property or any contiguous real estate; (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries; (iii) any costs or liabilities incurred in connection with any Environmental Laws; and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 49 U.S.C. §§ 9601 et seq. and applicable state property transfer laws, whether, with respect to any of such matters, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent incurred following (A) foreclosure by the Administrative Agent, the Collateral Agent, any Lender or any Issuer, or the Administrative Agent, the Collateral Agent, any Lender or any Issuer having become the successor in interest to the Borrower or any of its Subsidiaries, and (B) acts attributable to the Administrative Agent, the Collateral Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, the Collateral Agent, or such Lender.

(b)                                 The Borrower (or any successor) shall indemnify the Administrative Agent, the Collateral Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Collateral Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c)                                  The Administrative Agent, each Lender and each Issuer agree that in the event that any such investigation, litigation or proceeding set forth in subparagraph (a) above is asserted or threatened in writing or instituted against it or any other Indemnitee, or any Remedial Action, is requested of it or any of its officers, directors, agents and employees, for which any Indemnitee may desire indemnity or defense hereunder, such Indemnitee shall notify the Borrower in writing promptly after such Indemnitee first has actual knowledge of such investigation, litigation, proceeding or Remedial Action; provided, however, that the failure of such Indemnitee to promptly provide such notice shall not reduce or eliminate the Borrower’s or its successor’s obligations under subparagraph (a) of this Section 9.4 except that, to the extent any rights or defenses of Borrower (or any successor) therein are irrevocably forfeited solely as a result of such failure, the Borrower’s (or its successor’s) obligations under subparagraph (a) of this Section 9.4 shall exclude any obligation arising solely as a result of (and that would not exist absent) such forfeiture of such rights or defenses.

(d)                                 The Borrower (or any successor), at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action and the Borrower (or any successor), in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower (or any successor) to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower (or any successor) shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s (or its successor’s) obligation and duty hereunder to indemnify and hold harmless such Indemnitee.  The Borrower (or any successor) shall not be liable in respect of any settlement of any such investigation, litigation or proceeding or requested Remedial Action without its written consent (which consent shall not be unreasonably withheld or delayed).  The Borrower (or any successor) shall not, without the prior written consent of such Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any such investigation, litigation or proceeding or requested Remedial Action.

(e)                                  Without prejudice to the survival of any other agreement of the Borrower (or any successor hereunder), the Borrower (or any successor) agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 9.4) or any other Loan Document and any obligations of the Borrower (or any successor) under Section 9.3 shall (i) survive and remain operative and in full force and effect regardless of the occurrence of the Scheduled Termination Date, the Tranche B Term Loan Maturity Date, the termination of any Commitments hereunder, the consummation of (or the failure to consummate) the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or the Notes, any investigation made by or on behalf of the Administrative Agent or any Lender and the payment in full of the Obligations and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.

(f)                                    All amounts payable under this Section 9.4 shall become due and payable on the date 30 days after written demand therefor which demand shall be accompanied by invoices or other documentation containing reasonably sufficient detail as to all such amounts so payable (except that privileged or confidential information may be excluded therefrom).  Statements payable by the Borrower pursuant to this Section 9.4 shall be submitted to the attention of chief financial officer (Telephone No. 312-840-3033) (Telecopy No. 312-840-5569), at the address of the Borrower in Illinois set forth in Section 9.8, with a copy to Holdings to the attention of

Jonathan Cole (Telephone No. 312-840-5112 (Telecopy No. 312-840-5569) at the address of Holdings set forth in Section 9.8 and a copy to the Borrower to the attention of Jonathan Cole (Telephone No. 312-840-5112 (Telecopy No. 312-840-5569) at the address of the Borrower in Illinois set forth in Section 9.8, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.

9.5                                 Limitation of Liability.  Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding relating to any Loan Document any special, exemplary, punitive or consequential damages.

9.6                                 Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including other rights of set-off) which such Lender may have.

9.7                                 Sharing of Payments. Etc.

(a)                                  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 9.3 or Section 9.4 (other than payments pursuant to Section 2.12, Section 2.13 or Section 2.14) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b)                                 If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c)                                  The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 9.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Purchasing Lender were the direct creditor of the Borrower in the amount of such participation.

9.8                                 Notices, Etc.

(a)                                  All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, unless otherwise specifically provided herein, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)                                    if to Holdings:

Merisant Worldwide, Inc.
10 South Riverside Plaza
Suite 850
Chicago, IL  60606
Attention:  Jonathan Cole
Telecopy:  (312) 840-5569
Telephone:  (312) 840-5112

(ii)                                 if to the Borrower:

Merisant Company
10 South Riverside Plaza
Suite 850
Chicago, IL  60606
Attention:  Chief Financial Officer
Telecopy:  (312) 840-5569
Telephone:  (312) 840-3033

with copies to:

Sidley Austin LLP
1 South Dearborn Street
Chicago, IL  60603
Attention:  Robert J. Lewis
Telecopy:  (312) 853-7036
Telephone:  (312) 853-7363

and:      Merisant Worldwide, Inc.
10 South Riverside Plaza
Suite 850
Chicago, IL  60606
Attention:  Jonathan Cole
Telecopy:  (312) 840-5569
Telephone:  (312) 840-5112

(iii)                               if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II or on the signature page of any applicable Assignment and Acceptance;

(iv)                              if to any Issuer, at the address set forth under its name on the signature page hereof; and

(v)                                if to the Administrative Agent:

Credit Suisse
Eleven Madison Avenue
New York, NY  10010
Attention:  Agency Loan Administrator
Telecopy:  (212) 325-8304
Telephone:  (212) 325-2000

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:  Rossie E. Turman
Telecopy:  (917) 777-2748
Telephone:  (212) 735-2748

(vi)                              if to the Collateral Agent:

Credit Suisse
Eleven Madison Avenue
New York, NY 10010
Attention:  Agency Loan Administrator
Telecopy:  (212) 325-8304
Telephone:  (212) 325-2000

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:  Rossie E. Turman
Telecopy:  (917) 777-2748
Telephone: (212) 735-2748

or at such other address as shall be notified in writing (i) in the case of the Borrower and the Administrative Agent, to the other parties and (ii) in the case of all other parties, to the Borrower and the Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device or through the internet); provided, however, that notices and communications to the Administrative Agent pursuant to Article 2, Article 5 or Article 10 shall not be effective until received by the Administrative Agent.

9.9                                 No Waiver; Remedies.  No failure on the part of any Lender, Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.10                           Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, the Administrative Agent and each Lender and Issuer and, in each case, its respective successors and assigns, except that neither Holdings nor the Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders or as permitted by Section 6.4(vi).

9.11                           Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, INCLUDING THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEABILITY THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12                           Submission to Jurisdiction; Service of Process.

(a)                                  Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(i)                                     submits for itself and its property in any legal action or proceeding relating to this Agreement or any other Loan Document to which it is a party,

or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii)                                  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)                               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be, at its address specified in Section 9.8; and

(iv)                              agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b)                                 If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in an Applicable Currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Applicable Currency with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given, for the purchase of the Applicable Currency, for delivery two Business Days thereafter.  The obligation of the Borrower (or any successor) in respect of any such sum due to any Lender or other Secured Party (the “Applicable Lender”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the Applicable Currency in which such is stated to be due under such Loan Document (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Applicable Lender of any sum adjudged to be so due in the Judgment Currency, the Applicable Lender may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Lender in the Agreement Currency, the Borrower (and its successor) agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Lender against such loss.  The obligations of the Borrower (or any successor) contained in this Section 9.12(b) shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

9.13                           Waiver of Jury Trial.  EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LENDERS, THE ISSUERS, HOLDINGS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR

PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

9.14                           Marshaling; Payments Set Aside.  None of the Administrative Agent, the Collateral Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Collateral Agent, the Lenders or the Issuers or any of such Persons receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

9.15                           Section Titles.  The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

9.16                           Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

9.17                           Entire Agreement.  This Agreement, together with the fifth paragraph of the Engagement Letter and Section 1(b) of the Appointment Letter, all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.  In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

9.18                           Confidentiality.  Each Lender, the Collateral Agent and the Administrative Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s, the Collateral Agent’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it will use such information only in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender’s, the Collateral Agent’s or the Administrative Agent’s, as the case may be, employees, representatives and agents who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender, the Collateral Agent or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, or (d) to assignees or participants or potential assignees or participants or a Lender’s secured  creditor, in each case who agree to be bound by the provisions of this Section 9.18.  Notwithstanding any other provision in this Agreement, the Borrower, Holdings, each Lender, each Issuer, the Collateral Agent and the Administrative Agent hereby agree that each of the Lenders, the Issuers, the Collateral Agent and the Administrative Agent (and each of their respective officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all Persons, without limitation of any kind, the United States tax treatment and United States tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to each of them relating to such United States tax treatment and United States tax structure.

9.19                           Waiver of Usury Defense.  To the extent permitted by applicable law, each of Holdings and the Borrowers agrees that it will not assert, plead (as a defense or otherwise) or in any manner whatsoever claim (and will actively resist any attempt to compel it to assert, plead or claim) in any action, suit or proceeding that the effective interest rate on any Loan violates present or future usury or other laws relating to the interest payable on any Obligations and will not otherwise avail itself (and will actively resist any attempt to compel it to avail itself) of the benefits or advantages of any such laws.

9.20                           Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower, any other Loan Party or any of their respective subsidiaries herein or in the certificates or other instruments prepared or delivered in connection with this Agreement, any of the Collateral Documents or any other Loan Document which shall be considered to have been relied upon by the Lenders and the Administrative Agent shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of the Notes, notwithstanding any investigation heretofore or hereafter made (or any prior or future participation in the preparation or delivery of any such documents or schedules thereto) by any of them (or by any employees, agents, attorneys, consultants and advisors thereof or thereto).

9.21                           USA Patriot Act. Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the Patriot Act.

9.22                           Waiver and Consent.  Notwithstanding anything contained in Section 7.1(c) to the contrary, the prepayment of the Prior Second Lien Credit Facility shall be permitted, and the Lenders hereby waive any and all rights pursuant to any Event of Default under Section 7.2, solely it pertains to such prepayment; provided that the conditions set forth in Section 3.3 shall be satisfied or waived prior to, or concurrent with, such prepayment.

9.23                           Permitted Merger.  Without limiting the provisions in Section 6.4(vi), Merisant Worldwide and Merisant Company shall enter into negotiations with the Administrative Agent and the Collateral Agent to, and the Lenders hereby direct the Administrative Agent and the Collateral Agent, each on behalf of the Lenders, to reflect equitably the Permitted Merger in the Loan Documents with the desired result that the Surviving Entity maintain the equivalent rights, responsibilities and Obligations as Holdings and the Borrower have in the aggregate on the date immediately prior to such merger or consolidation thereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MERISANT COMPANY

By:	/s/ DIANA S. FERGUSON
Name:	Diana S. Ferguson
Title:	Chief Financial Officer

MERISANT WORLDWIDE, INC.

By:	/s/ DIANA S. FERGUSON
Name:	Diana S. Ferguson
Title:	Chief Financial Officer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Administrative Agent, Collateral Agent,
a Lender and an Issuer

By:	/s/ VANESSA GOMEZ
Name:	Vanessa Gomez
Title:	Vice President

By:	/s/ JAMES NEIRA
Name:	James Neira
Title:	Associate

CREDIT SUISSE SECURITIES (USA) LLC, as Co-Arranger and Bookrunner

By:	/s/ JEFFREY COHEN
Name:	Jeffrey Cohen
Title:	Managing Director

JEFFERIES FINANCE LLC, as Co- Arranger and Documentation Agent

By:	/s/ E. J. HESS
Name:	E. J. Hess
Title:	Managing Director

Jeffries Finance LLC
as a Lender

By:	/s/ E. J. HESS
Name:	E. J. Hess
Title:	Managing Director

Barclays Bank PLC
as a Lender

By:	/s/ GREGORY R. PERRY
Name:	Gregory R. Perry
Title:	Attorney-In-Fact

Citibank, N.A.,
as a Lender

By:	/s/ THOMAS A. NEVILLE
Name:	Thomas A. Neville
Title:	Attorney-In-Fact

Bank of America, N.A.
as a Lender

By:	/s/ MICHAEL ROOF
Name:	Michael Roof
Title:	Vice President

Grand Central Asset Trust, TPG Series
as a Lender

By:	/s/ RICHARD NEWCOMB
Name:	Richard Newcomb
Title:	Attorney-in-fact

Wachovia Bank, National Association
as a Lender

By:	/s/ JILL W. AKRE
Name:	Jill W. Akre
Title:	Managing Director

LaSalle Bank National Association
as a Lender

By:	/s/ ERIN M. FREY
Name:	Erin M. Frey
Title:	VP

Grand Central Asset Trust, CED Series
as a Lender

By:	/s/ JANET HAACK
Name:	Janet Haack
Title:	As Attorney In Fact

CF Special Situation Fund I LP
as a Lender

By:	/s/ ROBERT CLUTTERBUCK
Name:	Robert Clutterbuck
Title:	Partner

Grand Central Asset Trust, RCG Series
as a Lender

By:	/s/ JANET HAACK
Name:	Janet Haack
Title:	As Attorney In Fact

REGIMENT CAPITAL, LTD

By:	Regiment Capital Management, LLC
as its Investment Advisor

By:	Regiment Capital Advisors, LP
its Manager and pursuant to delegated
authority

Mark A. Brostowski
as a Lender

By:	/s/ MARK A. BROSTOWSKI
Name:	Mark A. Brostowski
Title:	Authorized Signatory

PRESIDENT & FELLOWS OF HARVARD
COLLEGE

By:	Regiment Capital Management, LLC
as its Investment Advisor

By:	Regiment Capital Advisors, LP
its Manager and pursuant to delegated
authority

Mark A. Brostowski
as a Lender

By:	/s/ MARK A. BROSTOWSKI
Name:	Mark A. Brostowski
Title:	Authorized Signatory

Bear Stearns Investment Products Inc.
as a Lender

By:	/s/ JOHN McDERMOTT
Name:	John McDermott
Title:	Vice President